Exhibit 99.1

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT MAY BE REVISED TO REFLECT EVENTS THAT OCCUR AFTER THE DATE HEREOF BUT PRIOR TO BANKRUPTCY COURT APPROVAL OF THE DISCLOSURE STATEMENT.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: AMERICAN APPAREL, INC., et al., Debtors.	: : : : : : :	Chapter 11 Case No. 15-12055 (BLS) (Jointly Administered)

DISCLOSURE STATEMENT FOR JOINT PLAN OF  REORGANIZATION
PROPOSED BY THE DEBTORS AND DEBTORS IN POSSESSION

JONES DAY
Richard L. Wynne (admitted pro hac vice)
Erin N. Brady (admitted pro hac vice)
555 South Flower Street, 50th Floor
Los Angeles, California 90071
Telephone: (213) 489-3939
Facsimile: (213) 243-2539
Scott J. Greenberg (admitted pro hac vice)
Michael J. Cohen (admitted pro hac vice)
222 East 41st Street
New York, New York 10017
Telephone: (212) 326-3939
Facsimile: (212) 755-7306
– and –
PACHULSKI STANG ZIEHL & JONES LLP
Laura Davis Jones (DE Bar No. 2436)
James E. O'Neill (DE Bar No. 4042)
919 North Market Street, 17th Floor
Wilmington, Delaware 19801
Telephone: (302) 652-4100
Facsimile: (302) 652-4400
ATTORNEYS FOR DEBTORS
PROPOSED ATTORNEYS FOR THE DEBTORS
AND DEBTORS IN POSSESSION

Dated: October 15, 2015

IMPORTANT INFORMATION FOR YOU TO READ

THE DEADLINE TO VOTE ON THE PLAN IS [DATE], 201[_]
AT 5:00 P.M. PREVAILING EASTERN TIME, UNLESS EXTENDED BY THE DEBTORS (THE "VOTING DEADLINE").
FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE AS DESCRIBED HEREIN.
PLEASE BE ADVISED THAT ARTICLE IX OF THE PLAN CONTAINS RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS. YOU SHOULD REVIEW AND CONSIDER THE PLAN CAREFULLY BECAUSE YOUR RIGHTS MAY BE AFFECTED THEREUNDER.
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American Apparel, Inc., American Apparel (USA), LLC, American Apparel Retail, Inc., American Apparel Dyeing & Finishing, Inc., KCL Knitting, LLC and Fresh Air Freight, Inc., as debtors and debtors in possession (collectively, the "Debtors" and, together with their affiliates and subsidiaries, the "Company"), are providing you with the information in this Disclosure Statement (as amended, supplemented and modified from time to time, the "Disclosure Statement") because you may be a creditor entitled to vote on the Plan.
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The Debtors believe that the Plan is in the best interests of their creditors and other stakeholders. All creditors entitled to vote thereon are urged to vote in favor of the Plan. A summary of the voting instructions is set forth herein, beginning on page 35 of this Disclosure Statement, and in the Disclosure Statement Order. More detailed instructions are contained on the Ballots distributed to the creditors entitled to vote on the Plan. To be counted, your Ballot must be duly completed, executed and actually received by the Voting Agent by 5:00 p.m., prevailing Eastern time, on [DATE], 201[_], unless extended by the Debtors.
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The effectiveness of the proposed Plan is subject to material conditions precedent, some of which may not be satisfied or waived. See Section V.I. There is no assurance that these conditions will be satisfied or waived.
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This Disclosure Statement is the only document to be used in connection with the solicitation of votes on the Plan. Subject to the statutory obligations of a statutory creditors' committee to provide access to information to creditors, no person is authorized by any of the Debtors in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation other than as contained in this Disclosure Statement and the exhibits attached hereto or incorporated by reference or referred to herein. If given or made, such information or representation may not be relied upon as having been authorized by any of the Debtors. Although the Debtors will make available to creditors entitled to vote on the Plan such additional information as may be required by applicable law prior to the Voting Deadline, the delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time after the date hereof.
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ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED AS EXHIBIT 1 AND THE RISK FACTORS DESCRIBED UNDER SECTION X, PRIOR TO SUBMITTING BALLOTS IN RESPONSE TO THIS SOLICITATION.

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The summaries of the Plan and other documents contained in this Disclosure Statement are qualified in their entirety by reference to the Plan itself, the exhibits thereto (the "Confirmation Exhibits") and documents described therein as Filed prior to approval of this Disclosure Statement or subsequently as Plan Supplement materials. In the event that any inconsistency or conflict exists between this Disclosure Statement and the Plan, the terms of the Plan will control. Except as otherwise indicated, the Debtors will File all Confirmation Exhibits with the Bankruptcy Court and make them available for review at the Debtors' document website located online at http://www.gardencitygroup.com/cases-info/AAI (the "Document Website") no later than seven days before the Voting Deadline (or such later date as may be approved by the Bankruptcy Court).
This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by the Debtors. The Debtors reserve the right to modify the Plan consistent with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, subject to the Restructuring Support Agreement.
The statements contained in this Disclosure Statement are made only as of the date of this Disclosure Statement, and there can be no assurance that the statements contained herein will be correct at any time after this date. The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the financial information regarding the Debtors and the liquidation analysis relating to the Debtors, is included for purposes of soliciting acceptances of the Plan, but is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations as part of the Debtors' attempt to settle and resolve their Liabilities pursuant to the Plan. This Disclosure Statement will not be admissible in any non-bankruptcy proceeding, nor will it be construed to be conclusive advice on the tax, securities or other legal effects of the Plan as to Holders of Claims against, or Interests in, either the Debtors or the Reorganized Debtors. Except where specifically noted, the financial information contained in this Disclosure Statement and in its exhibits has not been audited by a certified public accountant and has not been prepared in accordance with generally accepted accounting principles in the United States.
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FORWARD-LOOKING STATEMENTS
This Disclosure Statement contains forward-looking statements based primarily on the current expectations of the Debtors and projections about future events and financial trends affecting the financial condition of the Debtors' and the Non-Debtor Affiliates' businesses and assets. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described below under the caption "Plan-Related Risk Factors" in Section X. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Disclosure Statement may not occur, and actual results could differ materially from those anticipated in the forward-looking statements. The Debtors do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
This Disclosure Statement has been prepared in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016 and not necessarily in accordance with federal or state securities laws or other non-bankruptcy laws. This Disclosure Statement has not been approved or disapproved by the United States Securities and Exchange Commission (the "SEC"), any state securities commission or any securities exchange or association nor has the SEC, any state securities commission or any securities exchange or association passed upon the accuracy or adequacy of the statements contained herein.

QUESTIONS AND ADDITIONAL INFORMATION

If you would like to obtain copies of this Disclosure Statement, the Plan or any of the documents attached hereto or referenced herein, or have questions about the solicitation and voting process or the Debtors' Chapter 11 Cases generally, please contact Garden City Group, LLC, the Voting Agent, by either (i) visiting the Document Website at http://www.gardencitygroup.com/cases-info/AAI or (ii) calling (877) 940-7795.

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11.Distributions to Holders of Disputed Claims................................56
12.Distributions to Holders of Allowed General Unsecured Claims..57

5.If current estimates of Allowed Secured, Administrative or Priority Claims prove inaccurate, New American Apparel's financial condition could be materially and adversely affected...................61
6.New American Apparel's ability to use the Debtors' pre-emergence tax attributes may be significantly limited under the United States Federal Income Tax Rules..............................................................61
B.New American Apparel's Financial Condition and Indebtedness..............61
1.New American Apparel's operations might not be profitable after the Effective Date, which could have an adverse impact on the value of Reorganized American Apparel Equity Interests.............62

2.Restrictions imposed by agreements governing indebtedness incurred by New American Apparel or market conditions may limit New American Apparel's ability to obtain additional liquidity......62
3.Projections of future performance by New American Apparel are based on assumptions which may not prove accurate and many of which are outside the control of New American Apparel..............62
4.Changes to New American Apparel's business plan may cause material adverse changes to New American Apparel's business....63
C.Risks Relating to the Debtors' Business and General Economic Risk Factors........................................................................................................63
1.Turnover of key executives and the Board of Directors and difficulty of recruiting and retaining key employees could have a material adverse impact on New American Apparel's business.....63
2.The termination of the Debtors' prior chief executive officer could continue to have a material adverse impact on New American Apparel's business..........................................................................63
3.Any inability to retain the continued services of key personnel or to identify, hire and retain additional qualified personnel will harm New American Apparel's ability to grow and compete..................63
4.Litigation in the ordinary course of business may adversely affect New American Apparel's business.................................................64
5.Increases in the number and magnitude of personal injury claims could adversely affect New American Apparel's operating results64
6.Any inability by New American Apparel to maintain the value and image of its brand would likely result in a decline in sales...........64
7.Failure to adequately protect trademarks and other intellectual property rights could diminish the value of New American Apparel's brand and reduce demand for New American Apparel merchandise...................................................................................64
8.Seasonal fluctuations in results of operations could have a disproportionate effect on New American Apparel's overall financial condition and results of operations.................................64
9.New American Apparel's plans to expand product offerings and sales channels might not be successful, and implementation of these plans might divert operational, managerial and administrative resources, which could impact New American Apparel's competitive position......................................................................65

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10.New American Apparel's ability to attract customers to its stores will depend on the success of the shopping areas in which the stores are located...........................................................................65
11.Remodeling of existing stores and expanding the business internationally may strain New American Apparel's resources, adversely impact the performance of existing stores, and delay or prevent successful penetration into international markets.............66
12.Significant fluctuations in exchange rates between the U.S. dollar and foreign currencies may adversely affect New American Apparel's revenues, operating income, net income, earnings per share and cash flows......................................................................66
13.Utilization of foreign suppliers and selling into foreign markets may subject New American Apparel to numerous risks associated with international business that could increase its costs or disrupt the supply of its products, resulting in a negative impact on New American Apparel's business and financial condition...................67
14.Cost increases in, or shortages of, the materials or labor used to manufacture New American Apparel's products could negatively impact its business and financial condition...................................67
15.New American Apparel's manufacturing operations likely will be located in higher-cost geographic locations, placing it at a possible disadvantage to competitors that have a higher percentage of their manufacturing operations overseas and/or in lower-cost locations in the United States........................................................................68
16.New American Apparel's likely reliance on operational facilities located in the same vicinity will make its business susceptible to local and regional disruptions or adverse conditions.....................68

20.Failure to protect the integrity and security of New American Apparel's information systems and customers' information could materially adversely affect New American Apparel's results of operations, damage its reputation and expose New American Apparel to litigation.......................................................................69

21.Changes in immigration laws or enforcement actions or investigations under such laws could materially adversely affect New American Apparel's labor force, manufacturing capabilities, operations and financial results.....................................................69
22.Changes to, or violations of, customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws could require New American Apparel to modify its current business practices and incur increased costs................70
23.Third party failure to deliver merchandise to stores and customers could result in lost sales or reduced demand for New American Apparel's merchandise...................................................................70
24.New American Apparel will have potential exposure to credit risks on its wholesale sales.....................................................................70
25.New American Apparel will operate in highly competitive retail and apparel industries and its market share may be adversely impacted at any time by the significant number of competitors in these industries that may compete more effectively than New American Apparel..........................................................................71
26.Purchases of retail apparel merchandise are generally discretionary and economic conditions may cause a decline in consumer spending which could adversely affect New American Apparel's business and financial performance...............................................71
27.An inability to gauge fashion trends and react to changing consumer preferences in a timely manner could result in a decrease of New American Apparel's sales..................................................72
28.Elimination or scaling back of U.S. import protections would weaken an important barrier to the entry of foreign competitors who produce their merchandise in lower labor cost locations, which could place New American Apparel at a disadvantage to those competitors...........................................................................72
29.Current environmental laws, or laws enacted in the future, may harm New American Apparel's business........................................72
D.Risks Related to Reorganized American Apparel Equity Interests............72
1.Holders of Reorganized American Apparel Equity Interests may not be able to recover in future cases of bankruptcy, liquidation or reorganization................................................................................72
2.There is not an established market for Reorganized American Apparel Equity Interests, and Holders will be subject to restrictions on resale and transfer under the New LLC Agreement, which could make such interests illiquid............................................................73

3.Certain holders of Reorganized American Apparel Equity Interests could have a significant degree of influence on New American Apparel and matters presented to holders of Reorganized American Apparel Equity Interests................................................................73

.	RECOMMENDATION AND CONCLUSION.....................................................87

TABLE OF EXHIBITS

EXHIBIT 1	Joint Plan of Reorganization by the Debtors and Debtors in Possession
EXHIBIT 2    Liquidation Analysis
EXHIBIT 3    Prospective Financial Information
EXHIBIT 4    Valuation Analysis
EXHIBIT 5    Restructuring Support Agreement

I.	INTRODUCTION
American Apparel, Inc. ("American Apparel"), American Apparel (USA), LLC ("AA LLC"), American Apparel Retail, Inc. ("AA Retail"), American Apparel Dyeing & Finishing, Inc. ("AA D&F"), KCL Knitting, LLC ("KCL") and Fresh Air Freight, Inc. ("Fresh Air"), as debtors and debtors in possession (collectively, the "Debtors"), submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") in connection with the solicitation of acceptances of the Joint Plan of Reorganization by the Debtors and Debtors in Possession (as amended, supplemented and modified from time to time, the "Plan"). A copy of the Plan is attached hereto as Exhibit 1.
This Disclosure Statement sets forth certain information regarding the prepetition operating and financial history of the Debtors, the events leading up to the commencement of the Chapter 11 Cases, events that have occurred during the Chapter 11 Cases and the anticipated organization, operations and capital structure of the reorganized Debtors on or after the Effective Date (the "Reorganized Debtors") if the Plan is confirmed and becomes effective. This Disclosure Statement also describes terms and provisions of the Plan, including certain effects of Confirmation of the Plan, certain risk factors (including those associated with securities to be issued under the Plan), certain alternatives to the Plan and the manner in which distributions will be made under the Plan. The Confirmation process and the voting procedures that Holders of Claims entitled to vote on the Plan must follow for their votes to be counted are also discussed herein.
The Debtors believe that the Plan is the best means to efficiently and effectively implement the restructuring of the Debtors' capital structure and provide for their emergence from bankruptcy. Additional parties who support the Plan include 100% of the lenders under the Prepetition ABL Facility, holders of over 95% in amount of the Prepetition Notes, and lenders under the Lion Credit Facility and the UK Loan (defined in the Plan as the "Supporting Parties"), each of whom have executed the Restructuring Support Agreement, which is attached hereto as Exhibit 5.
Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. Except as otherwise stated herein, all dollar amounts provided in this Disclosure Statement and in the Plan are given in United States dollars.
On [DATE], 2015, the Bankruptcy Court entered an order approving this Disclosure Statement as containing "adequate information," i.e., information of a kind and in sufficient detail to enable a hypothetical reasonable investor typical of the Holders of Claims or Interests to make an informed judgment about the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT CONSTITUTES NEITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN NOR AN ENDORSEMENT OF THE MERITS OF THE PLAN BY THE BANKRUPTCY COURT.

A.	Material Terms of the Plan
As discussed in more detail in Section V below, the Plan will allow the Debtors to strengthen their balance sheet by converting over $200 million of Prepetition indebtedness into Reorganized American Apparel Equity Interests and enabling the Debtors to obtain a material infusion of new equity and debt capital upon emergence that will permit the Debtors to exit bankruptcy protection expeditiously and with sufficient liquidity to implement their business plan. In addition, the Plan will provide distributions to general unsecured creditors in the form of units in a litigation trust and, to each class of general unsecured creditors that accepts the Plan, a portion of a $1 million cash payment.
THE DEBTORS AND THE SUPPORTING PARTIES BELIEVE THAT THE IMPLEMENTATION OF THE PLAN IS IN THE BEST INTERESTS OF EACH OF THE DEBTORS AND ITS STAKEHOLDERS. FOR ALL OF THE REASONS DESCRIBED IN THIS DISCLOSURE STATEMENT, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN BY THE VOTING DEADLINE (I.E., THE DATE BY WHICH YOUR BALLOT MUST BE ACTUALLY RECEIVED), WHICH IS [DATE], 201_ AT 5:00 P.M. PREVAILING EASTERN TIME.

As set forth in further detail below, the material terms of the Plan are as follows:

Treatment of Claims and Interests
For administrative purposes, the Plan assigns a letter to each Debtor (as set forth in the table below) and a number to each of the Classes of Claims against or Interests in the Debtors.

For consistency, similarly designated Classes of Claims and Interests are assigned the same number across each of the Debtors. Any non-sequential enumeration of the Classes is intentional to maintain consistency. Claims against and Interests in each of the Debtors are classified in up to 9 separate Classes as follows:

As further detailed in the Plan, the Plan contemplates the following treatment of Claims and Interests:
•    Administrative Claims – Each Holder of an Allowed Administrative Claim will receive Cash equal to the full Allowed amount of such Claim. These Claims are unclassified under the Plan.
•    DIP Claims – On the Effective Date, all DIP Expenses will be paid in Cash and the remaining DIP Claims will be converted into loans under the New Exit Facility Term Loan pursuant to the terms of the New Exit Financing Agreement. These Claims are unclassified under the Plan.
•    Prepetition ABL Claims – All obligations and claims in respect of or arising under the Prepetition ABL Facility will be paid in full, in Cash, on the Effective Date to the extent not previously paid pursuant to the DIP Orders. These Claims are unclassified under the Plan.
•    Priority Tax Claims – Each Holder of an Allowed Priority Tax Claim will receive, at the option of the Debtors, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, on account of and in full and complete settlement, release and discharge of such Claim, (i) Cash in an amount equal to the amount of such Allowed Priority Tax Claim or (ii) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. These Claims are unclassified under the Plan.
•    Priority Claims – Each Holder of an Allowed Priority Claim (which does not include Administrative Claims, DIP Claims or Priority Tax Claims) will receive Cash equal to the full Allowed amount of such Claim. These Claims are Unimpaired and are classified in Classes 1A through 1F under the Plan.
•    Other Secured Claims – Each Other Secured Claim will be Reinstated, paid in full (in Cash) or satisfied by delivering the collateral securing any such Allowed Other Secured Claim and paying any interest required to be paid under section 506(b) of the Bankruptcy Code. These Claims are Unimpaired and are classified in Classes 2A through 2F under the Plan.
•    Prepetition Note Secured Claim – Each Holder of an Allowed Prepetition Note Secured Claim will receive its Pro Rata share of 100% of Reorganized American Apparel Equity Interests, subject to dilution by the Management Incentive Plan Interests and the New Equity Investment Interests. Such Claims are Impaired and are classified in Classes 3A through 3F under the Plan.
•    General Unsecured Claims – Each Holder of an Allowed General Unsecured Claims will receive a distribution equal to its Pro Rata share of (i) units in the Litigation Trust and (ii) solely if the Class in which such Claim is classified accepts the Plan, the applicable GUC Support Payment, which will be paid in semi-annual installments for one year from and after the Effective Date. Such Claims are Impaired and are classified in Classes 4A through 4F under the Plan.
•    UK Guaranty Claims – Each Holder of an Allowed UK Guaranty Claim will have the UK Guaranty Reinstated, subject to Section 6 of the Restructuring Support Agreement. Such Claims are Unimpaired and are classified in Class 5A under the Plan.
•    Section 510 Claims – On the Effective Date, Section 510 Claims will be extinguished, cancelled and discharged and Holders of Section 510 Claims will receive no distributions on account of their Claims. Such Claims are Impaired and are classified in Classes 6A through 6F under the Plan.
•    Intercompany Claims – On the Effective Date or as soon as reasonably practicable thereafter, all Intercompany Claims may be compromised by distribution, contribution or otherwise, or Reinstated, at the discretion of the Debtors or the Reorganized Debtors, as the case may be, on or after the Effective Date. Such Claims are Unimpaired and are classified in Classes 7A through 7F under the Plan.
•    APP Interests – On the Effective Date, all APP Interests will be extinguished, cancelled and discharged and Holders of such Claims will receive no distributions on account of their Interests. Such Claims are Impaired and are classified in Class 8A under the Plan.
•    Subsidiary Debtor Equity Interests – On the Effective Date, Subsidiary Debtor Equity Interests will be reinstated. Such Claims are Unimpaired and are classified in Classes 9B through 9F under the Plan.

DIP Credit Facility
The Debtors have obtained funding pursuant to a $90 million superpriority debtor-in-possession credit facility (the "DIP Credit Facility") provided by the Supporting Parties, in their capacities as DIP Lenders.

New Exit Facility Term Loan
The Debtors may, subject to the terms of the DIP Documents, convert the DIP Credit Facility into the New Exit Facility Term Loan upon the Effective Date. Pursuant and subject to the DIP Credit Agreement, the New Exit Facility Term Loan shall contain commitments for $30 million in incremental loans, subject to reduction (i) based on the amount of the New Equity Investment exceeding $10 million as determined in accordance with the Equity Commitment Agreement, (ii) dollar-for-dollar for any Cash in the DIP Funding Account (as defined in the DIP Credit Agreement) on the Effective Date and (iii) at the election of the Required Commitment Parties (as defined in the Equity Commitment Agreement) with the consent of the Debtors.
The principal terms of the New Exit Facility Term Loan are set forth in the term sheet (the "New Exit Financing Term Sheet") attached as Exhibit C to the Restructuring Support Agreement. Consistent with the New Exit Financing Term Sheet, at the Reorganized Debtors' option (subject to certain limitations to be set forth in the New Exit Financing Agreement), interest under the New Exit Facility Term Loan shall be payable in cash at LIBOR plus 10.0% per annum or paid in kind at LIBOR plus 12.0% per annum. The New Exit Facility Term Loan will mature four years after the Effective Date.

New Equity Investment
Pursuant and subject to the Equity Commitment Agreement, attached as Exhibit D to the Restructuring Support Agreement, the Commitment Parties have committed to invest a minimum of $10 million in Cash in the Reorganized Debtors, which amount is subject to adjustment up to $40 million.

Means of Implementation
The Plan contains standard means of implementation, including provisions for the continued existence of the Reorganized Debtors, the cancellation of certain prepetition debt and debt agreements, the cancellation of prepetition equity interests in American Apparel, the issuance of the Reorganized American Apparel Equity Interests and the revesting of Debtors' assets in the Reorganized Debtors.

Conversion of American Apparel and Issuance of Reorganized American Apparel Equity Interests
The Plan provides that, on the Effective Date, American Apparel will be converted, merged or otherwise reorganized into a Delaware limited liability company, and membership interests in Reorganized American Apparel will be issued pursuant to the Plan. Reorganized American Apparel will elect to be treated as a corporation for U.S. federal income tax purposes effective on the earlier of the Effective Date or the date of formation, absent an alternative structure determined by the Requisite Supporting Parties, which alternative structure shall require the consent of the Debtors only if such structure results in a transfer of a Debtor's assets to a new entity that is not a successor of the Debtor for tax purposes.
The Reorganized American Apparel Equity Interests distributed on account of Allowed Prepetition Note Secured Claims will be issued in transactions exempt from the registration requirements of the Securities Act and state securities laws pursuant to section 1145 of the Bankruptcy Code or other applicable exemptions, subject to the New LLC Agreement.

Management Incentive Plan
On or after the Effective Date, the New Board will develop and implement the Management Incentive Plan, which will provide grants of equity-based compensation to members of Reorganized American Apparel's management team, including membership interests for, or options to purchase such membership interests, up to an amount equal to 8% of Reorganized American Apparel Equity Interests on a fully diluted basis as of the Effective Date.

Releases
The Plan provides certain customary release provisions (i) by the Debtors and Reorganized Debtors for the benefit of the Released Parties and (ii) by Holders of Claims for the benefit of the Released Parties (subject to the opt-out provision described in Section VIII.A.17), in each case, relating to any of the Debtors or the Estates, the Chapter 11 Cases or the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Restructuring Support Agreement, the Plan, the Exhibits, the Disclosure Statement, the DIP Credit Agreement, the Equity Commitment Agreement, the New Exit Financing Documents, any of the New Securities and Documents, the Restructuring Transactions or any other transactions proposed in connection with the Chapter 11 Cases or any contract, instrument, release or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any obligations arising under the Plan or the obligations assumed hereunder; provided, however, that the Releases provided under the Plan shall have no effect on the Released Party's liability under certain circumstances as set forth in the Plan. For the avoidance of doubt, the Released Parties shall not include any of the Excluded Parties or their Representatives.

Exculpation
The Plan provides certain customary exculpation provisions, which include a full exculpation from liability in favor of the Released Parties, the Debtors, the Reorganized Debtors and any of their respective Representatives from any and all claims and causes of action arising on or before the Effective Date in connection with, related to or arising out of the Chapter 11 Cases, any of the Debtors or the Estates, the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Restructuring Support Agreement, Plan, the Exhibits, the Disclosure Statement, the DIP Credit Agreement, the Equity Commitment Agreement, any of the New Exit Financing Documents, any of the New Securities and Documents, the Restructuring Transactions or any other transactions proposed in connection with the Chapter 11 Cases, or any distributions made under or in connection with the Plan or any contract, instrument, release or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any other obligations arising under the Plan or the obligations assumed hereunder; provided, however, that the exculpations provided under the Plan shall have no effect on the liability of (1) any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or (2) any Released Party that would otherwise result from any act or omission of such Released Party to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct (including fraud).

B.	Parties Entitled to Vote on the Plan
Under the provisions of the Bankruptcy Code, not all parties in interest are entitled to vote on a chapter 11 plan. Creditors or equity interest holders whose claims or interests are not impaired by a plan are deemed to accept the plan under section 1126(f) of the Bankruptcy Code and are not entitled to vote. In addition, creditors or equity interest holders whose claims or interests are impaired by the plan and will receive no distribution under the plan are also not entitled to vote because they are deemed to have rejected the plan under section 1126(g) of the Bankruptcy Code. For a discussion of these matters, see Section VI.B below.

The following table sets forth which Classes are entitled to vote on the Plan and which are not, and sets forth the estimated Allowed amount, the estimated recovery and/or the impairment status for each of the separate Classes of Claims provided for in the Plan:

Class	Designation	Impairment	Estimated Allowed Amount	Estimated Recovery Rate	Voting Status
1A-1F	Priority Claims	Unimpaired	$1 million	100%	Deemed to Accept
2A-2F	Other Secured Claims	Unimpaired	$5 million	N/A	Deemed to Accept
3A-3F	Prepetition Note Secured Claims	Impaired	$85.8 million	37.5% (including Prepetition Note Deficiency Claim)	Entitled to Vote
4A-4F	General Unsecured Claims	Impaired	American Apparel: $145.1 million AA LLC: $186.4 million AA Retail: $153.3 million AA D&F: $143.8 million KCL: $143.8 million Fresh Air: $143.8 million	American Apparel: 0.01% AA LLC: 0.28% AA Retail: 0.31% AA D&F: >0.00% KCL: >0.00% Fresh Air: >0.00%	Entitled to Vote
5A	UK Guaranty Claims	Unimpaired	N/A (Reinstated)	N/A	Deemed to Accept
6A-6F	Section 510 Claims	Impaired	Unknown	0%	Deemed to Reject
7A-7F	Intercompany Claims	Unimpaired	N/A	N/A	Deemed to Accept
8A	APP Interests	Impaired	N/A (Cancelled)	0%	Deemed to Reject
9B-9F	Subsidiary Debtor Equity Interests	Unimpaired	N/A (Reinstated)	N/A	Deemed to Accept

The Bankruptcy Code section 1126 defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims actually voted to accept or reject the plan. Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired and entitled to vote under a plan votes to accept such plan, unless the plan is being confirmed under the "cramdown" provisions of section 1129(b) of the Bankruptcy Code. Section 1129(b) permits confirmation of a plan of reorganization, notwithstanding the non-acceptance of the plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims votes to accept a proposed plan. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each non-accepting class.
For a detailed description of the Classes of Claims and Interests and their treatment under the Plan, see Section V.B.

C.	Solicitation Package
The package of materials (the "Solicitation Package") to be sent to Holders of Claims and Interests entitled to vote on the Plan will contain:

1.
a cover letter describing (a) the contents of the Solicitation Package, (b) the contents of any enclosed CD-ROM and instructions for use of the CD-ROM and (c) information about how to obtain, at no charge, hard copies of any materials provided on the CD-ROM;

2.	a paper copy of the notice of the Confirmation Hearing (the "Confirmation Hearing Notice");

3.
a copy — either as a paper copy or in an enclosed CD-ROM — of the Disclosure Statement together with the exhibits thereto, including the Plan, that have been Filed with the Bankruptcy Court before the date of the mailing;

4.	the Disclosure Statement Order; and

5.
for Holders of Claims in voting Classes (i.e., Holders of Claims in Classes 3A through 3F and 4A through 4F), an appropriate form of Ballot, instructions on how to complete the Ballot and a Ballot return envelope and such other materials as the Bankruptcy Court may direct.

In addition to the service procedures outlined above (and to accommodate creditors who wish to review exhibits not included in the Solicitation Packages in the event of paper service): (1) the Plan, the Disclosure Statement and, once they are filed, all exhibits to both documents will be made available online at no charge at the Document Website (http://www.gardencitygroup.com/cases/AAI); and (2) the Debtors will provide parties in interest (at no charge) with hard copies of the Plan and/or Disclosure Statement upon written request to American Apparel, Inc. et al. Ballot Processing, c/o GCG, P.O. Box 10243, Dublin, Ohio 43017-5743.

D.	Voting Procedures, Ballots and Voting Deadline
If you are entitled to vote to accept or reject the Plan, a Ballot(s) has been enclosed in your Solicitation Package for the purpose of voting on the Plan. Please vote and return your Ballot(s) to Garden City Group, LLC (the "Voting Agent") at American Apparel, Inc. et al. Ballot Processing, c/o GCG, P.O. Box 10243, Dublin, Ohio 43017-5743, or by overnight delivery or by hand courier, unless you are a beneficial owner of a security who receives a Ballot from a broker, bank, dealer or other agent or nominee (each, a "Master Ballot Agent"), in which case you must return the Ballot to that Master Ballot Agent (or as otherwise instructed by your Master Ballot Agent).

In addition to accepting Ballots via first class mail, overnight courier, and hand delivery, the Voting Agent will accept Ballots via electronic, online transmissions, solely through a customized online balloting portal on the Document Website (http://www.gardencitygroup.com/cases/AAI). Parties entitled to vote may cast an electronic Ballot and electronically sign and submit the Ballot instantly by utilizing the online balloting portal (which allows a Holder eligible to vote to submit an electronic signature). Instructions for electronic, online transmission of Ballots are set forth on the forms of Ballots. The encrypted ballot data and audit trail created by such electronic submission shall become part of the record of any Ballot submitted in this manner and the creditor's electronic signature will be deemed to be immediately legally valid and effective.

Ballots should not be sent directly to the Debtors, the Creditors' Committee, their agents (other than the Voting Agent) or the Indenture Trustee.

After carefully reviewing (1) the Plan, (2) this Disclosure Statement, (3) the order entered by the Bankruptcy Court (the "Disclosure Statement Order") that, among other things, established the voting procedures, scheduled a Confirmation Hearing and set the voting deadline and the deadline for objecting to Confirmation of the Plan and (4) the detailed instructions accompanying your Ballot, please indicate on your Ballot your vote to accept or reject the Plan. In order for your vote to be counted, you must (i) complete and sign your original Ballot (copies will not be accepted, except with respect to Master Ballots (as defined below), which do not require you to return an original signature) and return it to the appropriate recipient (i.e., either a Master Ballot Agent or the Voting Agent) so that it is actually received by the Voting Deadline by the Voting Agent or (ii) submit your Ballot through the online balloting portal established by the Voting Agent on the Document Website (http://www.gardencitygroup.com/cases/AAI).
Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.
If you (1) hold Claims in more than one voting Class, or (2) hold multiple Claims within one Class, including if you (a) are the beneficial owner of Prepetition Notes held in street name through more than one Master Ballot Agent or (b) are the beneficial owner of Prepetition Notes registered in your own name as well as the beneficial owner of Prepetition Notes registered in street name, you may receive more than one Ballot.
If you are the beneficial owner of Prepetition Notes held in street name through more than one Master Ballot Agent, for your votes with respect to such Prepetition Notes to be counted, your Ballots must be mailed to the appropriate Master Ballot Agents at the addresses on the envelopes enclosed with your Ballots so that such Master Ballot Agent has sufficient time to record the votes of such beneficial owner on a Master Ballot and return such Master Ballot so it is actually received by the Voting Agent by the Voting Deadline.
All other Ballots, in order to be counted, must be properly completed in accordance with the voting instructions on the Ballot and actually received no later than the Voting Deadline (i.e., [DATE], 201_ at 5:00 p.m. (prevailing Eastern time)) by the Voting Agent via its online balloting portal or regular mail, overnight courier or personal delivery at the following address: American Apparel, Inc. et al. Ballot Processing, c/o GCG, P.O. Box 10243, Dublin, Ohio 43017-5743, or by overnight delivery or by hand courier. Except with respect to Ballots timely submitted via the Voting Agent's online balloting portal or Ballot used by Master Ballot Agents for recording votes cast by beneficial owners holding securities (each, a "Master Ballot"), no Ballots may be submitted by electronic mail, and any Ballots submitted by electronic mail will not be accepted by the Voting Agent. Ballots should not be sent directly to the Debtors.
If a Holder of a Claim delivers to the Voting Agent more than one timely, properly completed Ballot with respect to such Claim prior to the Voting Deadline, the Ballot that will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received will be the timely, properly completed Ballot determined by the Voting Agent to have been received last from such Holder with respect to such Claim.
If you are a Holder of a Claim who is entitled to vote on the Plan as set forth in the Disclosure Statement Order and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan, the Ballot or the procedures for voting on the Plan, please contact the Voting Agent (1) by telephone (a) for U.S. callers toll-free at (877) 940-7795 and (b) for international callers at (614) 779-0360, (2) by e-mail at AAICaseinfo@gardencitygroup.com or (3) in writing at American Apparel, Inc. et al. Ballot Processing, c/o GCG, P.O. Box 10243, Dublin, Ohio 43017-5743.
FOR FURTHER INFORMATION AND INSTRUCTIONS ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION VI.
Before voting on the Plan, each Holder of a Claim in Classes 3A through 3F and 4A through 4F should read, in its entirety, this Disclosure Statement, the Plan, the Disclosure Statement Order, the Confirmation Hearing Notice and the instructions accompanying the Ballots. These documents contain important information concerning how Claims are classified for voting purposes and how votes will be tabulated. Holders of Claims entitled to vote are also encouraged to review the relevant provisions of the Bankruptcy Code and Bankruptcy Rules and/or consult their own attorney.

E.	Confirmation Exhibits
The Debtors will separately file copies of all Confirmation Exhibits with the Bankruptcy Court no later than seven days before the Voting Deadline (or such later date as may be approved by the Bankruptcy Court). All Confirmation Exhibits will be made available on the Document Website once they are Filed. The Debtors reserve the right, in accordance with the terms of the Plan, to modify, amend, supplement, restate or withdraw any of the Confirmation Exhibits after they are Filed and will promptly make such changes available on the Document Website.

F.	Confirmation Hearing and Deadline for Objections to Confirmation
The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Debtors have fulfilled the confirmation requirements of section 1129 of the Bankruptcy Code. The Confirmation Hearing has been scheduled for [DATE], 201_ at [__]:[__] [_].m., prevailing Eastern time, before the Honorable Chief Judge Brendan L. Shannon, United States Bankruptcy Judge for the District of Delaware, in Courtroom No. 1, Sixth Floor, at the United States Bankruptcy Court for the District of Delaware, located at 824 North Market Street, Wilmington,

Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice.
Any objection to Confirmation must (1) be in writing, (2) state the name and address of the objecting party and the nature of the Claim or Interest of such party and (3) state with particularity the basis and nature of such objection. Any such objections must be Filed and served upon the persons designated in the Confirmation Hearing Notice in the manner and by the deadline described therein.

II.	THE DEBTORS' BUSINESS AND CORPORATE STRUCTURE

A.	The Debtors' Business and Corporate Structure
American Apparel, the direct or indirect parent of each of the Debtors and the Non-Debtor Affiliates, is a Delaware corporation. Each of the other Debtors is organized under the laws of California. The Debtors' foreign operations are owned and operated through several affiliates that are organized under the laws of various foreign countries. Together, the Debtors and Non-Debtor affiliates operate a vertically integrated manufacturing, distribution and retail business focused on branded fashion-basic apparel.
The Company's global corporate headquarters is located in Los Angeles, California. Debtor American Apparel is a public reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). American Apparel has one class of common stock, which was publicly traded under the symbol APP on the New York Stock Exchange's MKT market until October 5, 2015. The common stock of American Apparel is currently publicly traded under the symbol APPCQ on the OTC Pink Marketplace. As of September 30, 2015, there were approximately 182 million shares of American Apparel common stock outstanding.

1.	American Apparel (USA), LLC, American Apparel Dyeing & Finishing, Inc. and KCL Knitting, LLC
Debtors AA LLC, AA D&F and KCL collectively operate the Company's manufacturing and wholesale businesses.

a.	Manufacturing
The Debtors' manufacturing business is operated exclusively in the United States. To that end, the Debtors operate five manufacturing facilities and one distribution facility in and around the downtown Los Angeles area, employing more than 4,600 individuals. The table below reflects basic information regarding the Debtors' manufacturing and distribution facilities:

Facility Address	Appx. Square Footage	Appx. Employees	Designated Use
747 Warehouse Street Los Angeles, CA 90021	800,000	2,700	Corporate headquarters, sewing, cutting, knitting and distribution
1020 East 59th Street Los Angeles, CA 90001	111,000	48	Knitting
12537 Cerise Avenue Hawthorne, CA 90250	95,000	84	Dyeing
2654 Sequoia Drive South Gate, CA 90280	73,000	755	Cutting and sewing
12641 Industry Street Garden Grove, CA 92841	102,000	528	Knitting, dyeing, cutting and sewing
16322-16400 Trojan Way La Mirada, CA 90638	220,000	547	Distribution

The Debtors' manufacturing segment produces substantially all of the apparel sold in the retail and wholesale businesses discussed below, deriving 59% of its revenue from product sold in its retail stores, 31% of its revenue from product sold wholesale, and 10% of its revenue from product sold online. The manufacturing process is vertically integrated, such that the Company produces much of the inputs that result in a finished product. This vertically integrated model provides the Company with the capability to respond quickly to changes in market demand. It also allows the Company to exercise maximum control and certainty regarding the quality and methods used for garment inputs.
The manufacturing business utilizes a state-of-the-art distribution center in La Mirada, California. The distribution center, which the Company designed and built out in 2012, has the capacity to handle shipments of up to 65 million units of apparel per year. The La Mirada facility is the primary source for distributing the Debtors' goods to their retail stores and online and wholesale customers. In 2014, the Debtors' manufacturing segment produced and shipped more than 50 million units of apparel.

b.	Wholesale
The Debtors' wholesale business, which employs 47 individuals, markets and sells undecorated apparel products to distributors and third party screen printers. The customer base for the wholesale business has historically been centered in the United States. In 2014, the Company's wholesale business generated net sales totaling approximately $186 million, almost all of which was generated in the United States.

2.	American Apparel Retail, Inc. and the Retail Business
Debtor AA Retail operates the Company's domestic retail business and owns certain of the Company's international subsidiaries. The Company owns and operates approximately 230 retail and outlet stores in 30 states and 18 countries. In addition, the Company operates an online store, located at www.americanapparel.net, that ships directly to over 29 countries. The retail business employs approximately 3,900 people, consisting of 2,200 people in the United States and approximately 1,700 people abroad.

In 2014, the Company's retail business generated net sales totaling approximately $420 million, including approximately $190 million in net sales generated in the United States. The Company's retail business competes in the highly competitive "fast fashion industry."

3.	Fresh Air Freight, Inc.
Debtor Fresh Air Freight, Inc. historically operated much of the Company's logistics and shipping.

4.	Non-Debtor Foreign Operations
The Company anticipates and intends that its business outside of the United States, conducted largely through the Non-Debtor Affiliates, will remain unaffected by these Chapter 11 Cases. During the Chapter 11 Cases, the Debtors obtained authorization from the Bankruptcy Court to support the ongoing operation of its entire global enterprise, consisting of payments to Non-Debtor Affiliates totaling approximately $1.5 million.

5.	In-House Marketing and Advertising
The Company also maintains a staff of about 45 professionals dedicated to marketing and advertising. These individuals are based in the Company's Los Angeles headquarters and are responsible for devising and implementing strategies for selling and advertising products sold through both the retail and wholesale businesses. The Company's in-house capabilities significantly reduce its need for outside advertising firms and ensure that the Company's branding remains consistent throughout the organization.

6.	Intellectual Property Portfolio
The Company has invested heavily in developing and maintaining a large portfolio of trademark registrations in the U.S. and internationally. Among other things, the Company own registrations in the U.S. and certain foreign countries of the following trademarks: "American Apparel," "Classic Girl," "Standard American," "Classic Baby" and "Sustainable Edition." In total, the Company's trademark portfolio includes more than 120 registrations worldwide.

7.	Employees
The Company employs approximately 8,700 employees worldwide, 7,000 of whom work in the United States. The table below summarizes how this population is distributed across the Company's operations:

Operation/Segment	Approximate Percentage	Employer
Manufacturing	51%	American Apparel (USA), LLC
U.S. Retail	25%	American Apparel Retail, Inc.
International Retail	20%	Non-Debtor Affiliates
Wholesale	<1%	American Apparel (USA), LLC
Administrative, Executive, Management, and Other Headquarter-related Functions	3%	American Apparel (USA), LLC

The Debtors' employees are not subject to collective bargaining agreements.

B.	The Debtors' Prepetition Capital Structure
As of the Petition Date, the Debtors had outstanding long-term debt in the aggregate principal amount of approximately $295 million, which can be summarized as follows and is described in more detail below:

•	$60 million of principal outstanding under the Prepetition ABL Facility;

•	$229.6 million on account of the Prepetition Notes, comprised of outstanding principal and accrued interest thereon through October 4, 2015; and

•	an unsecured loan of an outstanding principal amount of $9.9 million due April 15, 2021.
Additionally, American Apparel has guaranteed the obligations of American Apparel (Carnaby) Limited ("AA Carnaby") under a $15 million unsecured loan due October 15, 2020.

1.	Secured Debt

a.	Prepetition ABL Facility
On April 4, 2013, AA LLC entered into a secured $35 million asset-based, revolving credit facility (as amended, the "Capital One Credit Facility") pursuant to that certain Credit Agreement (as amended from time to time, the "Capital One Credit Agreement"), among American Apparel (USA), LLC, American Apparel Retail, Inc., American Apparel Dyeing & Finishing, Inc., and KCL Knitting, LLC, as borrowers (the "ABL Borrowers"), American Apparel and Fresh Air Freight, Inc. as guarantors (the "ABL Guarantors" and, together with the ABL Borrowers, the "ABL Obligors"), Capital One Business Credit Corp. ("Capital One") as administrative agent (the "Capital One Agent") and the lenders party thereto (the "Capital One Lenders"). Subject to the terms of the Intercreditor Agreement (as discussed and defined below), the Capital One Credit Facility was secured by a lien on substantially all of the Debtors' assets. On July 5, 2014, the Capital One Credit Agreement was amended to increase the Capital One Lenders' initial commitment to $50 million.
In early August 2015, the Debtors' were at risk of violating certain performance covenants under the Capital One Credit Facility. The Debtors approached certain major existing bondholders about the possibility of replacing Capital One and providing additional liquidity to stabilize the business or to provide debtor-in-possession financing. As a result of such discussions, on August 17, 2015, the Capital One Lenders assigned their rights and obligations as lenders to a syndicate of lenders that included certain of the Company's existing creditors, including funds associated with Standard General, L.P. ("Standard General"), and funds associated with then-existing bondholders Monarch Alternative Capital L.P., Coliseum Capital LLC and Goldman Sachs Asset Management, L.P. (collectively, the "Prepetition Secured Lenders"), and Capital One was replaced by Wilmington Trust, National Association ("Wilmington Trust") as administrative agent (such transactions, the "ABL Assignment").
To prevent further value erosion that would be caused by a sudden chapter 11 filing, in lieu of debtor-in-possession financing, immediately following the ABL Assignment, the Capital One Credit Agreement was amended and restated pursuant to an amended and restated credit agreement among the Company, the Prepetition Secured Lenders and Wilmington Trust (the "Prepetition ABL Facility"), pursuant to which among other things, (a) the total commitment thereunder was increased from $50 million to $90 million, and (b) the borrowing base was increased by $15 million (provided that such increase would not apply to the extent the borrowing base exceeds $60 million) to provide additional liquidity to enable the Company to prepare for an orderly and value maximizing transition into chapter 11. Additionally, certain covenant violations existing as of June 30, 2015, under the Capital One Credit Facility were waived under the Prepetition ABL Facility. Certain of the Debtors' other financing agreements, including the Prepetition Notes Indenture and the Lion Credit Facility (as defined below), were also amended to permit the incurrence of additional indebtedness evidenced by the Prepetition ABL Facility.
As of the Petition Date, $60 million in principal was outstanding under the Prepetition ABL Facility.

b.	Prepetition Notes
Pursuant to an Indenture dated April 4, 2013 (as amended and supplemented by the Supplemental Indenture dated as of August 17, 2015), among U.S. Bank National Association ("U.S. Bank"), as trustee and collateral agent, American Apparel as issuer, and the remaining Debtors as guarantors (the "Guarantors," and together with American Apparel, the "Notes Obligors"), American Apparel issued 13.0% senior secured notes due April 15, 2020 in the original principal amount of $206 million (the "Prepetition Notes"). The Prepetition Notes issued with an initial interest rate of 13% per annum, subject to adjustment. That adjustment triggered as of December 31, 2014 as a result of the consolidated total net leverage ratio, as calculated under the Prepetition Indenture, having exceeded 4.50 to 1.00. This adjustment resulted in (a) the retroactive accrual of an additional 2% of paid-in-kind interest from the issue date of the Prepetition Notes through the date of such adjustment and (b) the accrual of interest thereafter through October 4, 2015 at the rate of 15% per annum, with the interest in excess of 13% per annum treated as paid-in-kind for interest payments due before April 15, 2018. Subject to the terms of the Intercreditor Agreement, the Prepetition Notes are secured by a lien on substantially all of the Debtors' assets.
As of the Petition Date, the aggregate principal balance of the Prepetition Notes and accrued interest thereon through October 4, 2015 totaled $229.6 million.

c.	Collateral and Intercreditor Agreement
U.S. Bank, as collateral agent for the Prepetition Notes, and Wilmington Trust, as administrative agent under the Prepetition ABL Facility, are parties to that certain Intercreditor Agreement dated as of April 4, 2013 (as amended and supplemented on August 17, 2015, the "Intercreditor Agreement"), which sets forth the relative lien priorities between the Prepetition Secured Lenders and the holders of the Prepetition Notes.
The Intercreditor Agreement provides that the Prepetition ABL Facility is secured by (i) a lien on the Credit Facility Priority Collateral that is contractually senior to the lien on the Credit Facility Priority Collateral that secures the Prepetition Notes and (ii) a lien on the Notes Priority Collateral that is contractually subordinated to the lien on the Note Priority Collateral that secures the Prepetition Notes, in each case subject to certain permitted liens. The Intercreditor Agreement also provides that the Prepetition Notes are secured by (i) a lien on the Notes Priority Collateral that will be contractually senior to a lien on the Notes Priority Collateral that secures the obligations under the Prepetition ABL Facility and (ii) a lien on the Credit Facility Priority Collateral that is contractually subordinated to the lien on the Credit Facility Priority Collateral that secures the obligations under the Prepetition ABL Facility, again in each case subject to certain permitted liens.

2.	Unsecured Debt

The Company is obligated under two unsecured credit facilities, discussed below, in the aggregate principal amount (as of the Petition Date) of approximately $25 million.

a.	Lion Credit Facility
On May 22, 2013, American Apparel, as borrower, and AA LLC, AA Retail, AA D&F, KCL and Fresh Air, as guarantors, entered into an agreement with Lion/Hollywood L.L.C. ("Lion"; such agreement, as amended, the "Lion Credit Facility"), to borrow $4.5 million on an unsecured basis with interest accruing at 18% per annum, subject to increase to 20% per annum in the event of certain trigger events. On November 29, 2013, Lion and the Debtors amended the Lion Credit Facility to, among other things, increase borrowings thereunder by $5 million. The Lion Credit Facility matures on April 15, 2021.
The Debtors defaulted under the Lion Credit Facility when the Company suspended its prior chief executive officer in June 2014. On July 16, 2014, Lion assigned its rights and obligations under the Lion Credit Facility to P Standard General Ltd., and effective as of July 22, 2014, P Standard General Ltd. assigned all of its rights and obligations under the Credit Agreement to Standard General Master Fund L.P. ("SGMF"). SGMF and the Debtors entered into an amendment to the Lion Credit Facility on September 8, 2014, among other things, waiving the defaults arising from the suspension of the chief executive officer.
Later, in conjunction with ABL Assignment, the Lion Credit Facility was further amended to permit the Debtors to amend the Prepetition ABL Facility. In exchange for this amendment, the Debtors agreed to provide the payment of consent fees and equity registration rights in favor of SGMF, and the Debtors released potential claims against SGMF and other parties.
The Company failed to make an interest payment due on the Lion Credit Facility on September 30, 2015. On October 1, 2015, SGMF provided notice to the Debtors that a default had occurred and was continuing on account of the missed payment, and that an event of default would occur to the extent the interest payment was not received by October 5, 2015.
As of the Petition Date, an aggregate principal balance of approximately $9.9 million was outstanding under the Lion Credit Facility.

b.	UK Loan
On March 25, 2015, one of the Debtors' foreign subsidiaries, AA Carnaby, entered into a credit agreement to borrow $15 million from Standard General L.P., with interest accruing at 14% per annum. The UK Loan, which is guaranteed by American Apparel, matures on October 15, 2020. Pursuant to Section 6 of the Restructuring Support Agreement, Standard General agreed to waive any defaults under the UK Loan Agreement necessary to implement the treatment of the UK Guaranty Claims under the Plan and to make reasonable modifications to the U.K. Loan Agreement, so long as (i) no Debtor or Supporting Party takes any action that materially adversely affects the rights of Standard General under the U.K. Loan Agreement and (ii) the Plan provides for the reinstatement of the U.K. Guaranty Claims..
As of the Petition Date, an aggregate principal balance of approximately $15 million was outstanding under the UK Loan.

c.	Trade Debt
The Debtors owe material amounts, on an unsecured basis, to vendors critical to their manufacturing process, including vendors of yarn, trim and zippers. These vendors typically provide material to the Debtors on an order-by-order basis, without long term contractual agreements.

C.	Recent Financial Performance and Events Leading to the Commencement of the Chapter 11 Cases

1.	Brief History and Overview of the Company

American Apparel is an iconic, household brand, known around the world for its commitment to making its goods in the United States in a "sweatshop free" environment and its dedication to social causes. Founded in 1989 in Los Angeles, California, American Apparel initially focused its operations on the manufacture and wholesale distribution of blank and screen-printed t-shirts. The Company later expanded its operations to include retail and online stores, and broadened its manufacturing and marketing operations to include an array of clothing and apparel basics. American Apparel now operates a vertically integrated manufacturing, distribution and retail business focused on branded fashion apparel, employing about 8,700 employees across six manufacturing facilities and approximately 230 retail stores worldwide. American Apparel is the largest apparel manufacturer in North America, and in 2014, American Apparel generated more than $600 million in net sales.

2.	American Apparel's Business in Recent Years
American Apparel enjoyed significant growth and profitability from its inception through 2009. During that period, it opened more than 280 stores in 19 countries, opened five manufacturing facilities in Southern California and increased its sales revenue to $559 million. American Apparel financed its growth—and, for that matter, its general operations—largely with a combination of borrowings from related and unrelated parties, bank and other debt, lease financing and proceeds from the exercise of purchase rights and issuance of common stock. As a result, the Company carried a high level of indebtedness, forcing the Company to dedicate a substantial portion of its cash flow to pay interest and principal on its debt. In turn, the Company has been plagued with reduced liquidity, increased vulnerability to downturns in the business, industry or the general economy, and limited flexibility in planning for or reacting to changes or disruptions in the business and the retail industry.
The Company's particular vulnerability to business disruptions came to the forefront in 2009. In 2009, the Company began a growth initiative under which it opened new stores and began to manufacture a significant number of new and additional styles, including denim, sweaters, jackets and other products. This expansion was financed with a combination of debt, lease financing and proceeds from the exercise of purchase rights and issuance of common stock. In the midst of this massive campaign, Immigration and Customs Enforcement conducted a raid of American Apparel's facilities, resulting in the loss of more than 1,500 experienced manufacturing employees on very short notice. This unforeseen personnel loss caused significant manufacturing and other delays, caused the Company to utilize a significant amount of its cash availability and negatively impacted the Company's ability to successfully roll out its new stores and products. For the year ended December 31, 2009, the Company reported just $1.1 million in net income, as compared to $14.1 million in net income a year earlier.
The Company's problems worsened in 2010. For the year ended December 31, 2010, the Company reported a 4.6% decrease in net sales and a 4.8% decrease in gross margin. The Company attributed the decreases in both sales and gross margin primarily to (a) an increase in production costs caused by increases in yarn and fabric prices and manufacturing labor inefficiencies associated with training of newly added sewing operators, and (b) a continued shift in production mix towards more complex retail styles. These operational and market challenges, coupled with the Company's very significant debt obligations caused the Company to experience a severe liquidity crisis.
The Company's troubles came to a head in the spring of 2011, when it included a "going concern" qualification with respect to its 2010 financials in its Form 10-K and warned of a potential bankruptcy. The "going concern" qualification was a breach of covenant under the Company's then-existing credit facilities with Bank of America, N.A. ("Bank of America") and Bank of Montreal, requiring the Company to obtain waivers from those lenders, or refinance those facilities, to avoid default, as well as to avoid a potential cross default under a credit facility with Lion Capital.
Thus, in early 2011, the Company began exploring alternative sources of capital for its ongoing cash needs. The Company faced significant challenges in this regard. Not only was the Company in a precarious financial condition, but the Company's auditor, Deloitte & Touche LLP, had also recently resigned and, in doing so, stated that its report on the Company's previously issued 2009 financial statements should not be relied upon. At the same time, the Company was also under subpoenas from the United States Attorney's Office for the Central District of California and the SEC for documents relating to investigations by the Federal Bureau of Investigation and the SEC into the change in its registered independent accounting firm and its financial reporting and internal controls. These circumstances seriously damaged the Company's credibility in the credit markets.

Through significant efforts, the Company was able to amend its existing credit facilities with Bank of America, Bank of Montreal and Lion Capital. These amendments included a requirement to retain FTI Consulting, Inc. ("FTI") and establish a special committee charged with devising a business plan approved by the Company's Audit Committee and deemed acceptable to one or both of Bank of America or Lion Capital. In addition this special committee and the Company introduced initiatives intended to increase sales, reduce costs and improve liquidity.
As a result of the new business plan and initiatives and a $10.5 million equity infusion, the Company stabilized. Net sales for 2011 increased $14.3 million, or 2.7%, to $547.3 million due primarily to sales improvements in the Company's wholesale and international segments. The Company's gross margin for 2011 increased to 53.9% compared to 52.5% for the year ended December 31, 2010. Operating expenses decreased $11.8 million, or 3.6%, to $318.2 million, as compared to 2010.
The Company continued, however, to carry more than $145 million of long-term debt at an annual interest expense of $33 million (excluding accrued pay-in-kind interest). Despite its incremental improvements, the Company experienced a loss from operations of $23.3 million and a net loss of $39.3 million for the year ended December 31, 2011.
The Company continued to see incremental gains in 2012 due to, among other things, improvements in distribution operations and allocation efforts, a reduction in corporate overhead expenses and better inventory planning. Net sales increased by 12.8% over those reported in 2011. The Company generated income from operations of $962,000. While the Company still experienced a net loss of about $37 million in 2012, the loss was a $2 million improvement over the prior year.
On March 13, 2012, the Company replaced its $75 million revolving credit facility with Bank of America with an $80.0 million senior secured credit facility with Crystal Financial LLC ("Crystal"). A year later, the Company closed a private offering of the Prepetition Notes and also entered into the Capital One Credit Facility. The Company used the net proceeds from the offering of the Prepetition Notes, together with borrowings under the Capital One Credit Facility, to repay and terminate its credit agreement with Crystal and its then-existing loan agreement with Lion Capital (under which the Company had borrowings of approximately $66 million and $144 million, respectively).
On May 22, 2013 the Company entered into the Lion Credit Facility in a principal amount of $4.5 million. On November 29, 2013, the Lion Credit Facility was amended to increase the borrowings by $5 million and to make certain other technical amendments. By the end of 2013, the Company was carrying approximately $260 million in long-term debt at an annual expense of approximately $39 million.
Also in 2013, the Company transitioned to a new distribution center in La Mirada, California. The transition, completed by the end of 2013, was fraught with difficulties that caused processing inefficiencies which required the Company to employ additional staff in order to meet customer demand. These issues had a significant negative impact on the Company's earnings and cash flow in 2013. The Company ultimately incurred incremental distribution costs and recorded additional cost of sales of approximately $3 million and selling expenses of approximately $11.8 million. The Company also reported that the disruption caused by the cut-over to the new distribution center had a negative impact on sales. The Company's net loss for 2013 exceeded $106 million.
In early 2014, the Company's board of directors (the "Board") launched an investigation after becoming aware of growing evidence that its then-chief executive officer had engaged in a pattern of misappropriation of Company funds for personal use, extreme verbal and physical abuse of employees, sexual harassment, sexual assault and misconduct and other illicit and unlawful behavior. This conduct exposed the Company to millions of dollars of legal liabilities, an SEC investigation (not targeting the Company), an untold amount of financial harm, disruption to operations and significant negative publicity.
Additionally, in September 2014, after conducting a lengthy audit of the Company's German subsidiary, German authorities concluded that the Company had not been paying all requisite import taxes. German authorities assessed, and the Company was forced to pay, $4.5 million in customs penalties. Around the same time, the Company was forced to pay about $7 million to resolve certain sexual harassment, sexual assault and battery, racial discrimination and other claims against its then-chief executive officer as well as severance claims and a claim relating to a 2011 employee fatality. These two events significantly impacted the Company's liquidity.
Pursuant to the investigation launched by the Board, the Company terminated its chief executive officer for cause in December 2014.
Overall sales declined more than $8 million in the first half of 2014 (compared with the same period in 2013). The Company ended 2014 with nearly $250 million in long term debt and reported a $68.8 million loss, bringing its total losses in the prior five year period to $300 million.

D.	Mitigating Strategies and the Development of a Turnaround Plan
Following the removal of the Company's chief executive officer, the Board recruited a new management team to professionalize the Debtors' operations, identify and address operational challenges, and return the Company to profitability. Specifically, the Debtors hired a new Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Information Officer, Chief Digital Officer, Senior Vice President of Marketing, President of Wholesale, General Manager of Global Retail and Senior Vice President of Human Resources. Collectively, the new management team has significant retail experience, with companies like the Gores Group, Warnaco Swimwear Group, BCBG Max Azria, Laundry by Shelli Segal, Bauer Nike Hockey, Inc., Jones Soda Company, DirecTV, Verizon, Fox Network Group, Beachbody, Perry Ellis International, Express, Indigo Books Music, Inc. and Club Monaco, Inc.

1.	The Company's New Management Team Develops a Turnaround Plan
At the start of 2015, the Company's newly appointed management (later assisted by the Company's advisors) assessed the Company's finances and operations and crafted a turnaround plan based around, among other things, (a) designing product lifecycles that fully exploit domestic capabilities, (b) meeting industry averages for e-commerce, (c) monetizing brand value, (d) building the brand to embrace future marketing initiatives and (e) evaluating and rationalizing the company's store footprint. Each of these initiatives is summarized below.

a.	Designing Product Lifecycles to Exploit Domestic Capabilities
The Company historically lacked a formal process for determining what items would be manufactured, when they should be in the stores, and what the Company should do with items that do not sell. This had a series of negative effects. First, the Company had an ever-growing amount of slow-moving inventory that was never fully liquidated and gave stores a stale appeal to customers. To that end, as of June 2014, the Company estimates that it had three million units of slow moving inventory. Second, of the Company's more than 5,000 styles, only a small fraction accounted for the large majority of sales; as such, the Company was incurring the significant cost and inefficiency of manufacturing, distributing and maintaining significant style diversity without any real benefit. Third, the lack of any seasonal deadlines or calendars resulted in the manufacture of product when the Company least needed it. Finally, the Company did not change its product from season to season or year to year, such that the Company's stores had the same offerings year round.
To address these challenges, the Company's new management team has devised and begun to implement a series of new overhauls, including the following:

•	The design and merchandizing of a new cohesive product line for wholesale and retail.

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Implementation of a new data management system to begin collecting and tracking important sales-related data and trends. The Company can now begin to track which styles are the most successful in different regions and demographics, and seasonality for each product and style.

•	Cessation of production of underperforming styles, with a new focus on the production and sale of bestselling items.

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Creation and maintenance of a design calendar, to ensure that materials are ordered and production commenced at the right times in order to stock stores with clearly defined seasonal lines, giving the Company's operations a fresh look tailored to shifting, seasonal demand.

•	Improvements to quality control in the manufacturing process, thereby reducing overtime hours and ensuring a more efficient production method.

b.	Meeting Industry Averages for e-Commerce
The Company's competition generates, on average, 20% of their sales from e-commerce. In comparison. the Company's e-commerce platform accounts for 10% of sales. Similarly, of the visits to a retail e-commerce site, the industry norm is to expect that 2.5% of the visits will result in a purchase. In contrast, the Company has a "conversion rate" of 1.6%. This relative disadvantage has resulted from, among other things, a poor user experience, problems with inventory allocation, stale product offerings, lack of a meaningful mobile app and poor use of online marketing options. To address these challenges, management (including the Company's first Chief Digital Officer) has begun to, among other things, develop and build a new state-of-the art mobile app, improve user experience with the Company's website and implement better options for accepting payments internationally.

c.	Monetizing Brand Value
Since the fourth quarter of 2013, same store sales comparables have declined virtually every month at an average rate of 7%. To address these challenges, management has, among other things, (a) placed greater emphasis on new designs that emphasize quality and fit, (b) commenced the process of creating new and viable products for wholesale, retail, and e-commerce, (c) launched a new marketing campaign to increase store traffic and rejuvenate store branding, (d) begun to improve the Company's training, onboarding procedures and communications between management and retail staff, (e) identified new markets that might be exploited through new store openings, as well as current stores that are unprofitable and should be closed, (f) hired a new design and merchandising team and a new buying team and (g) created a planning and forecasting division. On the wholesale side, management has, among other things, developed plans for (i) new research and development for innovative fabrics, (ii) an increased focus on international wholesale sales, with strategic expansion into new geographic regions and (iii) launching a new website and mobile experience for the wholesale business.

d.	Building the Brand to Embrace Future Marketing Initiatives
While retaining its classic image and culture, the new management team (including the Company's new Senior Vice President of Marketing) has developed a marketing plan to cast the Company in a positive, socially conscious light. The plan involves, among other things, (a) new product launches aligned with digital promotions, (b) a strong collaboration with visual merchandising to create a compelling retail experience, (c) launching new in-store events and partnerships with personalities, celebrities and music bands to increase store traffic, and (d) a new focus on digital advertising with less emphasis on traditional print and outdoor marketing. In addition, the Company has bolstered its dedication to important social and political issues such as immigration rights and equality for the LGBTQ community.

e.	Evaluating and Rationalizing the Company's Store Footprint
Over time, some stores have become unprofitable due to economic conditions in a particular area, rental trends for a particular location or the Company's inability to adequately invest in the location due to a lack of capital resources. Additionally, liquidity constraints have limited the Company's ability to identify and expand into areas of proven performance or potential. In August 2015, the Company retained DJM Realty Services, LLC ("DJM") to serve as real estate consultants and professionals. On the Company's behalf, DJM has begun to analyze the Company's leases and to negotiate with landlords regarding potential lease concessions and the terms of new, long-term relationships. At the same time, DJM and management have begun to identify new potential areas for future expansion. In these Chapter 11 Cases, the Debtors intend to reject leases for some of their unprofitable stores and to assume leases for their currently profitable stores. They will also assume leases for those stores they believe will become profitable with adequate investment and increased management attention. Ultimately, the Debtors have as their goal emerging with a strong lease portfolio that is built to capitalize on strong geographic demand for their products. The Debtors' assessment of the leases it intends to assume and to reject is ongoing.

2.	Attempts to Secure New Financing Sources to Deploy the Turnaround Plan
In order to implement its turnaround plan, in 2014 and 2015, the Company undertook aggressive measures to raise capital and to address its tight liquidity profile. Those measures included the following:

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Exploring potential transactions: In late December 2014, the Company retained Moelis & Company ("Moelis") as investment bankers to explore and solicit interest in a wide variety of potential transactions, including a sale transaction or a transaction involving new debt, equity interests, hybrid capital, or options, warrants or other rights to acquire equity interests in the Company. Moelis contacted more than 90 parties in connection with its solicitation efforts. Of those, 18 parties signed a non-disclosure agreement with the Company and gained access to due diligence regarding the Company's operations and financial conditions. Ultimately, none of those parties determined to enter into a definitive transaction with the Company.

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Obtaining additional credit: On March 25, 2015, AA Carnaby entered into the $15 million UK Loan, providing a loan for $15 million in principal, the proceeds of which were used for general corporate purposes of the Company. American Apparel guaranteed the UK Loan.

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Raising equity: On May 11, 2015, the Company entered into a sales agreement to sell shares of common stock for an aggregate sales price up to $10 million (but in no event more than 15 million shares), through an "at-the-market" equity offering program.

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Attempting to increase authorized shares: In June 2015, the Board and management submitted a proposal for ratification at the 2015 annual shareholders' meeting that would have increased authorized shares of common stock from 230 million to 460 million in order to provide the Company with greater flexibility to generate capital through future equity financings and potential strategic transactions.

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Seeking consent to release share reserves: In July 2015, after shareholders rejected the aforementioned Board and management's proposal to increase the number of authorized shares, management approached Lion Capital to ask that it waive the requirement that the Company reserve shares in connection with its warrants. Releasing the Lion Capital share reserves would have freed up 24.5 million shares, which the Company could have sold to raise additional liquidity. Lion Capital declined to permit the release of the reserves.

Ultimately, despite its efforts, the Company could not generate additional liquidity sources sufficient to fully support management's turnaround plan. At the same time, the Company's sales declined faster than their earlier downward projections. For the three month period ending June 30, 2015, the Company's net sales totaled approximately $134 million (representing a 17% decrease compared with the same period in 2014), resulting in a net loss totaling approximately $19 million and adjusted EBITDA of approximately $4.1 million (compared with $15.9 million of adjusted EBITDA for the same period in 2014). As of June 30, 2015, the Company had an estimated $7 million in cash and its capacity for additional borrowings under the Capital One Credit Facility totaled $6 million.

E.	The Decision to File Chapter 11
With dwindling options for raising capital, in July 2015 the Company deployed a plan to drastically reduce costs in an effort of giving themselves a runway to implement their turnaround plan. The Company aimed to reduce short-term costs by $30 million through, among other things, (a) organization-wide layoffs across all three business operations, (b) negotiations with landlords of significant stores and warehouse facilities to reduce rent obligations, and (c) sourcing fabric and other production inputs from less expensive suppliers. Despite these efforts, management projected that, absent a turnaround in sales, the Company may not have sufficient cash for the near term.

Thus, in late July 2015, the Company began exploring alternatives, including restructuring contingencies. The Company retained Jones Day as restructuring counsel and FTI as financial advisor and asked Moelis to survey the market for interest in any type of in-court or out-of-court transaction. The Company also approached Standard General and holders of the Prepetition Notes to assess options for restructuring its onerous debt obligations. In early August 2015, certain of these holders executed non-disclosure agreements and began reviewing confidential information regarding the Debtors' financial condition.
Early in the noteholders' diligence process, on August 11, 2015, American Apparel filed a notice with the SEC that its quarterly report for the second quarter of 2015 would be delayed. In this notice the Company disclosed, among other things, potential non-compliance with certain of the covenants for the Capital One Credit Facility and ongoing discussions with the Company's lenders under the Capital One Credit Facility regarding potential waivers of any potential defaults thereunder. Those discussions were ultimately successful, and on August 17, 2015, the Company and the Prepetition Secured Lenders effected the ABL Assignment. As discussed in Part II.B, immediately following this assignment, the Company entered into a series of agreements whereby, among other things, (1) existing defaults or potential defaults under the Prepetition ABL Facility were waived, (2) the total commitment under the Prepetition ABL Facility was increased from $50 million to $90 million, and (3) Wilmington Trust assumed the role as administrative agent under the Prepetition ABL Facility. The Prepetition ABL Facility contained a $15 million permitted over-advance to provide a borrowing base of $60 million, the value of which was supported by Credit Facility Priority Collateral. As a result of this amendment, and the ABL Assignment, the Company obtained access to much-needed liquidity and capital, providing the Company breathing room to further assess its options and attempt to negotiate a reorganization framework with its primary creditor constituencies.
Concurrently with the negotiations over the Prepetition ABL Facility, and after having received tepid interest from potential investors in exploring a distressed or restructuring transaction, the Debtors and their advisors entered into extensive arms'-length negotiations with the Committee of Lead Lenders (which includes the Prepetition Secured Lenders) and Standard General regarding (a) the terms of potential debtor-in-possession financing sufficient to provide the Debtors with the liquidity necessary to sustain operations without material disruption to their businesses, while in a bankruptcy proceeding, and (b) the terms of a potential chapter 11 plan of reorganization.
The Debtors' discussions with these parties regarding debtor-in-possession financing proceeded along a parallel track with separate marketing efforts, conducted by Moelis, to obtain such financing from other sources, as described in Declaration of Robert Flachs in Support of Motion for Entry of Interim And Final Orders (I) Authorizing the Debtors to (A) Obtain Postpetition Senior Secured Superpriority Financing Pursuant To 11 U.S.C. §§ 361, 362, 363(c), 363(e), 364(c), 364(d)(1), 364(e) And 507 and (B) Utilize Cash Collateral, (II) Authorizing the Repayment in Full of Amounts Owed Under the Prepetition ABL Credit Facility, (III) Granting Priming Liens, Priority Liens And Superpriority Claims to the DIP Lenders, (IV) Granting Adequate Protection to Certain Prepetition Secured Parties, (V) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 4001(b) And (c) And (VI) Granting Related Relief (the "Flachs Declaration") [Docket No. 33].

F.	The Restructuring Support Agreement, DIP Credit Facility and Proposed Plan

1.	The Restructuring Support Agreement
Ultimately, on October 4, 2015, the Debtors entered into a restructuring support agreement (the "Restructuring Support Agreement") with the Committee of Lead Lenders and Standard General in their respective capacities as Prepetition Secured Lenders and holders of Prepetition Notes (defined therein and in the Plan as the "Supporting Parties"), to effectuate a holistic restructuring of the Company's capital structure to be implemented in these Chapter 11 Cases through the Plan. In connection with the Restructuring Support Agreement, the Supporting Parties (collectively, in such capacity, the "DIP Lenders") committed to provide the Debtors with the $90 million DIP Credit Facility, the terms of which are set forth in the DIP Credit Agreement dated October 4, 2015 and summarized in Section II.F.2 herein. The Supporting Parties also agreed that the DIP Credit Facility would be convertible into the New Exit Facility Term Loan and to provide an additional $40 million of liquidity, as set forth in the Equity Commitment Agreement, to fund exit costs and capitalize the Reorganized Debtors' business.

a.	The New Exit Facility Term Loan

The Debtors may, subject to the terms of the DIP Documents, convert the DIP Credit Facility into the New Exit Facility Term Loan upon the Effective Date. Pursuant and subject to the DIP Credit Agreement, the New Exit Facility Term Loan shall contain commitments for $30 million in incremental loans, subject to reduction as summarized in Section I.A (defined in the Plan as the "New Exit Accordion").
The principal terms of the New Exit Facility Term Loan are set forth in the New Exit Financing Term Sheet attached as Exhibit C to the Restructuring Support Agreement. Consistent with the New Exit Financing Term Sheet, at the Reorganized Debtors' option (subject to certain limitations to be set forth in the New Exit Financing Agreement), interest under the New Exit Facility Term Loan shall be payable in cash at LIBOR plus 10.0% per annum or paid in kind at LIBOR plus 12.0% per annum. The New Exit Facility Term Loan will mature four years after the Effective Date.

b.	The Equity Commitment Agreement
Pursuant and subject to the Equity Commitment Agreement, attached as Exhibit D to the Restructuring Support Agreement, the Commitment Parties have committed to invest a minimum of $10 million in Cash in the Reorganized Debtors, which amount is subject to adjustment up to $40 million based on the total amount committed under the New Exit Accordion.

c.	Governance Terms of the Reorganized American Apparel
Consistent with the Governance Term Sheet, attached to the Restructuring Support Agreement as Exhibit E, on the Effective Date, American Apparel will be converted, merged or otherwise reorganized into a Delaware limited liability company, and membership interests in Reorganized American Apparel will be issued pursuant to the Plan. Reorganized American Apparel will elect to be treated as a corporation for U.S. federal income tax purposes effective on the earlier of the Effective Date or the date of formation, absent an alternative structure determined by the Requisite Supporting Parties, which alternative structure shall require the consent of the Debtors only if such structure results in a transfer of a Debtor's assets to a new entity that is not a successor of the Debtor for tax purposes.

2.	The DIP Credit Facility
The principal terms of the DIP Credit Facility, which are described in more detail in the Flachs Declaration and the Debtors' motion seeking authorization to enter it (the "DIP Motion") [Docket No. 19], are as follows:

•	AA LLC, AA Retail, AA D&F, and KCL are borrowers. American Apparel and Fresh Air are guarantors.

•	Wilmington Trust, N.A. serves as administrative agent.

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The DIP Lenders are Standard General Master Fund L.P., P Standard General Ltd., Monarch Master Funding Ltd., Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., Blackwell Partners, LLC, Series A, Goldman Sachs Trust - Goldman Sachs High Yield Floating Rate Fund, Goldman Sachs Lux Investment Funds - Goldman Sachs High Yield Floating Rate Portfolio (LUX), Goldman Sachs Lux Investment Funds - Global Multi-Sector Credit Portfolio (LUX), Global Opportunities LLC, Global Opportunities Offshore Ltd., Oceana Master Fund Ltd., and PWCM Master Fund Ltd.

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The DIP Lenders provided $90 million in senior secured postpetition financing in the form of $30 million in incremental loans and $60 million to refinance the Prepetition ABL Facility. Interest shall accrue at LIBOR plus 7.00% per annum.

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The Debtors' use of cash collateral and the loan proceeds shall be used (i) for working capital and other general corporate purposes (subject to a budget agreed upon by the parties to the DIP Credit Facility on a rolling basis), (ii) to pay administrative costs of the chapter 11 cases, (iii) to repay all amounts owing under the Prepetition ABL Facility, (iv) to pay transaction costs, fees, and expenses with respect to the DIP Credit Facility, (v) to make Permitted Adequate Protection Payments (as defined in the DIP Credit Agreement), (vi) to fund fees owed to the clerk of the Bankruptcy Court and the U.S. Trustee under 28 U.S.C. § 1930(a), (vii) to pay fees incurred by a trustee under section 726(b) of the Bankruptcy Code up to $100,000, and (viii) to pay certain professional fees and expenses allowed by the Court.

•	The DIP Lenders were granted certain liens and claims, including priming liens and superpriority claims on property of the estate.

•	The parties made representations and warranties substantially the same as those made with respect to the Prepetition ABL Facility.

•	Events of default under the DIP Credit Agreement are standard for a facility of this type.

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The DIP Credit Facility terminates on the earlier of (a) April 5, 2016, (b) the date on which the Bankruptcy Court orders the chapter 11 cases converted to cases under chapter 7 of the Bankruptcy Code, (c) the acceleration of the loans and termination of commitments under section 8.02 of the DIP Credit Agreement, (d) the sale of all or substantially all of the Debtors' assets, and (e) the consummation of a confirmed plan of reorganization for the Debtors.

3.	Milestones
In addition to outlining the main terms of the Plan, the Restructuring Support Agreement, together with the DIP Credit Agreement, also provides a number of relevant milestones that must be satisfied, including:

•	not later than 10 days after the Petition Date, the Debtors shall have filed the Plan, Disclosure Statement and a motion seeking approval of the Disclosure Statement;

•	not later than 45 days after the entry of the interim order approving the DIP Credit Facility, the Bankruptcy Court must have entered a final order approving the DIP Credit Facility;

•	not later than 60 days from the Petition Date, the Bankruptcy Court must have entered an order approving the Disclosure Statement;

•	not later than 120 days from the Petition Date, the Bankruptcy Court must have entered the Confirmation Order; and

•	not later than 180 days from the Petition Date, the Effective Date must have occurred.
In the event that any of these milestones are not satisfied, the Requisite Supporting Parties may terminate the Restructuring Support Agreement.

The Restructuring Support Agreement obligates the Debtors to, among other things, use commercially reasonable efforts to obtain confirmation of the Plan as soon as reasonably practicable in accordance with the foregoing milestones. At the same time, the proposed DIP Credit Facility will provide the Debtors with adequate liquidity to accomplish confirmation of the Plan on a reasonable timeline.

III.	THE CHAPTER 11 CASES

A.	Voluntary Petitions
On October 5, 2015 (defined in the Plan as the "Petition Date"), the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. All of the Chapter 11 Cases have been consolidated for procedural purposes only and are being administered jointly.

The Debtors have continued, and will continue until the Effective Date, to manage their properties as debtors-in-possession, subject to the supervision of the Bankruptcy Court and in accordance with the provisions of the Bankruptcy Code. An immediate effect of the filing of the Chapter 11 Cases was the imposition of the automatic stay under section 362 of the Bankruptcy Code, which, with limited exceptions, enjoined the commencement or continuation of: (1) all collection efforts by creditors; (2) enforcement of liens against any assets of the Debtors; and (3) litigation against the Debtors.

B.	First Day Relief
On the Petition Date, the Debtors filed a number of motions and other pleadings (the "First Day Motions"), the most significant of which are described below, to be discussed at the hearing before the Bankruptcy Court on October 6, 2015 (the "First Day Hearing"). The purpose of these motions was to stabilize the Debtors' business in the initial days of these Bankruptcy Cases and to ensure a smooth transition into chapter 11 with minimal disruption to the Debtors' business.
In particular, the First Day Motions sought authority to, among other things: (1) administer the Bankruptcy Cases jointly for procedural purposes; (2) maintain certain customer programs and honor related prepetition obligations to the Debtors' customers; (3) pay certain prepetition employee wages, benefits and related items; (4) continue use of the Debtors' cash management system; (5) pay certain prepetition claims held by the Debtors' shippers and processors; (6) pay prepetition claims of certain critical vendors; (7) pay certain prepetition taxes;

(8) establish notice and objection procedures for transfer of equity of the Debtors and establish a record date for notice and sell down procedures for trading in claims against the Debtors' estates; (9) establish adequate assurance procedures with respect to the Debtors' utility providers; (10) continue the Debtors' insurance programs and pay related obligations; (11) obtain post-petition financing (as described in further detail below); (12) confirming administrative priority of goods delivered post-petition; (13) confirm certain protections of the Bankruptcy Code; (14) appoint a claims noticing agent; and (15) file a consolidated list of creditors.
On the Petition Date, the Debtors also filed the Restructuring Support Agreement and the Plan for informational purposes and for discussion at the First Day Hearing. In addition, the Debtors filed an application to employ Garden City Group, LLC ("GCG") as administrative agent and a motion establishing procedures for resolving claims under section 503(b)(9) of the Bankruptcy Code for consideration at a future hearing.
On October 6, 2015, the First Day Motions were granted, including a subset of them on an interim basis.

C.	Debtor-in-Possession Credit Facility
On the Petition Date, the Debtors filed the DIP Motion, seeking authority to obtain the DIP Credit Facility in the aggregate principal amount of $90 million from the DIP Lenders and to utilize cash collateral. The Debtors engaged in a robust and arms'-length marketing process designed to attract multiple financing proposals from a focused set of lenders with the sophistication and capacity to provide the Debtors with substantial financing in a relatively short period of time. This process was also geared towards promoting competition and obtaining financing on the best terms available to fit the Debtors' anticipated needs. The Debtors and Moelis sought proposals from 15 potential financing sources, which included 14 third-party lenders and certain of the Debtors' existing constituents. Of the 14 third party lenders that were contacted, four executed non-disclosure agreements and three received access to an electronic data room containing due diligence information related to the Debtors and their financing needs. Ultimately, the Debtors received three proposals for possible debtor-in-possession financing, including two proposals from third-party lenders and one proposal from the Supporting Parties. Ultimately, the Debtors determined that the DIP Credit Facility was the most favorable proposal.
On October 6, 2015, the Bankruptcy Court entered an interim order authorizing certain relief requested in the DIP Motion, including the full refinancing of the Prepetition ABL Facility. The final hearing on the DIP Motion is scheduled for November 2, 2015, at which time the Debtors will seek a final order (i) authorizing the Debtors to obtain financing and utilize cash collateral; (ii) granting adequate protection; (iii) modifying the automatic stay; and (iv) granting related relief.

D.	The Creditors' Committee
As of the date of this Disclosure Statement, the U.S. Trustee has yet to appoint an official committee of unsecured creditors pursuant to section 1102 of the Bankruptcy Code. A formation meeting has been scheduled for October 15, 2015.

E.	Further Motions and Related Events in the Chapter 11 Cases
The Debtors expect to File a number of additional motions and applications to aid in the efficient administration of the Chapter 11 Cases, including applications to retain certain professionals and motions to (1) establish bar dates for filing proofs of claim and approving the form and manner of notice thereof; (2) reject certain contracts and unexpired leases; and (3) continue to employ certain professionals in the ordinary course of the Debtors' business.

4.	Claims Process and Bar Date
On October 13, 2015 the Debtors filed a motion with the Bankruptcy Court seeking to establish the following bar dates for the filing of Proofs of Claim in these Chapter 11 Cases:

•	the general bar date (the "General Bar Date") for all Claims, except as noted below, of December 9, 2015;

•	a bar date for government units holding Claims against the Debtors of April 4, 2016;

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a bar date for Claims amended or supplemented by the Debtors' amended Schedules by the later of (a) the General Bar Date; and (b) the date that is thirty (30) days after the date that notice of the applicable amendment to the Schedules is served on the claimant; and

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a bar date for any claims arising from or relating to the rejection of executory contracts or unexpired leases, in accordance with section 365 of the Bankruptcy Code and pursuant to an order of the Bankruptcy Court entered prior to the confirmation of the (any such order, a "Rejection Order"), the later of (a) the General Bar Date and (b) the date that is thirty (30) days after the entry of the applicable Rejection Order.

The hearing on the Bar Date Motion is scheduled for November 2, 2015.

IV.	THE PLAN
THE FOLLOWING SUMMARY HIGHLIGHTS CERTAIN OF THE SUBSTANTIVE PROVISIONS OF THE PLAN, AND IS NOT, NOR IS IT INTENDED TO BE, A COMPLETE DESCRIPTION OR A SUBSTITUTE FOR A FULL AND COMPLETE REVIEW OF THE PLAN. THE DEBTORS URGE ALL HOLDERS OF CLAIMS AND INTERESTS TO READ AND STUDY CAREFULLY THE PLAN, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT 1.
Section 1123 of the Bankruptcy Code provides that, except for Administrative Claims and Priority Tax Claims, a plan of reorganization must categorize claims against and equity interests in a debtor into individual classes. Although the Bankruptcy Code gives a debtor significant flexibility in classifying claims and interests, section 1122 of the Bankruptcy Code dictates that a plan of reorganization may only classify a claim or an equity interest with claims or equity interests, respectively, that are substantially similar.
The Plan creates seven Classes of Claims and two Classes of Interests per Debtor. These Classes take into account the differing nature and priority of Claims against and Interests in the Debtors. Administrative Claims and

Priority Tax Claims are not classified for purposes of voting or receiving distributions under the Plan (as is permitted by section 1123(a)(1) of the Bankruptcy Code) but are treated separately as unclassified Claims.
The Plan provides specific treatment for each Class of Claims and Interests. Only Holders of Claims that are impaired under the Plan and who will receive distributions under the Plan are entitled to vote on the Plan.
The following discussion sets forth the classification and treatment of all Claims against, or Interests in, the Debtors. It is qualified in its entirety by the terms of the Plan, which is attached hereto as Exhibit 1, and which you should read carefully before deciding whether to vote to accept or reject the Plan.

V.	CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Section II.A of the Plan, are not classified in the Plan. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.
If the Plan is confirmed by the Bankruptcy Court, unless a Holder of an Allowed Claim consents to different treatment, (A) each Allowed Claim in a particular Class will receive the same treatment as the other Allowed Claims in such Class, whether or not the Holder of such Claim voted to accept the Plan and (B) each Allowed Interest in a particular Class will receive the same treatment as the other Allowed Interests in such Class. Such treatment will be in exchange for and in full satisfaction, release and discharge of, the Holder's respective Claims against or Interests in a Debtor, except as otherwise provided in the Plan. Moreover, upon Confirmation, the Plan will be binding on (A) all Holders of Claims regardless of whether such Holders voted to accept the Plan and (B) all Holders of Interests.

A.	Unclassified Claims

3.	Administrative Claims
d.    Administrative Claims in General
Except as specified in Section II.A.1 of the Plan, and subject to Section II.A.1.f of the Plan and subject to the bar date provisions therein, unless otherwise agreed by the Holder of an Administrative Claim and the applicable Reorganized Debtor, each Holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, Cash equal to the Allowed amount of such Administrative Claim on either (i) the latest to occur of (A) the Effective Date (or as soon thereafter as practicable), (B) the date such Claim becomes an Allowed Administrative Claim and (C) such other date as may be agreed upon by the Reorganized Debtors and the Holder of such Claim or (ii) on such other date as the Bankruptcy Court may order.

e.	Statutory Fees
All fees payable pursuant to 28 U.S.C. § 1930 after the Effective Date will be paid by the applicable Reorganized Debtor in accordance therewith until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section 1112 of the Bankruptcy Code or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

f.	Ordinary Course Postpetition Administrative Liabilities
Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business on or after the Petition Date, including Administrative Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date, Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years or portions thereof ending after the Petition Date), Administrative Claims arising under Executory Contracts and Unexpired Leases and all Intercompany Administrative Claims, will be paid by the applicable

Reorganized Debtor, pursuant to the terms and conditions of the particular transaction giving rise to those Administrative Claims, without further action by the Holders of such Administrative Claims or further approval by the Bankruptcy Court. Holders of the foregoing Claims will not be required to File or serve any request for payment of such Administrative Claims.

g.	DIP Claims
On the Effective Date, all DIP Expenses will be paid in Cash and the remaining DIP Claims will be converted into loans under the New Exit Facility Term Loan pursuant to the terms of the New Exit Financing Agreement.

h.	Prepetition ABL Claims
All obligations and claims in respect of or arising under the Prepetition ABL Facility will be paid in full, in Cash, on the Effective Date to the extent not previously paid pursuant to the DIP Orders.

i.	Professional Compensation
Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Fee Order, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than sixty (60) days after the Effective Date; provided, however, that any party who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as provided in the Ordinary Course Professionals Order). Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party no later than ninety (90) days after the Effective Date. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims.

j.	Post-Effective Date Professionals' Fees and Expenses
Except as otherwise specifically provided in the Plan, on and after the Effective Date, the Reorganized Debtors will, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented fees and expenses of the Professionals or other fees and expenses incurred by the Reorganized Debtors on or after the Effective Date, in each case, related to implementation and consummation of the Plan. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code or any order of the Bankruptcy Court entered before the Effective Date governing the retention of, or compensation for services rendered by, Professionals after the Effective Date will terminate, and the Reorganized Debtors may employ or pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

k.	Bar Dates for Administrative Claims
Except as otherwise provided in the Plan, requests for payment of Administrative Claims (other than DIP Claims, Fee Claims and Administrative Claims based on Liabilities incurred by a Debtor from and after the Petition Date in the ordinary course of its business as described in Section II.A.1.c of the Plan) must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date will be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than the Administrative Claims Objection Deadline.

4.	Payment of Priority Tax Claims

a.    Priority Tax Claims
Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of a Priority Tax Claim and the Debtors (with the consent of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed), each Holder of an Allowed Priority Tax Claim will receive, at the option of the Debtors, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, on account of and in full and complete settlement, release and discharge of such Claim, (i) Cash in an amount equal to the amount of such Allowed Priority Tax Claim or (ii) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business by the Reorganized Debtors as they become due.
b.    Other Provisions Concerning Treatment of Priority Tax Claims
Notwithstanding Section II.A.2.a of the Plan, any Claim on account of any penalty arising with respect to or in connection with an Allowed Priority Tax Claim that does not compensate the Holder for actual pecuniary loss will be treated as a General Unsecured Claim, and the Holder (other than as the Holder of a General Unsecured Claim) may not assess or attempt to collect such penalty from the Reorganized Debtors or their respective property.

B.	Classified Claims and Interests
1.    General
Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified for voting and distribution pursuant to the Plan, as set forth in the Plan. A Claim or Interest will be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such other Class. Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims will be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, and except as otherwise specifically provided for in the Plan, the Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy law, in no event will the aggregate value of all property received or retained under the Plan on account of an Allowed Claim exceed 100% of the underlying Allowed Claim.
Section 1129(a)(10) of the Bankruptcy Code will be satisfied for the purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims; provided, however, that in the event no Holder of a Claim with respect to a specific Class for a particular Debtor timely submits a Ballot in compliance with the Disclosure Statement Order indicating acceptance or rejection of the Plan, such Class will be deemed to have accepted the Plan. The Debtors may seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.
To the extent a Holder has Claims arising from the same transaction or occurrence that may be asserted against more than one Debtor, the vote of such Holder in connection with such Claims will be counted as a vote of each such Claim against each applicable Debtor against which such Holder has a Claim. The Plan assigns a letter to each Debtor and a number to each of the Classes of Claims against or Interests in the Debtors. For consistency, similarly designated Classes of Claims and Interests are assigned the same number across each of the Debtors. Any non-sequential enumeration of the Classes is intentional to maintain consistency.
Claims against and Interests in each of the Debtors are classified in up to 9 separate Classes as follows:

Letter	Debtor	Class	Designation
A	American Apparel, Inc.	1	Priority Claims
B	American Apparel (USA), LLC	2	Other Secured Claims
C	American Apparel Retail, Inc.	3	Prepetition Note Secured Claims
D	American Apparel Dyeing & Finishing, Inc.	4	General Unsecured Claims
E	KCL Knitting, LLC	5	UK Guaranty Claims
F	Fresh Air Freight, Inc.	6	Section 510 Claims
		7	Intercompany Claims
		8	APP Interests
		9	Subsidiary Debtor Equity Interests
2.    Identification of Classes of Claims Against and Interests in the Debtors
The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code or (c) deemed to accept or reject the Plan.

Class	Designation	Impairment	Entitled to Vote
1A-1F	Priority Claims	Unimpaired	Deemed to Accept
2A-2F	Other Secured Claims	Unimpaired	Deemed to Accept
3A-3F	Prepetition Note Secured Claims	Impaired	Entitled to Vote
4A-4F	General Unsecured Claims	Impaired	Entitled to Vote
5A	UK Guaranty Claims	Unimpaired	Deemed to Accept
6A-6F	Section 510 Claims	Impaired	Deemed to Reject
7A-7F	Intercompany Claims	Unimpaired	Deemed to Accept
8A	APP Interests	Impaired	Deemed to Reject
9B-9F	Subsidiary Debtor Equity Interests	Unimpaired	Deemed to Accept

3.	Treatment of Claims

c.	Priority Claims (Classes 1A through 1F)
Priority Claims are Claims that are entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code and that are not Administrative Claims, DIP Claims or Priority Tax Claims. On the later of (i) the Effective Date and (ii) the date on which such Priority Claim becomes an Allowed Priority Claim, unless otherwise agreed to by the Debtors and the Holder of an Allowed Priority Claim (in which event such other agreement will govern), each Holder of an Allowed Priority Claim against a Debtor will receive on account and in full and complete settlement, release and discharge of such Claim, Cash in the amount of such Allowed Priority Claim in accordance with section 1129(a)(9) of the Bankruptcy Code. All Allowed Priority Claims against the Debtors that are not due and payable on or before the Effective Date will be paid by the Reorganized Debtors when such Claims become due and payable in the ordinary course of business in accordance with the terms thereof.
Claims in Classes 1A through 1F are Unimpaired. Each Holder of an Allowed Claim in Classes 1A through 1F is conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and is, therefore, not entitled to vote.

d.	Other Secured Claims (Classes 2A through 2F)
Other Secured Claims are Claims, including Secured Tax Claims but excluding Prepetition ABL Claims and Prepetition Note Secured Claims, that are secured by a lien on property in which an Estate has an interest or that are subject to a valid right of setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in such Estate's interest in such property or to the extent of the amount subject to such valid right of setoff, as applicable, as determined pursuant to section 506 of the Bankruptcy Code. Unless otherwise agreed by the Holder of an Other Secured Claim and the applicable Debtor and the Creditors' Committee, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Other Secured Claim will receive the following treatment at the option of the Debtors: (i) such Allowed Other Secured Claim will be Reinstated; (ii) payment in full (in Cash) of any such Allowed Other Secured Claim; or (iii) satisfaction of any such Allowed Other Secured Claim by delivering the collateral securing any such Allowed Other Secured Claim and paying any interest required to be paid under section 506(b) of the Bankruptcy Code.
Claims in Classes 2A through 2F are Unimpaired. Each Holder of an Allowed Claim in Classes 2A through 2F is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and is, therefore, not entitled to vote.

e.	Prepetition Note Secured Claims (Classes 3A through 3F)
Prepetition Note Secured Claims are Secured Claims against any of the Debtors under or evidenced by the Prepetition Indenture or the Prepetition Notes, including any guaranty obligations of the Prepetition Note Guarantors with respect to any of the foregoing. Unless otherwise agreed by the Holder of a Prepetition Note Secured Claim and the Debtors, on the Effective Date or as soon as reasonably practicable thereafter each Holder of an Allowed Prepetition Note Secured Claim, subject to the terms of this Plan, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Claim, will receive its Pro Rata share of 100% of Reorganized American Apparel Equity Interests, subject to dilution by the Management Incentive Shares and the New Equity Investment Interests; provided, however, that the Debtors, upon the request of the Requisite Supporting Parties, will provide an alternative distribution to any Holder of a Prepetition Note Secured Claim that is not a Supporting Party in Cash in an amount equal to such Holder's Prepetition Note Secured Claim, to be paid on or promptly after the Effective Date.
Claims in Classes 3A through 3F are Impaired. Each Holder of an Allowed Claim in Classes 3A through 3F is entitled to vote.

f.	General Unsecured Claims (Classes 4A through 4F)
General Unsecured Claims are all Claims that are not an Administrative Claim, Priority Claim, Prepetition Note Secured Claim, Priority Tax Claim, Other Secured Claim, UK Guaranty Claim, Section 510 Claim or Intercompany Claim, but includes any Claim that is a Prepetition Note Deficiency Claim.
Unless otherwise agreed by the Holder of a General Unsecured Claim and the Debtors, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed General Unsecured Claim in Classes 4A through 4F will receive, subject to the terms of this Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, a distribution equal to its Pro Rata share of the share of (i) units in the Litigation Trust and (ii) solely if the Class in which such Claim is classified accepts the Plan, the applicable GUC Support Payment, which will be paid in semi-annual installments for 1 year from and after the Effective Date.
Claims in Classes 4A through 4F are Impaired. Each Holder of an Allowed Claim in Classes 4A through 4F is entitled to vote.

g.	UK Guaranty Claims (Class 5A)
UK Guaranty Claims are all claims arriving under or evidenced by the guaranty of the UK Loan by American Apparel. On the Effective Date or as soon as reasonably practicable thereafter, all UK Guaranty Claims will be Reinstated, subject to Section 6 of the Restructuring Support Agreement. Claims in Class 5A are Unimpaired. Each Holder of an Allowed Claim in Class 5A is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, is not entitled to vote

h.	Section 510 Claims (Classes 6A through 6F)

Section 510 Claims are all Claims against a Debtor arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim and any other claim subject to subordination under section 510 of the Bankruptcy Code. No property will be distributed to or retained by the Holders of Section 510 Claims, and such Claims will be extinguished on the Effective Date. Holders of Section 510 Claims will not receive any distribution pursuant to the Plan.
Claims in Classes 6A through 6F are Impaired. Each Holder of an Allowed Claim in Classes 6A through 6F is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, is not entitled to vote.

i.	Intercompany Claims (Classes 7A through 7F)
Intercompany Claims are all Claims held by American Apparel or any of its direct or indirect subsidiaries against a Debtor that arose prior to the Petition Date. On the Effective Date or as soon as reasonably practicable thereafter, all Intercompany Claims may be compromised by distribution, contribution or otherwise, or Reinstated, at the discretion of the Debtors or the Reorganized Debtors, as the case may be, on or after the Effective Date. Claims in Classes 7A through 7F are Unimpaired. Each Holder of an Allowed Claim in Classes 7A through 7F is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, is not entitled to vote.

j.	APP Interests (Class 8A)
APP Interests are all Interests in American Apparel, which include the rights of the Holders of the common stock, membership interests, partnership interests or other equity interests issued by a Debtor and outstanding immediately prior to the Petition Date, and any options, warrants or other rights with respect thereto, or any other instruments evidencing an ownership interest in a Debtor and the rights of any Entity to purchase or demand the issuance of any of the foregoing, including: (i) redemption, conversion, exchange, voting, participation and dividend rights (including any rights in respect of accrued and unpaid dividends); (ii) liquidation preferences; and (iii) stock options and warrants. On the Effective Date or as soon as reasonably practicable thereafter, all APP Interests will be cancelled and extinguished. Holders of APP Interests will not receive any distribution pursuant to the Plan.
Interests in Class 8A are Impaired. Each Holder of an Allowed Interest in Class 8A is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, is not entitled to vote.

k.	Subsidiary Debtor Equity Interests (Classes 9B through 9F)
Subsidiary Debtor Equity Interests are, as to a particular Subsidiary Debtor, any Interests in such Debtor. Interest means the rights of the Holders of the common stock, membership interests or partnership interests issued by a Debtor and outstanding immediately prior to the Petition Date, and any options, warrants or other rights with respect thereto, or any other instruments evidencing an ownership interest in a Debtor and the rights of any Entity to purchase or demand the issuance of any of the foregoing, including: (a) redemption, conversion, exchange, voting, participation and dividend rights (including any rights in respect of accrued and unpaid dividends); (b) liquidation preferences; and (c) stock options and warrants. On the Effective Date, all Subsidiary Debtor Equity Interests will not receive any distribution pursuant to the Plan and will be Reinstated, subject to Section III.C.1 of the Plan.
Interests in Classes 9B through 9F are Unimpaired. Each Holder of an Allowed Interest in Classes 9B through 9F is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, is not entitled to vote.

C.	Reservation of Rights Regarding Claims
Except as otherwise provided in the Plan, nothing will affect the Debtors' or the Reorganized Debtors' rights and defenses, whether legal or equitable, with respect to any Claims, including, without limitation, all rights with respect to legal and equitable defenses to alleged rights of setoffs or recoupment.

D.	Postpetition Interest on Claims
Except as required by applicable bankruptcy law, postpetition interest will not accrue or be payable on account of any General Unsecured Claim.

E.	Insurance
Notwithstanding anything to the contrary in the Plan, if any Allowed Claim is covered by an insurance policy, such Claim will first be paid from proceeds of such insurance policy, with the balance, if any, treated in accordance with the provisions of the Plan governing the Class applicable to such Claim.

F.	Treatment of Executory Contracts and Unexpired Leases

1.	Assumption and Rejection of Executory Contracts and Unexpired Leases
On the Effective Date, except as otherwise provided the Plan, each of the Debtors' Executory Contracts and Unexpired Leases not previously assumed or rejected pursuant to an order of the Bankruptcy Court will be deemed rejected as of the Effective Date in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (1) identified on Exhibit C to the Plan (which will be Filed as part of the Plan Supplement) as an Executory Contract or Unexpired Lease designated for assumption, (2) which is the subject of a separate motion or notice to assume or reject Filed by the Debtors and pending as of the Confirmation Hearing, (3) that previously expired or terminated pursuant to its own terms or (4) that was previously assumed by any of the Debtors.
Entry of the Confirmation Order by the Bankruptcy Court will constitute an order approving the assumptions or rejections of such Executory Contracts and Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, will revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including, without limitation, any "change of control" provision), then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement Exhibit C to the Plan in their discretion prior to the Effective Date on no less than three (3) days' notice to any counterparty to an Executory Contract or Unexpired Lease affected thereby.

2.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases
Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (a) the amount of any payments to cure such a default, (b) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. No later than the date on which the Plan Supplement is Filed, to the extent not previously Filed with the Bankruptcy Court and served on affected counterparties, the Debtors will provide for notices of proposed assumption and proposed cure amounts to be sent to applicable Executory Contract and Unexpired Lease counterparties, together with procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a contract or lease counterparty to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors by the date on which objections to Confirmation are due (or such other date as may be provided in the applicable assumption notice). Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.
Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise will result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed will be deemed disallowed and expunged without further notice to or action, order or approval of the Bankruptcy Court.

3.	Claims Based on Rejection of Executory Contracts and Unexpired Leases
Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Debtors' Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Notice and Claims Agent within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Proofs of Claim arising from the rejection of the Debtors' Executory Contracts and Unexpired Leases that are not timely filed will be disallowed automatically, forever barred from assertion, and will not be enforceable against any Reorganized Debtor without the need for any objection by the Reorganized Debtors or further notice to or action, order, or approval of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Debtors' Executory Contracts and Unexpired Leases will constitute General Unsecured Claims and will be treated in accordance with Section II.C.4 of the Plan.
The Debtors reserve the right to object to, settle, compromise or otherwise resolve any Claim Filed on account of a rejected Executory Contract or Unexpired Lease.

4.	Contracts and Leases Entered Into After the Petition Date
Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

5.	Reservation of Rights
Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, nor the Debtors' delivery of a notice of proposed assumption and proposed cure amount to applicable contract and lease counterparties will constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, will have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

6.	Pre-Existing Obligations to the Debtors Under Executory Contracts and Unexpired Leases
Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise will not constitute a termination of pre-existing obligations owed to the Debtors or Reorganized Debtors under such Executory Contracts or Unexpired Leases. Notwithstanding any applicable non-bankruptcy law to the contrary, the Debtors and Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties, indemnifications or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors from counterparties to rejected Executory Contracts or Unexpired Leases.

7.	Certain Compensation and Benefit Programs

Notwithstanding anything to the contrary in the Plan, all contracts, agreements, policies, programs and plans in existence on the Petition Date that provided for the issuance of APP Interests or other Interests in any of the Debtors to current or former employees or directors of the Debtors are, to the extent not previously terminated or rejected by the Debtors, rejected or otherwise terminated as of the Effective Date without any further action of the Debtors or Reorganized Debtors or any order of the Court, with rejection damages of $0.00, and any unvested APP Interests or other Interests granted under any such agreements, policies, programs and plans in addition to any APP Interests or other Interests granted under such agreements previously terminated or rejected by the Debtors to the extent not previously cancelled will be cancelled pursuant to Section III.L of the Plan. Objections to the treatment of these plans or the Claims for rejection or termination damages arising from the rejection or termination of any such plans, if any, must be submitted and resolved in accordance with the procedures and subject to the conditions for objections to Confirmation. If any such objection is not timely Filed and served before the deadline set for objections to the Plan, each participant in or counterparty to any agreement described in Section IV.G of the Plan will be forever barred from (a) objecting to the rejection or termination provided thereunder, and will be precluded from being heard at the Confirmation Hearing with respect to such objection; (b) asserting against any Reorganized Debtor, or its property, any default existing as of the Effective Date or any counterclaim, defense, setoff or any other interest asserted or assertable against the Debtors; and (c) imposing or charging against any Reorganized Debtor any accelerations, assignment fees, increases or any other fees as a result of any rejection pursuant to Section IV.G of the Plan.

8.	Obligations to Insure and Indemnify Directors, Officers and Employees
Any and all directors and officers liability and fiduciary insurance or tail policies in existence as of the Effective Date will be reinstated and continued in accordance with their terms and, to the extent applicable, will be deemed assumed or assumed and assigned by the applicable Debtor or Reorganized Debtor, pursuant to section 365 of the Bankruptcy Code and Section IV.A of the Plan. Each insurance carrier under such policies will continue to honor and administer the policies with respect to the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors prior to the Effective Date.
Reorganized American Apparel will enter into the Indemnification Agreements with officers, directors and certain employees of the Reorganized Debtors or Debtors (as applicable) serving in such capacity on or after the Petition Date. The form of the Indemnification Agreements will be Filed as part of the Plan Supplement.
The Reorganized Debtors will be obligated to indemnify any person, other than the Excluded Parties or any party who is not a Released Party, who is serving or has served (a) as one of the Debtors' directors, officers or employees at any time from and after the Petition Date for any losses, claims, costs, damages or Liabilities resulting from such person's service in such a capacity at any time from and after the Petition Date or (b) as a director, officer or employee of a Non-Debtor Affiliate at any time from and after the Petition Date (provided that nothing in the Plan will limit any obligations of such Non-Debtor Affiliate), to the extent provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will be deemed and treated as Executory Contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order. For the avoidance of doubt, no indemnification obligations to any Excluded Party or a party that is not a Released Party will be assumed, reinstated or provided for pursuant to the Plan.

G.	Conditions Precedent to Confirmation of the Plan
The Bankruptcy Court will not be requested to enter the Confirmation Order unless and until the following conditions have been satisfied or duly waived pursuant to Section VII.C of the Plan:

•	The Bankruptcy Court will have entered the Disclosure Statement Order.

•	The Plan and Confirmation Order will be in form and substance acceptable to the Debtors and Requisite Supporting Parties.

H.	Conditions Precedent to the Occurrence of the Effective Date

The Effective Date will not occur, and the Plan will not be consummated unless and until the following conditions have been satisfied or duly waived pursuant to Section VII.C of the Plan.

•	All documents and agreements necessary to consummate the Plan shall have been effected or executed.

•	The Confirmation Order shall be in full force and effect, and no stay thereof shall be in effect.

•
All other documents and agreements necessary to implement the Plan on the Effective Date, including without limitation the documents and agreements evidencing the New Exit Facility Term Loan, will have been executed and delivered and all other actions required to be taken in connection with the Effective Date will have occurred.

•
The Debtors have received from the Commitment Parties all funds comprising the New Equity Investment or such funds have been funded into the escrow account in accordance with the Equity Commitment Agreement.

•
All conditions precedent to the effectiveness of the New Exit Facility Term Loan shall have been satisfied or waived in accordance therewith (except any condition precedent requiring that all conditions to the Effective Date shall have been satisfied or waived).

•	The New Securities and Documents shall be in form and substance acceptable to the Debtors and the Requisite Supporting Parties.

•	All statutory fees and obligations then due and payable to the Office of the United States Trustee will have been paid and satisfied in full.

I.	Waiver of Conditions to Confirmation or the Effective Date
The conditions to Confirmation and the conditions to the Effective Date (other than such conditions set forth in Section VII.B.2 and Section VII.B.4 of the Plan) may be waived in whole or part at any time by the Debtors, with the consent of the Requisite Supporting Parties.

J.	Effect of Nonoccurrence of Conditions to the Effective Date
The Debtors reserve the right to seek to vacate the Plan at any time prior to the Effective Date. If the Confirmation Order is vacated pursuant to Section VII.D of the Plan: (1) the Plan will be null and void in all respects, including with respect to (a) the discharge of Claims pursuant to section 1141 of the Bankruptcy Code, (b) the assumption, assumption and assignment or rejection of Executory Contracts and Unexpired Leases, as applicable, and (c) the releases described in Section IX.E of the Plan; and (2) nothing contained in the Plan will (a) constitute a waiver or release of any claims by or against, or any Interest in, any Debtor or (b) prejudice in any manner the rights of the Debtors or any other party in interest.

K.	Retention of Jurisdiction by the Bankruptcy Court
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

•
Allow, disallow, estimate, determine, liquidate, reduce, classify, re-classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the amount, allowance, priority or classification of Claims or Interests;

•	Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

•
Resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

•	Ensure that distributions to Holders of Claims are accomplished pursuant to the provisions of the Plan;

•
Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications Filed in the Bankruptcy Court involving any Debtor or any Reorganized Debtor that may be pending on the Effective Date or brought thereafter;

•
Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

•
Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any Entity's rights arising from or obligations incurred in connection with the Plan or such documents;

•
Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

•
Hear and determine any matter, case, controversy, suit, dispute, or Causes of Action regarding the existence, nature and scope of the releases, injunctions, and exculpation provided under the Plan, and issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to implement, enforce or restrain interference by any Entity with respect to the consummation, implementation or enforcement of the Plan or the Confirmation Order, including the releases, injunctions, and exculpation provided under the Plan;

•
Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

•
Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

•	Enforce, clarify or modify any orders previously entered by the Bankruptcy Court in the Chapter 11 Cases;

•	Enter a final decree closing the Chapter 11 Cases;

•	Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes;

•	Recover all assets of the Debtors and their Estates, wherever located; and

•	Hear any other matter over which with the Bankruptcy Court has jurisdiction.
If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in Section X of the Plan, the provisions of Section X of the Plan will have no effect upon and will not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

VI.	VOTING REQUIREMENTS
The Disclosure Statement Order entered by the Bankruptcy Court approved certain procedures for the Debtors' solicitation of votes to approve the Plan, including setting the deadline for voting, which Holders of Claims or Interests are eligible to receive Ballots to vote on the Plan, and certain other voting procedures.
THE DISCLOSURE STATEMENT ORDER IS HEREBY INCORPORATED BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN. YOU SHOULD READ THE DISCLOSURE STATEMENT ORDER, THE CONFIRMATION HEARING NOTICE, AND THE INSTRUCTIONS ATTACHED TO YOUR BALLOT IN CONNECTION WITH THIS SECTION, AS THEY SET FORTH IN DETAIL, AMONG OTHER THINGS, PROCEDURES GOVERNING VOTING DEADLINES AND OBJECTION DEADLINES.
If you have any questions about the procedure for voting your Claim or the Solicitation Package you received, or if you wish to obtain a paper copy of the Plan, this Disclosure Statement or any exhibits to such documents, please contact GCG, the Voting Agent, (A) by telephone (1) for U.S. and Canadian callers toll-free at (877) 940-7795 and (2) for international callers at (614) 779-0360, or (B) in writing at American Apparel, Inc. et al. Ballot Processing, c/o GCG, P.O. Box 10243, Dublin, Ohio 43017-5743 or by email at AAICaseinfo@gardencitygroup.com.

A.	Voting Deadline
This Disclosure Statement and the appropriate Ballot(s) are being distributed to all Holders of Claims that are entitled to vote on the Plan. In order to facilitate vote tabulation, there is a separate Ballot designated for each impaired voting Class; however, all Ballots are substantially similar in form and substance, and the term "Ballot" is used without intended reference to the Ballot of any specific Class of Claims.
IN ACCORDANCE WITH THE DISCLOSURE STATEMENT ORDER, IN ORDER TO BE CONSIDERED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN, ALL BALLOTS MUST BE RECEIVED BY THE VOTING AGENT NO LATER THAN 5:00 P.M. (PREVAILING EASTERN TIME) ON [DATE], 201[_], WHICH IS THE VOTING DEADLINE. BALLOTS SUBMITTED BY BENEFICIAL OWNERS OF PREPETITION NOTES TO A MASTER BALLOT AGENT MUST BE RECEIVED BY SUCH MASTER BALLOT AGENT WITH SUFFICIENT TIME TO ENABLE THE MASTER BALLOT AGENT TO DELIVER A MASTER BALLOT TO THE VOTING AGENT BY THE VOTING DEADLINE. ONLY THOSE BALLOTS ACTUALLY RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE WILL BE COUNTED AS EITHER ACCEPTING OR REJECTING THE PLAN. EXCEPT WITH RESPECT TO BALLOTS SUBMITTED THROUGH THE VOTING AGENT'S ONLINE BALLOTING PORTAL AND MASTER BALLOTS (WHICH MAY BE SUBMITTED BY ELECTRONIC MAIL), NO BALLOTS MAY BE SUBMITTED BY ELECTRONIC MAIL OR OTHER MEANS OF ELECTRONIC SUBMISSION, AND ANY BALLOTS OTHER THAN MASTER BALLOTS SUBMITTED BY ELECTRONIC MAIL OR OTHER MEANS OF ELECTRONIC SUBMISSION WILL NOT BE ACCEPTED BY THE VOTING AGENT.
FOR DETAILED VOTING INSTRUCTIONS, SEE THE DISCLOSURE STATEMENT ORDER.

B.	Holders of Claims or Interests Entitled to Vote
Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be "impaired" under a plan unless (1) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or equity interest entitles the holder thereof; or (2) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan (a) cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy), (b) reinstates the maturity of such claim or equity interest as it existed before the default, (c) compensates the holder of such claim or equity interest for any damages resulting from such holder's reasonable reliance on such legal right to an accelerated payment and (d) does not otherwise alter the legal, equitable or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.
In general, a holder of a claim or equity interest may vote to accept or reject a plan if (1) the claim or equity interest is "allowed," which means generally that it is not disputed, contingent or unliquidated, and (2) the claim or equity interest is impaired by a plan. However, if the holder of an impaired claim or equity interest will not receive any distribution under the plan on account of such claim or equity interest, the Bankruptcy Code deems such holder to have rejected the plan and provides that the holder of such claim or equity interest is not entitled to vote on the plan. If the claim or equity interest is not impaired, the Bankruptcy Code conclusively presumes that the holder of such claim or equity interest has accepted the plan and provides that the holder is not entitled to vote on the plan.
Except as otherwise provided in the Disclosure Statement Order, the Holder of a Claim against one or more Debtors that is "impaired" under the Plan is entitled to vote to accept or reject the Plan if (1) the Plan provides a distribution in respect of such Claim; and (2) the Claim has been scheduled by the appropriate Debtor (and is not scheduled as disputed, contingent, or unliquidated), the Holder of such Claim has timely Filed a Proof of Claim or a Proof of Claim was deemed timely Filed by an order of the Bankruptcy Court prior to the Voting Deadline.
As set forth in the Tabulation Rules (as defined in the Disclosure Statement Order) and Disclosure Statement Order, Holders of wholly disputed, wholly contingent or wholly unliquidated Claims will have such Claims temporarily allowed for voting purposes only, and not for purposes of allowance or distribution, at $1.00. Any Holder seeking to challenge the allowance of its Claim for voting purposes in accordance with the Tabulation Rules must file a motion, pursuant to Bankruptcy Rule 3018(a), in accordance with the Disclosure Statement Order. Any Ballot submitted by a creditor that files such a motion will be counted solely in accordance with the Debtors' proposed Tabulation Rules and the other applicable procedures contained in the Disclosure Statement Order unless and until the underlying Claim is temporarily allowed by the Bankruptcy Court for voting purposes in a different amount, after notice and a hearing.
A vote on the Plan may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Disclosure Statement Order also sets forth assumptions and procedures for determining the amount of Claims that each creditor is entitled to vote in these Chapter 11 Cases and how votes will be counted under various scenarios.

C.	Vote Required for Acceptance by a Class
A Class of Claims will have accepted the Plan if it is accepted by at least two-thirds (⅔) in amount and more than one-half (½) in number of the Allowed Claims in such Class that have voted on the Plan in accordance with the Disclosure Statement Order.

VII.	CONFIRMATION OF THE PLAN
The Bankruptcy Code requires the Bankruptcy Court, after notice, to conduct a hearing at which it will hear objections (if any) and determine whether to confirm the Plan. At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code described below are met.
The Confirmation Hearing has been scheduled to begin on [DATE], at [__]:[__] [_]:m. prevailing Eastern time before the Honorable Chief Judge Brendan L. Shannon, United States Bankruptcy Judge for the District of Delaware, in Courtroom No. 1, Sixth Floor, at the United States Bankruptcy Court for the District of Delaware, located at 824 North Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.

A.	Deadline to Object to Confirmation

Objections, if any, to the Confirmation of the Plan must: (1) be in writing; (2) state the name and address of the objecting party and the nature of the Claim or Interest of such party; (3) state with particularity the basis and nature of any objection; and (4) be Filed with the Bankruptcy Court, and served on the following parties so that they are received no later than [_]:00 [_].m., prevailing Eastern time, on [DATE]:

•	the Debtors, c/o American Apparel, Inc., 747 Warehouse Street, Los Angeles, California 90021, Attn: Chelsea Grayson, Esq. and Lance Miller, Esq.;

•
counsel to the Debtors, Jones Day, 222 East 41st St., New York, New York 10017, Attn:   Scott J. Greenberg, Esq. and Michael J. Cohen, Esq. and 555 South Flower Street, 50th Floor, Los Angeles, California 90071, Attn: Richard L. Wynne and Erin N. Brady; and Pachulski Stang Ziehl & Jones LLP, 919 North Market Street, 17th Floor, Wilmington, Delaware 19801, Attn: Laura Davis Jones, Esq. and James O'Neill, Esq.;

•	the Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Wilmington, Delaware 19801, Attn: Jane Leamy, Esq. and Natalie M. Cox, Esq.;

•	counsel to the Creditors' Committee;

•
counsel to Standard General, L.P. and its affiliates, Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, 10022, Attn: M. Natasha Labovitz, Esq.; and Young Conaway Stargatt & Taylor, LLP, One Rodney Square, 1000 N. King St., Wilmington, Delaware, 19801, Attn: Joseph M. Barry, Esq.;

•
counsel to the Committee of Lead Lenders, Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Ave., New York, New York 10005, Attn: Gerald Uzzi, Esq. and Bradley Scott Friedman, Esq.; and Fox Rothschild LLP, 919 N. Market street, Suite 300, Wilmington, Delaware 19801, Attn: Jeffrey M. Schlerf, Esq. and L. John Bird, Esq.;

•
counsel to U.S. Bank National Association, in its capacity as the trustee under the indenture governing the Prepetition Notes, Shipman & Goodwin LLP, One Constitution Plaza, Hartford, Connecticut 06103, Attn: Ira H. Goldman, Esq.; and

•
counsel to Wilmington Trust, National Association, as DIP Agent and administrative agent under the Prepetition ABL Facility, Covington & Burling LLP, 620 Eighth Avenue, New York, New York 10018, Attn: Ronald Hewitt, Esq. and R. Alexander Clark, Esq.; and Pepper Hamilton LLP, Hercules Plaza, Suite 5100, 1313 N. Market St., Wilmington, Delaware 19899, Attn: David B. Stratton, Esq. and David M. Fournier, Esq.; and

•	such other parties that the Bankruptcy Court may order.

B.	Requirements for Confirmation of the Plan
Among the requirements for Confirmation of the Plan are that the Plan (1) is accepted by all impaired Classes of Claims and Interests or, if rejected by an impaired Class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such Class; (2) is feasible; and (3) is in the "best interests" of creditors and stockholders that are impaired under the Plan.

1.	Requirements of Section 1129(a) of the Bankruptcy Code
A moneyed, business or commercial corporation or trust must satisfy the following requirements pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm its reorganization plan:

•	The plan complies with the applicable provisions of the Bankruptcy Code.

•	The proponent(s) of the plan complies with the applicable provisions of the Bankruptcy Code.

•	The plan has been proposed in good faith and not by any means forbidden by law.

•
Any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under a plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

•
The proponent(s) of a plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor or a successor to the debtor under the plan, and the appointment to, or continuance in, such office of such individual must be consistent with the interests of creditors and equity security holders and with public policy.

•
The proponent(s) of the plan has disclosed the identity of any insider (as defined in section 101 of the Bankruptcy Code) that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.

•
Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval.

•	With respect to each impaired class of claims or interests—

◦
each holder of a claim or interest of such class (a) has accepted the plan; or (b) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date; or

◦
if section 1111(b)(2) of the Bankruptcy Code applies to the claims of such class, each holder of a claim of such class will receive or retain under the plan on account of such claim, property of a value, as of the effective date of the plan, that is not less than the value of such holder's interest in the estate's interest in the property that secures such claims.

•
With respect to each class of claims or interests, such class has (a) accepted the plan; or (b) such class is not impaired under the plan (subject to the "cramdown" provisions discussed below; see "Confirmation of the Plan — Requirements of Section 1129(b) of the Bankruptcy Code").

•	Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that:

◦
with respect to a claim of a kind specified in sections 507(a)(2) or 507(a)(3) of the Bankruptcy Code, on the effective date of the plan, the holder of the claim will receive on account of such claim cash equal to the allowed amount of such claim, unless such holder consents to a different treatment;

◦
with respect to a class of claim of the kind specified in sections 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7) of the Bankruptcy Code, each holder of a claim of such class will receive (a) if such class has accepted the plan, deferred cash payments of a value, on the effective date of the plan, equal to the allowed amount of such claim; or (b) if such class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of such claim, unless such holder consents to a different treatment;

◦
with respect to a claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, unless the holder of such a claim consents to a different treatment, the holder of such claim will receive on account of such claim, regular installment payments in cash, of a total value, as of the effective date of the plan, equal to the allowed amount of such claim over a period ending not later than 5 years after the date of the order for relief under section 301, 302, or 303 of the Bankruptcy Code and in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the plan (other than cash payments made to a class of creditors under section 1122(b) of the Bankruptcy Code); and

◦
with respect to a secured claim which would otherwise meet the description of an unsecured claim of a governmental unit under section 507(a)(8) of the Bankruptcy Code, but for the secured status of that claim, the holder of that claim will receive on account of that claim, cash payments, in the same manner and over the same period, as prescribed in the immediately preceding bullet points above.

•
If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan has accepted the plan, determined without including any acceptance of the plan by any insider (as defined in section 101 of the Bankruptcy Code).

•
Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

•
All fees payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the hearing on confirmation of the plan, have been paid or the plan provides for the payment of all such fees on the effective date of the plan.

•
The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

The Debtors believe that the Plan meets all the applicable requirements of section 1129(a) of the Bankruptcy Code other than those pertaining to voting, which has not yet taken place.

2.	Best Interests of Creditors
Section 1129(a)(7) of the Bankruptcy Code requires that any holder of an impaired claim or interest voting against a proposed plan of reorganization must be provided in the plan with a value, as of the effective date of the plan, at least equal to the value that the holder would receive if the debtor's assets were liquidated under chapter 7 of the Bankruptcy Code. To determine what the Holders of claims and interests in each impaired class would receive if the Debtors' assets were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from a liquidation of the Debtors' assets in the context of a hypothetical liquidation. Such a determination must take into account the fact that secured claims, and any administrative claims resulting from the original chapter 11 cases and from the chapter 7 cases, would have to be paid in full from the liquidation proceeds before the balance of those proceeds were made available to pay unsecured creditors and make distributions (if any) to holders of interests.
In support of the Debtors' belief that the Holders of Claims and Interests in each impaired Class will receive more under the Plan than if the Debtors' assets were liquidated, annexed to this Disclosure Statement as Exhibit 2 is a liquidation analysis prepared by the Debtors with the assistance of professionals of the Debtors (the "Liquidation Analysis") that assumes that the Chapter 11 Cases were converted to chapter 7 cases and each Debtor's assets are liquidated under the direction of a chapter 7 trustee. THESE LIQUIDATION VALUATIONS HAVE BEEN PREPARED SOLELY FOR USE IN THIS DISCLOSURE STATEMENT AND DO NOT REPRESENT VALUES THAT ARE APPROPRIATE FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION BY OR ADMISSION OF ANY DEBTOR OR ANY NON-DEBTOR AFFILIATE FOR ANY PURPOSE. The assumptions used in developing the Liquidation Analysis are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors or a chapter 7 trustee. Accordingly, there can be no assurances that the values assumed in the

Liquidation Analysis would be realized if the Debtors were actually liquidated. In addition, any liquidation would take place in the future at which time circumstances may exist that cannot presently be predicted. A description of the procedures followed and the assumptions and qualifications made by the Debtors in connection with the Liquidation Analysis are set forth in the notes thereto.

3.	Feasibility
The Debtors believe that the Reorganized Debtors will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation. In connection with Confirmation of the Plan, the Bankruptcy Court must determine that the Plan is feasible in accordance with section 1129(a)(11) of the Bankruptcy Code (which section requires that the Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors).
To support the Debtors' belief that the Plan is feasible, the Debtors have prepared the projections for the Reorganized Debtors, as set forth in Exhibit 3 to this Disclosure Statement and discussed in greater detail in Section X below.

4.	Requirements of Section 1129(b) of the Bankruptcy Code
The Bankruptcy Code permits confirmation of a plan even if it is not accepted by all impaired classes, as long as (a) the plan otherwise satisfies the requirements for confirmation, (b) at least one impaired class of claims has accepted the plan without taking into consideration the votes of any insiders in such class and (c) the plan is "fair and equitable" and does not "discriminate unfairly" as to any impaired class that has not accepted the plan. These so-called "cramdown" provisions are set forth in section 1129(b) of the Bankruptcy Code.
"Fair and Equitable"
The Bankruptcy Code establishes different "cramdown" tests for determining whether a plan is "fair and equitable" to dissenting impaired classes of secured creditors, unsecured creditors and equity interest holders as follows:

•
Secured Creditors. A plan is fair and equitable to a class of secured claims that rejects the plan if the plan provides: (a) that each holder of a secured claim included in the rejecting class (i) retains the liens securing its claim to the extent of the allowed amount of such claim, whether the property subject to those liens is retained by the debtor or transferred to another entity, and (ii) receives on account of its secured claim deferred cash payments having a present value, as of the effective date of the plan, at least equal to such holder's interest in the estate's interest in such property; (b) that each holder of a secured claim included in the rejecting class realizes the "indubitable equivalent" of its allowed secured claim; or (c) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of such liens with such liens to attach to the proceeds of the sale, and the treatment of such liens on proceeds in accordance with clause (i) or (ii) of this paragraph.

•
Unsecured Creditors. A plan is fair and equitable as to a class of unsecured claims that rejects the plan if the plan provides that: (a) each holder of a claim included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan, equal to the amount of its allowed claim; or (b) the holders of claims and interests that are junior to the claims of the rejecting class will not receive or retain any property under the plan on account of such junior claims or interests.

•
Holders of Interests. A plan is fair and equitable as to a class of interests that rejects the plan if the plan provides that: (a) each holder of an equity interest included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of (i) any fixed liquidation preference to which such holder is entitled, (ii) any fixed redemption price to which such holder is entitled or (iii) the value of the interest; or (b) the holder of any interest that is junior to the interests of the rejecting class will not receive or retain any property under the plan on account of such junior interest.

The Debtors believe the Plan is fair and equitable as to unsecured creditors and Holders of Interests because no Holders of Claims or Interests junior to such parties are receiving any distributions under the Plan on account of such claims or interests. In light of the substantial support obtained from the Supporting Parties, the Debtors do not believe they will be required to seek non-consensual Confirmation of the Plan as to secured creditors.
"Unfair Discrimination"
A plan of reorganization does not "discriminate unfairly" if a dissenting class is treated substantially equally with respect to other classes similarly situated, and no class receives more than it is legally entitled to receive for its claims or interests. The Debtors carefully designed the Plan, including calculating the distributions to Holders of General Unsecured Claims against each of the Debtors, to ensure recoveries on account of Claims in a particular Class against each of the Debtors did not result in unfair discrimination among similarly situated Classes. Among other things, the recoveries to Holders of General Unsecured Claims of the applicable Debtors were calculated to ensure that such Holders received a recovery no less favorable than the recovery to Holders of Prepetition Notes on account of claims directly against such Debtor entity under the applicable Prepetition Notes. The Debtors do not believe that the Plan discriminates unfairly against any impaired Class of Claims or Interests.
The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for "cramdown," or non-consensual Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.

C.	Standards Applicable to Certain Releases
Section IX of the Plan provides for releases for certain claims against non-debtors in consideration of services provided to the Debtors and the contributions made by the Released Parties to the Chapter 11 Cases. The Released Parties are, collectively and individually, the Debtors, the Creditors' Committee and its members, the Indenture Trustee, the Prepetition Agent, the Supporting Parties, the DIP Agent, the DIP Lenders, and the Representatives of each of the foregoing (solely in their capacities as such).
As set forth in the Plan, the releases are given by (i) the Debtors; (ii) the Reorganized Debtors; and (iii) to the greatest extent permitted under applicable law, all Holders of Claims against the Debtors that vote to accept the Plan or do not elect to opt out of such releases. The released claims and exculpated claims are limited to those claims or causes of action that may have arisen in connection with, related to or arising out of the matters specified in the release provisions at Section IX of the Plan and disclosed herein at Section VIII.A.16 and VIII.A.17.
The Debtors believe that the releases set forth in the Plan are appropriate because, among other things, the releases are narrowly tailored, and each of the Released Parties has provided value to the Debtors and aided in the reorganization process, including, with respect to certain Released Parties, by providing the DIP Facility, the New Equity Investment, the New Exit Accordion and by providing their support of the transactions contemplated under the Plan, which are anticipated to facilitate the Debtors' ability to propose and pursue confirmation of the Plan in a highly value-maximizing and efficient manner.
Here, the Debtors believe that each of the non-debtor Released Parties has (a) expended significant time and resources analyzing and negotiating the issues presented by the Debtors' prepetition capital structure and (b) contributed significantly to the Debtors' reorganization process by way of substantial commitments of capital and other means of support. Finally, each of the non-debtor Released Parties have played and will continue to play a substantial role in formulating and negotiating the Plan and in the transactions contemplated thereunder. Absent the support and participation of the Released Parties, the Debtors could not have filed for chapter 11 protection with a path to reorganization and emergence. Accordingly, the Debtors contend that the circumstances of the Chapter 11 Cases satisfy the requirements for such releases.

VIII.	MEANS OF IMPLEMENTATION OF THE PLAN

A.	Effects of Confirmation of the Plan

5.	Conversion of American Apparel and Issuance of Reorganized American Apparel Equity Interests
On the Effective Date, American Apparel will be converted, merged or otherwise reorganized into a Delaware limited liability company, and membership interests in Reorganized American Apparel will be issued pursuant to the Plan, including the distribution of Reorganized American Apparel Equity Interests to holders of Claims in Classes 3A through 3F pursuant to the Plan. The issuance of additional interests in Reorganized American Apparel by Reorganized American Apparel, including New Equity Investment Interests and Management Incentive Plan Interests, will be authorized without the need for further corporate action and without any further action by the Holders of Claims or Interests.
Each distribution and issuance of the Reorganized American Apparel Equity Interests under the Plan will be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance (including, without limitation, the New LLC Agreement), which terms and conditions will bind each Entity receiving such distribution or issuance.
On the Effective Date, each of the applicable Reorganized Debtors will be authorized to and will issue or execute and deliver, as applicable, the Reorganized American Apparel Equity Interests and the New Securities and Documents, in each case, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.
The issuance or execution and delivery of the Reorganized American Apparel Equity Interests and the distribution thereof under this Plan will be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code and/or any other applicable exemptions. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of this Plan will become and will remain effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by such applicable agreement).

6.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors
Except as otherwise provided in the Plan (including with respect to the Restructuring Transactions described in Section III.C.1 of the Plan): (a) as of the Effective Date, Reorganized American Apparel will exist as a separate legal entity, with all powers in accordance with the laws of the state of Delaware and the operating agreement, appended to the Plan as Exhibit A; (b) subject to the Restructuring Transactions, each of the Debtors will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, conversion, dissolution or otherwise) under applicable law; and (c) on the Effective Date, all property of the Estate of a Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest, subject to the Restructuring Transactions, in the applicable Reorganized Debtors, free and clear of all Claims, liens, charges, other encumbrances, Interests and other interests. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for appropriate Professionals' fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Bankruptcy Court.

7.	Restructuring Transactions

a.	Restructuring Transactions Generally
On the Effective Date, American Apparel will convert, merge or otherwise reorganize into a limited liability company, which will elect to be treated as a corporation for U.S. federal income tax purposes effective on the earlier of the Effective Date or the date of formation, absent an alternative structure determined by the Requisite Supporting Parties, which alternative structure will require the consent of the Debtors only if such structure results in a transfer of a Debtor's assets to a new entity that is not a successor of the Debtor for tax purposes. Certain other Restructuring Transactions may be undertaken as necessary or appropriate to effect, in accordance with applicable non-bankruptcy law, a corporate restructuring of the Debtors' or the Reorganized Debtors' respective businesses or simplify the overall corporate structure of the Reorganized Debtors, all to the extent not inconsistent with any other terms of the Plan. Without limiting the foregoing, unless otherwise provided by the terms of a Restructuring Transaction, all such Restructuring Transactions will be deemed to occur on the Effective Date and may include one or more mergers, conversions, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors and the Requisite Supporting Parties to be necessary or appropriate. Subject to the immediately preceding sentence, the actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, conversion, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable Entities may agree; (c) the filing of appropriate certificates or articles of merger, conversion, consolidation, dissolution or change in corporate form pursuant to applicable state law; and (d) the taking of all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. Any such transactions may be effected on or subsequent to the Effective Date without any further action by the stockholders or directors of any of the Debtors or the Reorganized Debtors.

b.	Obligations of Any Successor Corporation in a Restructuring Transaction
The Restructuring Transactions may result in substantially all of the respective assets, properties, rights, Liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring entities. In each case in which the surviving, resulting or acquiring entity in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring entity will succeed to the rights and obligations of such Reorganized Debtor under the Plan and will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in the Plan or in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring entity, which may provide that another Reorganized Debtor will perform such obligations.

8.	New Exit Facility Term Loan
On the Effective Date, the Reorganized Debtors will be authorized to consummate the New Exit Facility Term Loan and to execute, deliver and enter into the New Exit Financing Documents, and any related agreements or filings without the need for any further corporate or other organizational action and without further action by or approval of the Bankruptcy Court, and the New Exit Financing Documents and any related agreements or filings will be executed and delivered and the applicable Reorganized Debtors will enter into the New Exit Facility Term Loan and be permitted to incur or issue the indebtedness available thereunder. The New Exit Financing Term Sheet is attached as Exhibit C to the Restructuring Support Agreement and the New Exit Financing Agreement will be included in the Plan Supplement.

9.	New Equity Commitment
On the Effective Date, the Reorganized Debtors will be authorized to consummate the transactions contemplated by the Equity Commitment Agreement (including the issuance of Reorganized American Apparel Equity Interests in accordance therewith) and to execute, deliver, make or enter into any related agreements, instruments, documents or filings without the need for any further corporate or other organizational action and and without further action by or approval of the Bankruptcy Court, and any such agreements, instruments, documents or filings will be executed, delivered or made, as applicable, and Reorganized American Apparel will be authorized to issue the New Equity Investment Interests and the other Reorganized American Apparel Equity Interests, if any, issuable pursuant to the Equity Commitment Agreement. In addition to providing for the issuance of the New Equity Investment Interests to the Commitment Parties, the Equity Commitment Agreement requires that Holders of Prepetition Note Secured

Claims that are Eligible Holders and receive Reorganized American Apparel Equity Interests pursuant to the Plan be granted the opportunity to purchase additional Reorganized American Apparel Equity Interests on the terms and subject to the conditions set forth in the Equity Commitment Agreement. The New Equity Investment Interests will not be registered under the Securities Act and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom, as well as contractual restrictions on transfer contained in the New LLC Agreement.

10.	Sources of Cash for Plan Distributions
The Debtors or Reorganized Debtors, as applicable, are authorized to execute and deliver any documents necessary or appropriate to obtain Cash for funding the Plan, including, without limitation, pursuant and subject to the New Exit Financing Documents and Equity Commitment Agreement. All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto will be obtained through a combination of one or more of the following: (a) Cash on hand of the Debtors, including Cash from business operations, or distributions from Non-Debtor Affiliates; (b) proceeds of the New Exit Facility Term Loan and the New Equity Investment; (c) the proceeds of any tax refunds and other causes of action; and (d) any other means of financing or funding that the Debtors or the Reorganized Debtors determine is necessary or appropriate, subject to the terms of the New Exit Financing Documents. Further, the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors' historical intercompany account settlement practices and will not violate the terms of the Plan or any orders entered by the Bankruptcy Court with respect to the Debtors' cash management system.

11.	Corporate Governance, Directors and Officers, Employment-Related Agreements and Compensation Programs; Other Agreements

a.	The New LLC Agreement of Reorganized American Apparel and Other Corporate Governance Documents
As of the Effective Date, the New LLC Agreement and the Registration Rights Agreement will have been Filed as part of the Plan Supplement and will be in form and substance consistent in all material respects with the Governance Term Sheet. The New LLC Agreement and the certificate of incorporation and bylaws (or comparable constituent documents) of each Reorganized Debtor, among other things, will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of formation, operating agreement, certificate of incorporation, bylaws or comparable constituent documents, as applicable, as permitted by applicable non-bankruptcy law, subject to the terms and conditions of such constituent documents. On the Effective Date, or as soon thereafter as is practicable, each Reorganized Debtor will file any such certificate of formation or certificate of incorporation (or comparable constituent documents) with the secretary of state or jurisdiction or similar office of the state or jurisdiction in which such Reorganized Debtor is incorporated or organized, to the extent required by and in accordance with the applicable corporate law of such state. On or as soon as practicable after the Effective Date, Reorganized American Apparel and the Registration Rights Parties will enter into the Registration Rights Agreement. The Registration Rights Agreement will provide certain registration rights to the Registration Rights Parties with respect to the Reorganized American Apparel Equity Interests that are issued to such parties under the Plan (including Reorganized American Apparel Equity Interest issued pursuant to the Equity Commitment Agreement).

b.	Directors and Officers of the Reorganized Debtors
In accordance with section 1129(a)(5) of the Bankruptcy Code, from and after the Effective Date, the initial officers and directors of Reorganized American Apparel will be comprised of the individuals identified in a disclosure to be Filed as part of the Plan Supplement and who will be selected in the manner described below.

The initial officers of Reorganized American Apparel will include Paula Schneider, Hassan Natha, Chelsea Grayson and other existing officers of the Debtors to the extent such officers are serving in such capacities on the Effective Date.
The New Board will initially consist of seven (7) directors, including (a) the chief executive officer of Reorganized American Apparel, (b) three independent directors who have relevant industry expertise comprised of (i) one director selected by holders of a majority of the Reorganized American Apparel Equity Interests, (ii) one director selected by Monarch Alternative Capital LP and (iii) one director selected by Goldman Sachs Asset Management, L.P., (c) one additional director selected by Monarch Alternative Capital LP, (d) one director selected by Pentwater Capital Management LP and (e) one director selected by Coliseum Capital Management, LLC.
The directors for the boards of directors of the direct and indirect subsidiaries of Reorganized American Apparel will be identified and selected by the New Board.

c.	Employment-Related Agreements and Compensation Programs
Except as otherwise provided in the Plan, as of the Effective Date, each of the Reorganized Debtors will have authority to: (i) maintain, reinstate, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with its active and retired directors, officers and employees, subject to the terms and conditions of any such agreement and applicable non-bankruptcy law; and (ii) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees.
On or after the Effective Date, the New Board will adopt and implement the Management Incentive Plan.
From and after the Effective Date, the Reorganized Debtors will continue to administer and pay the Claims arising before the Petition Date under the Debtors' workers' compensation programs in accordance with their prepetition practices and procedures.

d.	Other Matters
Notwithstanding anything to the contrary in the Plan, no provision in any contract, agreement or other document with the Debtors that is rendered unenforceable against the Debtors or the Reorganized Debtors pursuant to sections 541(c), 363(l) or 365(e)(1) of the Bankruptcy Code, or any analogous decisional law, will be enforceable against the Debtors or Reorganized Debtors as a result of the Plan.

e.	Transactions Effective as of the Effective Date
Pursuant to section 1142 of the Bankruptcy Code and section 303 of the Delaware General Corporation Law and any comparable provisions of the business corporation law of any other state or jurisdiction the following will occur and be effective as of the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the stockholders or directors of the Debtors or any of the Reorganized Debtors: (a) the Restructuring Transactions, if any; (b) the adoption of new or amended and restated operating agreements, certificates of incorporation and bylaws (or comparable constituent documents) for each Reorganized Debtor; (c) the initial selection of directors and officers for each Reorganized Debtor; (d) the distribution of Cash and other property pursuant to the Plan, subject to Section V of the Plan; (e) the authorization and issuance of Reorganized American Apparel Equity Interests pursuant to the Plan, including all Reorganized American Apparel Equity Interests issued pursuant to the Equity Commitment Agreement; (f) the entry into and performance of the New Exit Financing Documents; (g) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; (h) the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, including the Management Incentive Plan, retirement income plans, welfare benefit plans and other employee plans and related agreements; and (i) any other matters provided for under the Plan involving the corporate structure of the Debtors or Reorganized Debtors or corporate action to be taken by or required of a Debtor or Reorganized Debtor.

12.	Litigation Trust

a.	Formation of the Litigation Trust
On the Effective Date, the Litigation Trust will be established pursuant to the Litigation Trust Agreement for the purpose of prosecuting the Specified Causes of Action (as determined by the Litigation Trustee) and making distributions (if any) to holders of Allowed General Unsecured Claims (in their capacities as Litigation Trust Beneficiaries) in accordance with the terms of the Plan. The Litigation Trust will have a separate existence from all of the Reorganized Debtors. The Litigation Trust's prosecution of any of the Specified Causes of Action will be on behalf of and for the benefit of the Litigation Trust Beneficiaries.
On the Effective Date, the Litigation Trust Assets will be transferred or issued to, and vest in, the Litigation Trust. On the Effective Date, standing to commence, prosecute and compromise all Specified Causes of Action will transfer to the Litigation Trust; provided, however, that all Causes of Action other than the Specified Causes of Action will be retained by the Reorganized Debtors and will not be transferred to the Litigation Trust. A list of all known Causes of Action to be retained by the Reorganized Debtors will be filed with the Plan Supplement.
Subject to, and to the extent set forth in, the Plan, the Confirmation Order, the Litigation Trust Agreement or other agreement (or any other order of the Bankruptcy Court entered pursuant to, or in furtherance of, the Plan), the Litigation Trust and the Litigation Trustee will be empowered to take the following actions, and any other actions, as the Litigation Trustee determines to be necessary or appropriate to implement the Litigation Trust, all without further order of the Bankruptcy Court:

a.	adopt, execute, deliver or file all plans, agreements, certificates and other documents and instruments necessary or appropriate to implement the Litigation Trust;

a.	accept, preserve, receive, collect, manage, invest, supervise, prosecute, settle and protect the Specified Causes of Action;

b.	calculate and make distributions to the Litigation Trust Beneficiaries;

c.	retain Third Party Disbursing Agents and professionals and other Entities;

d.	file appropriate Tax returns and other reports on behalf of the Litigation Trust and pay Taxes or other obligations owed by the Litigation Trust; and

e.	dissolve the Litigation Trust.
The Litigation Trust has no objective to, and will not, engage in a trade or business and will conduct its activities consistent with the Plan and the Litigation Trust Agreement.
On the Effective Date, the Debtors will transfer, and will be deemed to have irrevocably transferred, the Litigation Trust Assets to the Litigation Trust. Furthermore, the Debtors' and Creditors' Committee's counsel and financial advisors will provide to the Litigation Trustee (or such professionals designated by the Litigation Trustee) documents and other information gathered, and relevant work product developed, during the Chapter 11 Cases in connection with its investigation of the Specified Causes of Action, provided that the provision of any such documents and information will be without waiver of any evidentiary privileges, including without limitation the attorney-client privilege, work-product privilege or other privilege or immunity attaching to any such documents or information (whether written or oral). The Plan will be considered a motion pursuant to sections 105, 363 and 365 of the Bankruptcy Code for such relief.
The Litigation Trust and the Litigation Trustee will each be a "representative" of the Estates under section 1123(b)(3)(B) of the Bankruptcy Code, and the Litigation Trustee will be the trustee of the Litigation Trust Assets for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), and, as such, the Litigation Trustee succeeds to all of the rights, powers and obligations of a trustee in bankruptcy with respect to collecting, maintaining, administering and liquidating the Litigation Trust Assets. Without limiting other such rights, powers, and obligations, on the Effective Date, the Creditors' Committee will transfer, and will be deemed to have irrevocably transferred, to the Litigation Trust and will vest in the Litigation Trust, the Litigation Trustee and all of his or her professionals the Creditors' Committee's evidentiary privileges, including, without limitation, the attorney-client privilege, work product privilege and other privileges and immunities that they possess related to the Specified Causes of Action. The Creditors' Committee and its financial advisors will provide to the Litigation Trustee (or such professionals designated by the Litigation Trustee) documents, other information, and work product relating to the Specified Causes of Action, provided that the provision of any such documents and information will be without waiver of any evidentiary privileges or immunity.
To the extent that any Litigation Trust Assets cannot be transferred to the Litigation Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, such Litigation Trust Assets will be deemed to have been retained by the Debtors or Reorganized Debtors, as the case may be, and the Litigation Trustee will be deemed to have been designated as a representative of the Debtors or Reorganized Debtors, as the case may be, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue such Litigation Trust Assets on behalf of the Debtors or the Reorganized Debtors, as the case may be.

b.	The Litigation Trustee
The Litigation Trustee will be the exclusive trustee of the Litigation Trust Assets for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3) and, solely with respect to the Litigation Trust Assets, the representative of the Estate of each of the Debtors appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. The powers, rights and responsibilities of the Litigation Trustee will be specified in the Litigation Trust Agreement. The Litigation Trustee will distribute the Litigation Trust Assets (or the proceeds thereof) in accordance with the provisions of the Plan and the Litigation Trust Agreement. Other rights and duties of the Litigation Trustee and the beneficiaries of the Litigation Trust will be as set forth in the Litigation Trust Agreement.

c.	Fees and Expenses of the Litigation Trust
Except as otherwise ordered by the Bankruptcy Court, the Litigation Trust Expenses will be paid from the Litigation Trust Assets in accordance with the Plan and the Litigation Trust Agreement.

d.	Indemnification
The Litigation Trust Agreement may include reasonable and customary indemnification provisions in favor of the Litigation Trustee. Any such indemnification will be the sole responsibility of the Litigation Trust.

e.	Tax Treatment
The Litigation Trust is intended to be treated, for federal income Tax purposes, as a grantor trust that is a liquidating trust within the meaning of Treasury Regulations section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business. For U.S. federal income tax purposes, the transfer of the Litigation Trust Assets to the Litigation Trust will be treated as a transfer of the Litigation Trust Assets from the Debtors to the Litigation Trust Beneficiaries, followed by the Litigation Trust Beneficiaries' transfer of the Litigation Trust Assets to the Litigation Trust. The Litigation Trust Beneficiaries will thereafter be treated for U.S. federal income tax purposes as the grantors and deemed owners of their respective shares of the Litigation Trust Assets. The Litigation Trust Beneficiaries will include in their annual taxable incomes, and pay tax to the extent due on, their allocable shares of each item of income, gain, deduction, loss and credit, and all other such items will be allocated by the Litigation Trustee to the Litigation Trust Beneficiaries using any reasonable allocation method. The Litigation Trustee will be required by the Litigation Trust Agreement to file income Tax returns for the Litigation Trust as a grantor trust of the Litigation Trust Beneficiaries. In addition, the Litigation Trust Agreement will require consistent valuation by the Litigation Trustee and the Litigation Trust Beneficiaries, for all federal income Tax and reporting purposes, of any property held by the Litigation Trust. The Litigation Trust Agreement will provide that termination of the trust will occur no later than five years after the Effective Date, unless the Bankruptcy Court approves an extension based upon a finding that such an extension is necessary for the Litigation Trust to complete its liquidating purpose. The Litigation Trust Agreement also will limit the investment powers of the Litigation Trustee in accordance with IRS Rev. Proc. 94-45 and will require the Litigation Trust to distribute at least annually to the Litigation Trust Beneficiaries (as such may have been determined at such time) its net income (net of any payment of or provision for Taxes), except for amounts retained as reasonably necessary to maintain the value of the Litigation Trust Assets.

f.	No Revesting of Litigation Trust Assets
No Litigation Trust Asset will revest in any Reorganized Debtor on or after the date such Litigation Trust Asset is transferred to the Litigation Trust but will vest upon such transfer in the Litigation Trust to be administered by the Litigation Trustee in accordance with the Plan and the Litigation Trust Agreement.

g.	Preservation of Causes of Action; Compromise and Settlement of Disputes

1.	Preservation of All Cause of Action Not Expressly Settled or Released
Unless a Cause of Action against any Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including the Confirmation Order and the Final DIP Order), the Debtors expressly reserve such Causes of Action, which are to be either (i) comprised of the Retained Causes of Action and retained by the Debtors or Reorganized Debtors or (ii) comprised of the Specified Causes of Action and transferred to the Litigation Trust pursuant to the Plan, and, therefore, in each case, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppels (judicial, equitable or otherwise) or laches will apply to such Causes of Action upon or after the entry of the Confirmation Order or Effective Date based on the Plan or the Confirmation Order, except where such Causes of Action have been released in the Plan or any Final Order (including the Confirmation Order and the Final DIP Order). In accordance with section 1123(b) of the Bankruptcy Code, the Debtors or Reorganized Debtors or Litigation Trust may enforce all rights to commence and pursue any and all of the Retained Causes of Action or Specified Causes of Action (as applicable), and the Debtors' or Reorganized Debtors' or Litigation Trust's respective rights to commence, prosecute, or settle any such Retained Causes of Action or Specified Causes of Action (as applicable) will be preserved, notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors, Reorganized Debtors or Litigation Trustee will not pursue any and all available Retained Causes of Action or Specified Causes of Action (as applicable) against it. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Specified Causes of Action that a Debtor may hold against any Entity will vest in the Litigation Trust and the Litigation Trustee on behalf of the Litigation Trust and any Retained Causes of Action that a Debtor may hold against any Entity will vest in the Reorganized Debtors.

2.	Comprehensive Settlement of Claims and Controversies
Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, Section III.J of the Plan incorporates an integrated compromise and settlement designed to achieve a beneficial and efficient resolution of these Chapter 11 Cases for all parties in interest. Accordingly, in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Section IX.E of the Plan, will constitute a good-faith compromise and settlement of all Claims, disputes, or controversies relating to the rights that a Holder of a Claim may have with respect to any Claim (other than Claims Reinstated under the Plan) or any distribution to be made pursuant to the Plan on account of any such Claim (other than Claims Reinstated under the Plan).
The entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such Claims, disputes, or controversies provided for in the Plan, and the Bankruptcy Court's determination that such compromises and settlements are in the best interests of the Debtors, their estates, the Reorganized Debtors, creditors and all other parties in interest, and are fair, equitable and within the range of reasonableness. If the Effective Date does not occur, the settlements set forth in the Plan shall be deemed to have been withdrawn without prejudice to the respective positions of the parties.

13.	Reinstatement and Continuation of Insurance Policies

From and after the Effective Date, each of the Debtors' insurance policies in existence as of the Effective Date will be reinstated and continued in accordance with their terms and, to the extent applicable, will be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Section IV.A of the Plan. Nothing in the Plan will affect, impair or prejudice the rights of the insurance carriers or the Reorganized Debtors under the insurance policies in any manner, and such insurance carriers and Reorganized Debtors will retain all rights and defenses under such insurance policies, and such insurance policies will apply to, and be enforceable by and against, the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed prior to the Effective Date.

14.	Cancellation and Surrender of Instruments, Securities and Other Documentation
Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Section II of the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests (including, without limitation, the APP Interests, the Prepetition Indenture and the Prepetition Notes) shall be deemed cancelled and surrendered and of no further force and effect against the Debtors and the Debtors, without any further action on the part of any Debtor; provided, however, that the Prepetition Indenture and the Prepetition Notes will remain in effect after the Effective Date only as follows: (1) for so long as is necessary to permit distributions to be made pursuant to the Plan and the Indenture Trustee to perform necessary functions with respect thereto; and (2) to allow the Indenture Trustee to exercise its charging lien for the payment of its fees and expenses and for indemnification as provided in the Prepetition Indenture. Notwithstanding the foregoing, to the extent not previously paid, the Debtors will pay all outstanding reasonable and documented fees and expenses of the Indenture Trustee in Cash in full on the Effective Date. From and after the making of the applicable distributions pursuant to Sections II of the Plan, the Holders of the Prepetition Note Secured Claims will have no rights against the Debtors or the Reorganized Debtors arising from or relating to such instruments and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan. No distribution under the Plan shall be made to or on behalf of any Holder of a Prepetition Note Secured Claim unless the Required Documentation is received by the Debtors or Reorganized Debtors (as applicable) to the extent required pursuant to Section V.C.3 of the Plan.

15.	Release of Liens
Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and consistent with the treatment provided for Claims and Interests in Section II of the Plan, all mortgages, deeds of trust, liens or other security interests, including any liens granted as adequate protection against the property of any Estate, will be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns. For the avoidance of doubt, the charging liens of the Indenture Trustee under the Prepetition Indenture may be asserted on the distributions (if any) to Holders of Allowed Claims in Classes 3A through 3F, as applicable, and, to the extent asserted, will remain in place until the reasonable and documented fees and expenses of the Indenture Trustee are satisfied. As of the Effective Date, the Reorganized Debtors will be authorized to execute and file on behalf of creditors Form UCC-3 termination statements, mortgage releases or such other forms as may be necessary or appropriate to implement the provisions of Section III.M of the Plan.

16.	Effectuating Documents; Further Transactions
On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the Reorganized American Apparel Equity Interests issued pursuant to the Plan, the Equity Commitment Agreement and the New Exit Financing Documents, in each case, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except those expressly required pursuant to the Plan.

17.	Dissolution of Official Committees
Except to the extent provided in the Plan, upon the Effective Date, the current and former members of the Creditors' Committee and any other creditor, equity or other committee appointed pursuant to section 1102 of the Bankruptcy Code in the Chapter 11 Cases, and their respective officers, employees, counsel, advisors and agents, will be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases; provided, however, that following the Effective Date the Creditors' Committee will continue in existence and have standing and a right to be heard for the following limited purposes: (a) Claims and/or applications for compensation by Professionals and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (b) any appeals to which the Creditors' Committee is a party; and (c) any adversary proceedings or contested matters as of the Effective Date to which the Creditors' Committee is a party. Following the completion of the Creditors' Committee's remaining duties set forth above, the Creditors' Committee will be dissolved, and the retention or employment of the Creditors' Committee's respective attorneys, accountants and other agents will terminate.

18.	Discharge of Claims and Interests
Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests arising or existing on or before the Effective Date, including any interest accrued on Claims from and after the Petition Date. From and after the Effective Date, the Debtors will be discharged from any and all Claims and Interests that arose or existed prior to the Effective Date, subject to the obligations of the Debtors under the Plan.

19.	Injunctions
As of the Effective Date, except with respect to the obligations of the Reorganized Debtors under the Plan or the Confirmation Order, all Entities that have held, currently hold or may hold any Claims or Interests, obligations, suits, judgments, damages, demands, debts, rights, causes of action or Liabilities that are waived, discharged or released under the Plan will be permanently enjoined from taking any of the following enforcement actions against the Debtors, the Reorganized Debtors, the Released Parties or any of their respective assets or property on account of any such waived, discharged or released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or Liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, levying, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting any right of setoff, subrogation or recoupment of any kind against any debt, liability or obligation due to any Debtor, Reorganized Debtor or Released Party; and (e) commencing or continuing any action, in any manner, in any place to assert any Claim waived, discharged or released under the Plan or that does not otherwise comply with or is inconsistent with the provisions of the Plan.

20.	Exculpation
From and after the Effective Date, the Released Parties, the Debtors and the Reorganized Debtors will neither have nor incur any liability to any Entity, and no Holder of a Claim or Interest, no other party in interest and none of their respective Representatives will have any right of action against any Debtor, Reorganized Debtor, Released Party or any of their respective Representatives for any act taken or omitted to be taken before the Effective Date in connection with, related to or arising out of the Chapter 11 Cases, any of the Debtors or the Estates or the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Restructuring Support Agreement, Plan, the Exhibits, the Disclosure Statement, the DIP Credit Agreement, any of the New Exit Financing Documents, any of the New Securities and Documents, the Restructuring Transactions or any other transactions proposed in connection with the Chapter 11 Cases, or any distributions made under or in connection with the Plan or any contract, instrument, release or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any other obligations arising under the Plan or the obligations assumed hereunder; provided, however, that the foregoing provisions of Section IX.D of the Plan will have no effect on the liability of (a) any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or (b) any Released Party that would otherwise result from any act or omission of such Released Party to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct (including fraud).

21.	Releases

a.	Releases by Debtors and Reorganized Debtors
Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, to the fullest extent permitted by law, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them, will forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party with respect to any of the Debtors or the Estates, the Chapter 11 Cases or the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Restructuring Support Agreement, the Plan, the Exhibits, the Disclosure Statement, the DIP Credit Agreement, the New Exit Financing Documents, any of the New Securities and Documents, the Restructuring Transactions or any other transactions proposed in connection with the Chapter 11 Cases or any distributions made under or in connection with the Plan or any contract, instrument, release or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any obligations arising under the Plan or the obligations assumed hereunder; provided, however, that the foregoing provisions of Section IX.E.1 of the Plan will not affect (i) the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct (including fraud), (ii) any rights to enforce the Plan or the other contracts, instruments, releases, agreements or documents to be, or previously, entered into or delivered in connection with the Plan, (iii) except as otherwise expressly set forth in this Plan, any objections by the Debtors or the Reorganized Debtors to Claims or Interests filed by any Entity against any Debtor and/or the Estates, including rights of setoff, refund or other adjustments, (iv) the rights of the Debtors to assert any applicable defenses in litigation or other proceedings with their employees (including the rights to seek sanctions, fees and other costs) and (v) any claim of the Debtors or Reorganized Debtors, including (but not limited to) cross-claims or counterclaims or other causes of action against employees or other parties, arising out of or relating to actions for personal injury, wrongful death, property damage, products liability or similar legal theories of recovery to which the Debtors or Reorganized Debtors are a party.

b.	Releases by Holders of Claims or Interests
Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the consideration and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, unless otherwise provided in the Confirmation Order, each Holder of a Claim that (i) votes in favor of the Plan or (ii) either (A) abstains from voting or (B) votes to reject the Plan and, in the case of either (A) or (B), does not opt out of the voluntary release contained in Section IX.E.2 of the Plan by checking the opt out box on the Ballot and returning it in accordance with the instructions set forth thereon, indicating that they opt not to grant the releases provided in the Plan, will be deemed to forever release, waive and discharge all Liabilities in any way that such Entity has, had or may have against any Released Party (which release will be in addition to the discharge of Claims and termination of Interests provided in the Plan and under the Confirmation Order and the Bankruptcy Code), in each case, relating to any of the Debtors or the Estates, the Chapter 11 Cases or the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Restructuring Support Agreement, the Plan, the Exhibits, the Disclosure Statement, the DIP Credit Agreement, the New Exit Financing Documents, any of the New Securities and Documents, the Restructuring Transactions or any other transactions proposed in connection with the Chapter 11 Cases or any contract, instrument, release or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any obligations arising under the Plan or the obligations assumed hereunder; provided, however, that the foregoing provisions of Section IX.E.2 of the Plan will have no effect on the liability of (i) any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan and (ii) any Released Party that would otherwise result from any act or omission of such Released Party to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct (including fraud).

22.	Votes Solicited in Good Faith
The Debtors have, and upon Confirmation of the Plan will be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors (and each of their respective affiliates, agents, directors, officers, members, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities offered and sold under the Plan and therefore have not, and on account of such offer and issuance will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer or issuance of the securities offered and distributed under the Plan.

23.	Term of Injunctions or Stays
Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

24.	Termination of Certain Subordination Rights
The classification and manner of satisfying Claims under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, sections 510(a) and 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. All subordination rights that a Holder of a Claim, other than a Holder of a Claim Reinstated under the Plan, may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

B.	Provisions Governing Distributions and Procedures for Resolving Disputed Claims

1.	Distributions for Allowed Claims as of the Effective Date
Except as otherwise provided in Section V of the Plan, distributions to be made on the Effective Date to Holders of Allowed Claims as provided by Section II or Section V of the Plan will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable by the Debtors or the Reorganized Debtors, as applicable.

2.	Disbursing Agent; No Liability

a.	Distribution Procedures
The Disbursing Agent will make all distributions required under the Plan. The Reorganized Debtors (or such entity as they may designate) will be appointed to serve as the Disbursing Agent with respect to all Claims and Interests, except that the Litigation Trustee, or its Third Party Disbursing Agent, will be appointed to serve as the Disbursing Agent with respect to the distributions of the units in the Litigation Trust to Holders of Allowed General Unsecured Claims.

Each of the Reorganized Debtors, any Entity engaged by the Debtors or Reorganized Debtors as a disbursing agent, the Litigation Trustee, and the Third Party Disbursing Agent, will have all powers, rights, protections, obligations, and duties afforded or imposed upon the Disbursing Agent under the Plan, but solely with respect to those Claims and Interests on account of which the applicable Disbursing Agent is designated to make distributions under the Plan and with respect to the Litigation Trust.
The Debtors, the Reorganized Debtors, the Disbursing Agent, and the Indenture Trustee, as applicable, will only be required to act and make distributions in accordance with the terms of the Plan. Such parties will have no (i) liability to any party for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (ii) obligation or liability for distributions under the Plan to any party who does not hold a Claim against the Debtors as of the Distribution Record Date or any other date on which a distribution is made or who does not otherwise comply with the terms of the Plan.

3.	Delivery of Distributions and Undeliverable Distributions to Holders of Claims

a.	Address for Delivery of Distribution
Except as otherwise provided in the Plan, distributions to holders of Allowed Claims (other than Holders of DIP Claims or Prepetition Note Secured Claims) will be made to holders of record as of the Distribution Record Date by the Reorganized Debtors as set forth on the latest date of the following documents: (1) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address); (2) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors after the date of any related Proof of Claim; (3) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address; or (4) on any counsel that has appeared in the Chapter 11 Cases on such Holder's behalf. Subject to Section V of the Plan, and unless the Disbursing Agent otherwise determines with respect to a distribution on account of a Claim, distributions under the Plan on account of Allowed Claims will not be subject to levy, garnishment, attachment, or like legal process, so that each holder of an Allowed Claim will have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Disbursing Agent will not incur any liability whatsoever on account of any distributions under the Plan.

b.	Undeliverable Distributions
The Disbursing Agent will make one attempt to make the distributions contemplated under the Plan in accordance with the procedures set forth therein. The Disbursing Agent in its sole discretion may, but will have no obligation to, attempt to locate holders of undeliverable distributions. Any distributions returned to the Disbursing Agent as undeliverable or otherwise will remain in the possession of the applicable Reorganized Debtor until such time as a distribution becomes deliverable, and no further distributions will be made to such Holder unless such Holder notifies the Disbursing Agent of its then current address. Any Holder of an Allowed Claim entitled to a distribution of property under this Plan that does not assert a claim pursuant to the Plan for an undeliverable distribution, or notify the Disbursing Agent of such Holder's then current address, within 180 days after the Effective Date will have its claim for such undeliverable distribution, and any subsequent distribution to which Holder may have been entitled, discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property, notwithstanding any federal or state escheat laws to the contrary.

c.	Distributions to Holders of Prepetition Note Secured Claims
On or about the Distribution Record Date, the Company will send to The Depositary Trust Company, for distribution to Holders of Prepetition Note Secured Claims, a package of materials that will contain the following (collectively, the “Noteholder Distribution Package”): (i) a Member Certification form; (ii) a counterpart signature page to the New LLC Agreement; and (iii) instructions regarding the foregoing. The form of the Noteholder Distribution Package will be Filed with the Plan Supplement.

Distributions to Holders of Allowed Prepetition Note Secured Claims will only be made to those Holders that have delivered to the Debtors or Reorganized Debtors (as applicable) (i) a properly completed and duly executed Member Certification and a duly executed counterpart signature page  to the New LLC Agreement (the “Initial Required Documentation”) and (ii) any additional documentation or information as the Debtors or Reorganized Debtors (as applicable) reasonably request within five (5) Business Days after their receipt of the Initial Required Documentation (the “Additional Required Documentation” and, together with the Initial Required Documentation, the “Required Documentation”), and a Holder of Allowed Prepetition Note Secured Claims will not be permitted to exercise any rights in connection with the Reorganized American Apparel Equity Interests unless and until it delivers all of the Required Documentation to the Debtors or Reorganized Debtors, as applicable. If such Holder does not deliver all of the Required Documentation to the Reorganized Debtors within 180 days of the Effective Date (the “Noteholder Distribution Deadline”), such Holder will be deemed to have waived its distribution and will no longer be entitled to any distribution on account of its Prepetition Note Secured Claims; provided, however, that if the Reorganized Debtors request any Additional Required Documentation from a Holder less than ten (10) Business Days prior the Noteholder Distribution Deadline, the Noteholder Distribution Deadline shall automatically be extended, solely with respect to such Holder, to the date that is ten (10) Business Days after such request. Such Holder will have its claim for such undeliverable distribution, and any subsequent distribution to which Holder may have been entitled, discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property, notwithstanding any federal or state escheat laws to the contrary.
Notwithstanding anything to the contrary in the Plan or this Disclosure Statement, a Holder of Allowed Prepetition Note Secured Claims (that is not also a Supporting Party) that would otherwise be entitled to a distribution of Reorganized American Apparel Equity Interests will not receive a distribution of Reorganized American Apparel Equity Interests in respect of such Claims, and will instead be entitled to an alternative distribution of Cash in an amount equal to such Holder's Allowed Prepetition Note Secured Claims, to the extent the Requisite Supporting Parties in their sole discretion request the Debtors or Reorganized Debtors (as applicable) to make such alternative distribution to such Holder (any such holder, a “Cash-Out Noteholder”), provided, that such request is made at any time prior to 5:00 p.m., prevailing Eastern time, on the date that is five (5)  Business Days after receipt of a Holder’s Required Documentation. The Reorganized Debtors shall make distributions of Reorganized American Apparel Equity Interests, or the abovementioned alternative cash distribution, to each Holder of Allowed Prepetition Note Secured Claims, no later than the later of the Effective Date and the date that is seven (7) Business Days following receipt of such Holder’s Required Information, but in any event no earlier than the date that is five (5) Business Days following receipt of such Holder’s Required Information. Notwithstanding anything to the contrary in the Plan, this Disclosure Statement, or the Equity Commitment Agreement, Cash-Out Noteholders shall not be permitted to purchase Reorganized American Apparel Equity Interests pursuant to the Additional Equity Election.
Subject to the terms and conditions set forth in the Equity Commitment Agreement, each Person that was a Holder of Allowed Prepetition Note Secured Claims as of the Distribution Record Date shall have the right to elect to purchase, in its sole discretion at any time from the Closing Date (as defined in the Equity Commitment Agreement) until 5:00 p.m., prevailing Eastern time, on the date that is 30 days following the Closing Date, a number of additional Reorganized American Apparel Equity Interests (and no less than such amount) calculated in accordance with the Equity Commitment Agreement (the “Additional Equity Election”). Additional Equity Elections shall be made by delivering to the Reorganized Debtors a properly completed and duly executed Election Form (as defined in the Equity Commitment Agreement), and otherwise complying with the terms and conditions set forth in the Equity Commitment Agreement, the Plan, this Disclosure Statement, and the instructions accompanying the Election Form. A Holder of Allowed Prepetition Note Secured Claims will not be permitted to purchase Reorganized American Apparel Equity Interests pursuant to the Additional Equity Election unless and until it delivers all of the Required Documentation to the Debtors or Reorganized Debtors, as applicable. If such Holder does not deliver all of the Required Documentation to the Reorganized Debtors by 5:00 p.m., prevailing Eastern time, on the date that is ten (10) Business Days after the Distribution Record Date, such Holder will be deemed to have waived its right to purchase Reorganized American Apparel Equity Interests pursuant to the Additional Equity Election and will no longer be entitled to purchase any such Reorganized American Apparel Equity Interests; provided, however, that if the Reorganized Debtors request any Additional Required Documentation from a Holder, such deadline shall automatically be extended, solely with respect to such Holder, to the date that is five (5) Business Days after such request. As promptly as practicable after the Effective Date, the Reorganized Debtors shall deliver the Offer Notice (as defined in the Equity Commitment Agreement), including the Election Form, to each Holder of Prepetition Note Secured Claims that has delivered the Required Documentation to the Reorganized Debtors and is not a Cash-Out Noteholder. Thereafter, the Reorganized Debtors shall deliver the Offer Notice, including the Election Form, to each other Holder of Prepetition Note Secured Claims that subsequently delivers the Required Documentation to the Reorganized Debtors and is not a Cash-Out Noteholder, as promptly as practicable following such delivery of Required Documentation. The form of the Election Form, including the instructions thereto, will be Filed with the Plan Supplement.
The Reorganized American Apparel Equity Interests will be issued in uncertificated book-entry form, and the distribution of Reorganized American Apparel Equity Interests to Holders of Allowed Prepetition Note Secured Claims pursuant to the Plan will be evidenced solely by entry of such issuance in the books and records of Reorganized American Apparel. All subsequent sales and other transfers of Reorganized American Apparel Equity Interests will be subject to the restrictions set forth in the New LLC Agreement and will be valid and recognized only if made in accordance with the terms and conditions set forth in the New LLC Agreement.

4.	Distribution Record Date
As of 5:00 p.m. (prevailing Eastern Time) on the Distribution Record Date, the transfer registers for Claims will be closed. The Disbursing Agent will have no obligation to recognize the transfer or sale of any Claim that occurs after such time on the Distribution Record Date and will be entitled for all purposes the Plan to recognize and make distributions only to those Holders who are Holders of Claims as of 5:00 p.m. on the Distribution Record Date.
Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to 5:00 p.m. (prevailing Eastern Time) on the Distribution Record Date will be treated as the Holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

5.	Minimum Distributions and Fractional Interests
No fractional amount of Reorganized American Apparel Equity Interests will be distributed under this Plan. To the extent any Holder of a Prepetition Note Secured Claim would be entitled to receive a fractional amount of Reorganized American Apparel Equity Interests, the Debtors or Reorganized Debtors, as applicable, will round downward the number of such interests to be distributed to that Holder to the nearest whole integer. No consideration will be provide in lieu of such fractional amounts of interests that are rounded down.
No distribution of less than twenty-five dollars ($25.00) will be made by the Disbursing Agent to the holder of any Claim unless a request therefor is made in writing to the Disbursing Agent within 180 days of the Effective Date. Each distribution of less than twenty-five dollars ($25.00) as to which no such request is made will automatically revert without restriction to the Reorganized Debtors on the 181st day after the Effective Date.

6.	Compliance with Tax Requirements
In connection with the Plan and all instruments issued in connection therewith and distributed thereunder, to the extent applicable, the Debtors, the Reorganized Debtors, Litigation Trustee, the Disbursing Agent or any other party issuing any instruments or making any distributions under the Plan will comply with all applicable Tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan and all related agreements will be subject to such withholding and reporting requirements. Each of the Debtors, Reorganized Debtors, Litigation Trustee, and the Disbursing Agent, as applicable, will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including applying a portion of any Cash distribution to be made under the Plan to pay applicable Tax withholding. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the immediately preceding sentence will be deemed to have been distributed and received by the applicable recipient for all purposes of the Plan. Notwithstanding any other provision of the Plan, each Holder of an Allowed Claim receiving a distribution pursuant to the Plan will have the sole and exclusive responsibility for the satisfying and paying of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations. Any party issuing any instrument or making any distribution to the Plan has the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to the issuing or disbursing party for the payment of any tax obligations.
Any party entitled to receive any property as an issuance or distribution under the Plan will be required, if so requested, to deliver to the Disbursing Agent (or such other Entity designated by the Debtors, which Entity will subsequently deliver to the Disbursing Agent) an appropriate Form W-9 or (if the payee is a foreign Entity) Form W-8, unless such Entity is exempt under the Internal Revenue Code and so notifies the Disbursing Agent. Unless a properly completed Form W-9 or Form W-8, as appropriate, is delivered to the Disbursing Agent (or such other Entity), the Disbursing Agent, in its sole discretion, may (a) make a distribution net of any applicable withholding, including backup withholding, or (b) reserve such distribution. If the Disbursing Agent reserves such distribution, and the Holder fails to comply with the requirement to deliver the Form W-9 or Form W-8 within 180 days after the Effective Date, such distribution will be deemed undeliverable in accordance with Section V.C.2 of the Plan.

7.	Manner of Payment Under the Plan
Unless a Holder of an Allowed Claim and the Disbursing Agent otherwise agree, any distribution to be made in Cash under the Plan will be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank. Cash payments to foreign creditors may, in addition to the foregoing, be made at the option of the Disbursing Agent in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

8.	Time Bar to Cash Payments
Checks issued in respect of Allowed Claims will be null and void if not negotiated within 180 days after the date of issuance thereof. Requests for reissuance of any voided check will be made directly to the Disbursing Agent by the Entity to whom such check was originally issued. Any claim in respect of such a voided check will be made within 30 days after the date upon which such check was deemed void. If no request is made as provided in the preceding sentence, any claims in respect of such voided check will be discharged and forever barred and such unclaimed distribution will revert without restriction to the Reorganized Debtors, notwithstanding any federal or state escheat laws to the contrary.

9.	Setoffs
Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Claim and the payments or distributions to be made on account of the Claim the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of the Claim; provided, however, that the failure to effect a setoff will not constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against the Holder of a Claim; provided, further, however, that the Debtor or Reorganized Debtor will not set off or assert a right of set off against any Prepetition Note Secured Claims, Prepetition ABL Claims or DIP Claims.

10.	Allocation Between Principal and Accrued Interest
Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims will be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date.

11.	Distributions to Holders of Disputed Claims
Notwithstanding any other provision of the Plan, (1) no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim, if ever and (2) except as otherwise agreed to by the relevant parties, no partial payments and no partial distributions will be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order.
To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) will be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. On the Distribution Date that is at least 30 days after a Disputed Claim becomes an Allowed Claim (or such lesser period as the Disbursing Agent may determine), the Holder of such Claim will receive the distribution (if any) to which such Holder would have been entitled under the Plan as of the Effective Date (including any payments such Holder would have been entitled to on the Distribution Date on which such Holder is receiving its initial payment) if such claim had been Allowed as of the Effective Date, without any interest to be paid on account of such Claim.

12.	Distributions to Holders of Allowed General Unsecured Claims
Except as set forth in this paragraph and only to the extent applicable, on each Distribution Date, the Disbursing Agent will distribute to each Holder of an Allowed General Unsecured Claim its Pro Rata share of the GUC Support Payment minus the aggregate amount of Cash previously distributed upon such Claim; provided, however, that the Disbursing Agent may postpone such distribution if it determines that, taking into account the aggregate amount of the distribution and the number of such Holders eligible to receive distributions thereunder, the expense of administering such distribution does not warrant making such distribution. On a date selected by the Disbursing Agent in its discretion, that is no later than 60 days after all Disputed Claims in Classes 4A through 4F have become Allowed Claims or will have been disallowed, the Disbursing Agent will distribute to each Holder of an Allowed General Unsecured Claim its Pro Rata share of the GUC Support Payment (to the extent applicable) minus the aggregate amount of Cash previously distributed upon such Claim; provided, however, that if the aggregate amount of amount of Cash to be distributed to Holders of Allowed General Unsecured Claims on such date is likely to exceed the expense of administering such distribution, then the Disbursing Agent may, in its discretion, contribute such funds to one or more charitable organizations exempt from income tax under section 501(c)(3) of the Internal Revenue Code selected by the Disbursing Agent and that is unrelated to the Disbursing Agent.

C.	Disputed, Contingent and Unliquidated Claims

9.	Allowance of Claims
After the Effective Date, the Reorganized Debtors will have and retain any and all rights and defenses the Debtors had with respect to any Claim immediately prior to the Effective Date, except with respect to any Claim deemed Allowed under the Plan. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim will become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Cases allowing such Claim. All settled Claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court pursuant to Bankruptcy Rule 9019 or otherwise will be binding on all parties.
Any Claim that has been listed in the Schedules as disputed, contingent or unliquidated, and for which no Proof of Claim has been timely filed, is not considered Allowed and will be expunged without further action and without any further notice to or action, order or approval of the Bankruptcy Court.

10.	Prosecution of Objections to Claims
Except as otherwise specifically provided in the Plan, the Debtors, prior to the Effective Date, and the Reorganized Debtors, after the Effective Date, will have the sole authority: (a) to File, withdraw or litigate to judgment, objections to Claims; (b) to settle or compromise any Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; and (c) to administer and adjust the claims register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court.

11.	Estimation of Claims

The Debtors, prior to the Effective Date, and the Reorganized Debtors after the Effective Date, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

12.	Adjustment to Claims Without Objection
Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the claims register by the Reorganized Debtors without a claim objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

13.	Disallowance of Certain Claims
EXCEPT AS PROVIDED IN THE PLAN, IN AN ORDER OF THE BANKRUPTCY COURT OR OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE CLAIMS BAR DATE WILL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS.
Consistent with Bankruptcy Rule 3003(c), the Debtors will recognize the master Proof of Claim filed by the Indenture Trustee in respect of the Prepetition Note Secured Claims and Prepetition Note Deficiency Claims. Accordingly, any Proof of Claim filed by a Holder of a Prepetition Note Secured Claim or Prepetition Note Deficiency Claim will be disallowed as duplicative of the Indenture Trustee's master Proof of Claim and deemed expunged from the claims register, without further action or Bankruptcy Court order.

14.	Offer of Judgment
The Reorganized Debtors are authorized to serve upon a Holder of a Disputed Claim an offer to allow judgment to be taken on account of such Disputed Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 will apply to such offer of judgment. To the extent the Holder of a Disputed Claim must pay the costs incurred by the Reorganized Debtors after the making of such offer, the Reorganized Debtors are entitled to set off such amounts against the amount of any distribution to be paid to such Holder without any further notice to or action, order, or approval of the Bankruptcy Court.

15.	Amendments to Claims
On or after the Effective Date, except as provided in the Plan, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and, to the extent such prior authorization is not received, any such new or amended Claim filed will be deemed disallowed in full and expunged without any further action.

IX.	VALUATION AND FINANCIAL PROJECTIONS
As further discussed below, the Debtors believe the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Debtors.
In connection with developing the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors' management has, through the development of financial projections for the years 2016 through

2020 as attached hereto as Exhibit 3 (the "Financial Projections"), analyzed the Reorganized Debtors' ability to meet their obligations under the Plan and to maintain sufficient liquidity and capital resources to conduct their business. The Debtors believe that the Reorganized Debtors will have sufficient liquidity to fund obligations as they arise. Accordingly, the Debtors believe the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. The Debtors prepared the Financial Projections in good faith, based upon estimates and assumptions made by the Debtors' management.
The Financial Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by the assumed Effective Date. Any significant delay in the assumed Effective Date of the Plan may have a significant negative impact on the operations and financial performance of the Debtors, including, but not limited to, an increased risk of inability to meet sales forecasts and higher reorganization expenses. Additionally, the estimates and assumptions in the Financial Projections, while considered reasonable by management, may not be realized, and are inherently subject to uncertainties and contingencies. They also are based on factors such as industry performance, general business, economic, competitive, market, and financial conditions, all of which are difficult to predict and generally beyond the Debtors' or the Reorganized Debtors' control. Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the Debtors expect that the actual and projected results will differ and the actual results may be materially different from those reflected in the Financial Projections. Therefore, the Financial Projections may not be relied upon as a guaranty or other assurance of the actual results that will occur. The Debtors do not intend to update or otherwise revise the Financial Projections to reflect the occurrence of future events, even in the event that assumptions underlying the Financial Projections are not borne out. The Financial Projections should be read in conjunction with the assumptions and qualifications set forth the Plan.
In addition, in connection with developing the Plan, Moelis performed an analysis of the estimated value of Reorganized Debtors on a going-concern basis, attached here to as Exhibit 4 (the "Valuation Analysis"). The Valuation Analysis is based on various valuation methodologies, including, but not limited to, the trading values approach and the discounted cash flow approach.
Specifically, in preparing the Valuation Analysis, Moelis, among other things: (i) reviewed certain recent publicly available financial results of the Debtors; (ii) reviewed the Financial Projections; and (iii) discussed with certain senior executives the current operations and prospects of the Debtors and Non-Debtor Affiliates, as well as key assumptions related to the Financial Projections. The material financial analyses performed by Moelis consisted of (a) a selected publicly traded companies analysis, (b) a discounted cash flow analysis, and (c) a selected transactions analysis.
THE VALUATION ANALYSIS SET FORTH IN EXHIBIT 4 IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION ANALYSIS WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY.
THE VALUATION ANALYSIS REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED DEBTORS, WHICH ASSUMES THAT SUCH REORGANIZED DEBTORS AND THE NON-DEBTOR AFFILIATES CONTINUE AS AN OPERATING BUSINESS. THE ESTIMATED VALUE SET FORTH IN THE VALUATION ANALYSIS DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED DEBTORS, THEIR SECURITIES OR THEIR ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATE SET FORTH IN THE VALUATION ANALYSIS. ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH ANY SECURITIES OF THE REORGANIZED DEBTORS MAY TRADE AFTER GIVING EFFECT TO THE TRANSACTIONS SET FORTH IN THE PLAN. ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THE VALUATION ANALYSIS.

X.	PLAN-RELATED RISK FACTORS

The implementation of the Plan is subject to a number of material risks, including those described below. Prior to voting on the Plan, each party entitled to vote should carefully consider these risks, as well as all of the information contained in this Disclosure Statement, including the exhibits hereto. If any of these risks occur, New American Apparel may not be able to conduct its business as currently planned, and its financial condition and operating results could be materially harmed. In addition to the risks set forth below, risks and uncertainties not presently known to the Debtors, or risks that the Debtors currently consider immaterial, may also impair the business, financial condition, cash flows and results of operations of New American Apparel. For purposes of the discussion of the Plan-Related Risk Factors, references to "New American Apparel" mean, collectively, Reorganized American Apparel and the Reorganized Debtors, together with their non-Debtor Affiliates.

A.	Certain Bankruptcy Considerations

16.	If the Plan is not confirmed or consummated, or the reorganization is delayed, distributions to Holders of Allowed Claims would be materially reduced
If the Plan is not confirmed or consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to chapter 7 liquidation cases, or that any alternative plan of reorganization would be on terms as favorable to Holders of Claims as the terms of the Plan. The Debtors anticipate that certain parties in interest may file objections to the Plan in an effort to persuade the Bankruptcy Court that the Debtors have not satisfied the confirmation requirements under sections 1129(a) and (b) of the Bankruptcy Code. Even if (a) no objections are filed, (b) all impaired Classes of Claims accept or are deemed to have accepted the Plan or (c) with respect to any Class that rejects or is deemed to reject the Plan, the requirements for "cramdown" are met, the Bankruptcy Court, which can exercise substantial discretion, may determine that the Plan does not meet the requirements for confirmation under sections 1129(a) and (b) of the Bankruptcy Code. Section 1129(a) of the Bankruptcy Code requires, among other things, (a) a demonstration that the Confirmation of the Plan will not be followed by liquidation or need for further financial reorganization of the Debtors, except as contemplated by the Plan, and (b) that the value of distributions to parties entitled to vote on the Plan who vote to reject the Plan not be less than the value of distributions such creditors would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan will meet the requirements for confirmation, there can be no assurance that the Bankruptcy Court will reach the same conclusion. If the Bankruptcy Court determines that the Plan violates section 1129 of the Bankruptcy Code in any manner, including, among other things, the cramdown requirements under section 1129(b) of the Bankruptcy Code, the Debtors have reserved the right to amend the Plan in such a manner so as to satisfy the requirements of section 1129 of the Bankruptcy Code. If a liquidation or protracted reorganization were to occur, the distributions to Holders of Allowed Claims would be drastically reduced. In particular, the Debtors believe that, as set forth in the Liquidation Analysis, in a liquidation under chapter 7, Holders of Allowed Claims would receive substantially less because of the inability in a liquidation to realize the greater going-concern value of the Debtors' assets. Furthermore, administrative expenses of a chapter 7 trustee and the trustee's attorneys, accountants and other professionals would cause a substantial erosion of the value of the Debtors' estates. Substantial additional Claims may also arise by reason of a protracted reorganization or liquidation, including from the breach of standstill agreements which depend on the absence of substantial delays, and from the rejection of previously assumed unexpired leases and other executory contracts, further reducing distributions to Holders of Allowed Claims.

17.	The Plan may not be consummated if the conditions to Effectiveness of the Plan are not satisfied
Sections VII.A and B of the Plan provide for certain conditions that must be satisfied (or waived) prior to the Confirmation Date and for certain other conditions that must be satisfied (or waived) prior to the Effective Date. Many of the conditions are outside of the control of the Debtors and therefore there can be no guarantee that every condition precedent will be met. In such circumstances, there can be no assurance that the Chapter 11 Cases would not be converted to chapter 7 liquidation cases or that any new chapter 11 plan would be as favorable to Holders of Claims as the current Plan. Either outcome may materially reduce distributions to Holders of Claims. See Sections VI.G and H to this Disclosure Statement for a description of the conditions to the Confirmation and effectiveness of the Plan, respectively.

18.	If the Restructuring Support Agreement is terminated, the ability of the Debtors to confirm and consummate the Plan could be materially and adversely affected
The Restructuring Support Agreement contains a number of termination events, upon the occurrence of which certain parties to the Restructuring Support Agreement may terminate such agreement. If the Restructuring Support Agreement is terminated, each of the parties thereto will be released from their obligations in accordance with the terms of the Restructuring Support Agreement. Such termination may result in the loss of support for the Plan by the Supporting Parties, which could adversely affect the Debtors' ability to confirm and consummate the Plan. If the Plan is not consummated, there can be no assurance that the Chapter 11 Cases would not be converted to chapter 7 liquidation cases or that any new chapter 11 plan would be as favorable to Holders of Claims as the current Plan. Either outcome may materially reduce distributions to Holders of Claims.

19.	If the Effective Date is delayed or projected proceeds are not timely received, the Debtors may need to seek additional postpetition financing
The Debtors may not have sufficient cash available in order to operate their business if the Effective Date is delayed or projected proceeds are not timely received by the Debtors. In that case, the Debtors may need additional postpetition financing, which may increase the costs of consummating the Plan. There is no assurance of the terms on which such financing may be available or if such financing will be available. Any increased costs as a result of the incurrence of additional indebtedness may reduce amounts available to distribute to Holders of Allowed Claims.

20.	If current estimates of Allowed Secured, Administrative or Priority Claims prove inaccurate, New American Apparel's financial condition could be materially and adversely affected
The estimates of Allowed Claims in this Disclosure Statement are based on the Debtors' review of the Debtors' books and records. Upon the passage of all applicable Claims bar dates, the completion of further analyses of the Proofs of Claim, the completion of Claims litigation and related matters, the total amount of Claims that ultimately become Allowed Claims in the Chapter 11 Cases may differ from the Debtors' estimates, and such difference could be material to the extent such Allowed Claims are deemed secured or entitled to status as an Allowed Administrative or Priority Claim. If estimates of such Claims are inaccurate, it may materially and adversely affect New American Apparel's financial condition.

21.	New American Apparel's ability to use the Debtors' pre-emergence tax attributes may be significantly limited under the United States Federal Income Tax Rules
The Debtors have experienced losses from the operation of their business. As a result, the Debtors estimate that their United States federal income tax net operating loss carryforwards are approximately $207 million as of December 31, 2014, and they expect to have incurred in excess of $50 million additional net operating losses since then through the Petition Date, which amounts could be even higher on the Effective Date. The Debtors' net operating losses and tax basis in assets will be reduced on account of cancellation of indebtedness income, and New American Apparel's ability to use the remaining net operating losses and possibly any recognized built-in losses to offset future taxable income may be significantly limited because the Debtors will experience an "ownership change" as defined in section 382 of the Internal Revenue Code as a result of the Plan and may not qualify or elect to use a special bankruptcy rule that would prevent a limitation on use of the tax attributes from applying. An entity that experiences an ownership change generally is subject to an annual limitation on its use of its pre-ownership change tax attributes after the ownership change equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate posted by the Internal Revenue Service (the "IRS") (subject to certain adjustments). Because the Debtors' ownership change will occur pursuant to the Plan, however, it will be allowed to calculate its limitation, in general, by reference to its equity value immediately after the ownership change (rather than the equity value immediately before the ownership change, as is the case under the general rule for non-bankruptcy ownership changes), thus reflecting the increase in the value of the stock due to the cancellation of debt resulting from the Plan. The annual limitation could also be increased each year to the extent that there is an unused limitation in a prior year. Even if the Debtors qualify for and elect to use a special bankruptcy rule that would prevent a limitation on use of the tax attributes from applying, the Debtors' net operating losses would first be reduced to the extent of certain prior interest deductions taken on account of indebtedness that will be converted into equity under the Plan. The Debtors anticipate that they will experience an ownership change as a result of the Plan, in which case the availability of substantial pre-ownership change tax attributes to offset New American Apparel's future taxable income may be significantly limited.

B.	New American Apparel's Financial Condition and Indebtedness

1.	New American Apparel's operations might not be profitable after the Effective Date, which could have an adverse impact on the value of Reorganized American Apparel Equity Interests
New American Apparel's operating performance will be tied to, among other things, its ability to successfully implement the turnaround plan devised by the Debtors' management and advisors. Any one of the above-referenced factors, and the risks and other factors described in Section X.C below could have a material adverse impact on New American Apparel's business, financial condition, cash flows and results of operations, which could have an adverse impact on the value of the Reorganized American Apparel Equity Interests issued pursuant to the Plan. Many of the above-referenced factors and risks may be affected by circumstances outside the Debtors' and New American Apparel's control.
Although the implementation of the restructuring and other changes contemplated by the Plan are anticipated to have a positive effect on New American Apparel's business, New American Apparel may not be able to meet the Financial Projections or other results that New American Apparel has assumed in projecting its future business prospects. If New American Apparel does not achieve the Financial Projections or other assumed results, New American Apparel may lack sufficient liquidity to continue operating as planned after the Effective Date. The Financial Projections and other assumed results represent management's current view of New American Apparel's future operations based on currently known facts and various hypothetical assumptions. The Financial Projections and other assumed results do not, however, guarantee New American Apparel's future financial performance.

2.	Restrictions imposed by agreements governing indebtedness incurred by New American Apparel or market conditions may limit New American Apparel's ability to obtain additional liquidity
If New American Apparel requires working capital greater than that provided by operating cash flow and cash on hand as of the Effective Date, as a result of these sources of liquidity not meeting current projected needs or if additional cash is needed to fund additional business opportunities, New American Apparel may be required either to obtain other sources of financing or curtail its operations. The availability of such financing may be limited by restrictions imposed by the agreements governing its indebtedness at and after the Effective Date and market conditions prevailing at the time New American Apparel seeks to obtain such financing. No assurance can be given, however, that any additional financing will be available on terms that are favorable or acceptable to New American Apparel. Any inability to raise needed capital could have a material impact on New American Apparel's business, financial condition, cash flows and results of operations.

3.	Projections of future performance by New American Apparel are based on assumptions which may not prove accurate and many of which are outside the control of New American Apparel
The Financial Projections attached to this Disclosure Statement as Exhibit 3 are inherently uncertain and are dependent upon the reliability of certain assumptions regarding the performance of New American Apparel in the markets in which it operates. The Financial Projections reflect numerous assumptions, including Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of New American Apparel, industry performance, general business and economic conditions, and are subject to many risks, most of which are beyond the control of New American Apparel. Unanticipated events and circumstances occurring after the preparation of the Financial Projections may affect the actual financial results of New American Apparel. Therefore, the actual results achieved throughout the periods covered by the Financial Projections may vary from the projected results. These variations may be material and may adversely affect the ability of New American Apparel to satisfy its obligations following the Effective Date. In addition, this Disclosure Statement does not reflect any events that may occur after the date of this Disclosure Statement. Any failure to successfully implement New American Apparel's business strategy within the time frames currently expected, or at all, may have a material adverse impact on the information contained in this Disclosure Statement, and on New American Apparel's business, financial condition, cash flows and results of operations.

4.	Changes to New American Apparel's business plan may cause material adverse changes to New American Apparel's business
New American Apparel may make changes to its business, operations and current business plan, which may have a material adverse impact on New American Apparel's future business, financial condition, cash flows and results of operations.

C.	Risks Relating to the Debtors' Business and General Economic Risk Factors

1.	Turnover of key executives and the Board of Directors and difficulty of recruiting and retaining key employees could have a material adverse impact on New American Apparel's business
Prior to the Chapter 11 Cases, the Debtors experienced a significant amount of executive-level turnover, which could continue to have a negative impact on New American Apparel's ability to retain key executives and employees and could have a material negative impact on New American Apparel's operations. There is no guarantee that New American Apparel will effectively manage this or any other management transition, which may impact its ability to retain remaining key executives and employees and which could harm New American Apparel's business and operations to the extent there is customer or employee uncertainty regarding the prospects of New American Apparel's business.

2.	The termination of the Debtors' prior chief executive officer could continue to have a material adverse impact on New American Apparel's business
The Debtors have incurred substantial expenses in connection with the termination of its prior chief executive officer, Dov Charney, including expenses related to internal and regulatory investigations and the costs of defending lawsuits brought by Mr. Charney and his possible associates. Furthermore, the Debtors believe that Mr. Charney has orchestrated distracting and harmful protests at the Company's headquarters. The Debtors can provide no assurance that Mr. Charney's termination and his related conduct will not have a material adverse impact on New American Apparel or its ability to hire and retain employees and executive officers.

3.	Any inability to retain the continued services of key personnel or to identify, hire and retain additional qualified personnel will harm New American Apparel's ability to grow and compete
New American Apparel will depend on the efforts and skills of its management team and other key personnel, and the loss of services of one or more members of this team could have an adverse effect on New American Apparel's business. Senior officers will closely supervise all aspects of New American Apparel's business, in particular the design and production of merchandise and the operation of stores.
If New American Apparel is unable to hire and retain qualified management or if any member of management leaves, such departure could adversely affect New American Apparel's operations and ability to design new products and to maintain and grow the distribution channels for current products.
New American Apparel's ability to anticipate and effectively respond to changing fashion trends will depend in part on the ability to attract and retain key personnel in its design, merchandising and marketing areas, and other functions. In addition, if New American Apparel experiences material growth, it will need to attract and retain additional qualified personnel. The market for qualified and talented design and marketing personnel in the apparel industry is intensely competitive, and New American Apparel cannot be sure that it will be able to attract and retain a sufficient number of qualified personnel in future periods. If New American Apparel is unable to attract or retain qualified personnel as needed, its growth will be hampered and operating results could be materially adversely affected.

4.	Litigation in the ordinary course of business may adversely affect New American Apparel's business
New American Apparel will be subject to various claims and legal actions arising in the ordinary course of its businesses. The Debtors are not able to predict the nature and extent of any such claims and actions and cannot guarantee that the ultimate resolution of such claims and actions will not have a material adverse effect on New American Apparel's business, financial condition, cash flows and results of operations.

5.	Increases in the number and magnitude of personal injury claims could adversely affect New American Apparel's operating results
New American Apparel will face inherent business risk from exposure to personal injury or occupational claims and claims from outside parties resulting from New American Apparel's operations. Accidents at the Debtors' manufacturing facilities have resulted, in some cases, in serious injuries and loss of life. New American Apparel could experience material personal injury or occupational claims and investigations arising from past or future accidents and may incur significant costs to defend and/or settle such claims and investigations.

6.	Any inability by New American Apparel to maintain the value and image of its brand would likely result in a decline in sales
New American Apparel's success depends on the value and image of its brand. The "American Apparel" name will be integral to New American Apparel's business as well as to the implementation of strategies for expanding the New American Apparel business. Maintaining, promoting and positioning of New American Apparel's brand depend largely on the success of marketing and merchandising efforts and New American Apparel's ability to provide a consistent, high quality customer experience. The brand of New American Apparel could be adversely affected if New American Apparel fails to achieve these objectives or if its public image or reputation or those of its senior personnel were to be tarnished by negative publicity. Such events could adversely impact New American Apparel's image and result in decreases in sales.

7.	Failure to adequately protect trademarks and other intellectual property rights could diminish the value of New American Apparel's brand and reduce demand for New American Apparel merchandise
The Debtors' trademarks and service marks, and certain other intellectual property, have been registered, or are the subject of pending applications with the U.S. Patent and Trademark Office and with the registries of many foreign countries and/or are protected by common law. The Debtors' products are noted for their quality and fit, and the Debtors' distinctive branding has differentiated them in the marketplace. As such, the trademark and variations thereon are valuable assets that are critical to New American Apparel's success. Though New American Apparel likely will continue to vigorously protect its trademarks and brand against infringement, it may not be successful in doing so. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. The unauthorized reproduction or other misappropriation of New American Apparel's trademarks would diminish the value of its brand, which could reduce demand for New American Apparel's products or the prices at which such products can be sold.

8.	Seasonal fluctuations in results of operations could have a disproportionate effect on New American Apparel's overall financial condition and results of operations
The Debtors experience seasonal fluctuations in revenues and operating income. Historically, sales during the third and fourth fiscal quarters have generally been the highest while sales during the first fiscal quarter have been the lowest. Any factors that harm New American Apparel's third or fourth quarter operating results, including adverse weather or unfavorable economic conditions, could have a disproportionate effect on New American Apparel's results of operations for the entire fiscal year.

In order to prepare for peak selling season, New American Apparel will have to produce and keep in stock more merchandise than it would carry at other times of the year. Any unanticipated decrease in demand for New American Apparel's products during the peak selling season could require New American Apparel to sell excess inventory at a substantial markdown, which could reduce net sales and gross profit.
A variety of factors affect comparable store sales, including fashion trends, competition, current economic conditions, pricing, inflation, the timing of release of new merchandise and promotional events, changes in merchandise mix, the success of marketing programs, timing and level of markdowns and weather conditions. These factors may cause New American Apparel's comparable store sales results to differ materially from prior periods and from expectations.

9.
New American Apparel's plans to expand product offerings and sales channels might not be successful, and implementation of these plans might divert operational, managerial and administrative resources, which could impact New American Apparel's competitive position

New American Apparel's ability to grow its brand and develop or identify new growth opportunities will depend in part on its ability to appropriately identify, develop and effectively execute strategies and initiatives. Failure to effectively identify, develop and execute strategies and initiatives may lead to increased operating costs without offsetting benefits and could have a material adverse effect on New American Apprel's results of operations. These plans involve various risks discussed elsewhere in these risk factors, including:

•	implementation of these plans may be delayed or may not be successful;

•	if expanded product offerings and sales channels fail to maintain and enhance New American Apparel's distinctive brand identity, the brand's image may be diminished and sales may decrease; and

•
implementation of these plans may divert management's attention from other aspects of the business and place a strain on management, operational and financial resources, as well as on information systems.

In addition, New American Apparel's ability to successfully carry out plans to expand its product offerings may be affected by, among other things, economic and competitive conditions, changes in consumer spending patterns and consumer preferences and fashion trends. New American Apparel's expansion plans could be delayed or abandoned, could cost more than anticipated and could divert resources from other areas of its business, any of which could impact its competitive position and reduce revenue and profitability.

10.	New American Apparel's ability to attract customers to its stores will depend on the success of the shopping areas in which the stores are located
In order to generate consumer traffic, many of the Debtors' stores are in prominent locations within successful shopping areas. Net sales at these stores are partly dependent on the volume of traffic in those shopping areas. The Debtors' stores benefit from the ability of a shopping area's other tenants to generate consumer traffic in the vicinity of the Debtors' stores and the continuing popularity of the shopping areas. New American Apparel will not be able to control the availability or cost of appropriate locations within existing or new shopping areas, competition with other retailers for prominent locations or the success of individual shopping areas. Other factors that will be beyond New American Apparel's control that would impact consumer traffic include economic conditions nationally or in a particular area, severe weather, competition from internet retailers, changes in consumer demographics in a particular market, the closing or decline in popularity of other stores in the shopping areas where New American Apparel's stores are located, deterioration in the financial conditions of the operators of the shopping areas or developers and consumer spending levels. Furthermore, in pursuing its growth strategy, New American Apparel will be competing with other retailers for prominent locations within the same successful shopping areas. If New American Apparel is unable to secure prime store locations or unable to renew store leases on acceptable terms as they expire from time to time, New American Apparel may not be able to continue to attract the number or quality of customers needed to sustain its projected revenues. All these factors may have a material adverse effect on New American Apparel's financial condition and results of operations.

11.
Remodeling of existing stores and expanding the business internationally may strain New American Apparel's resources, adversely impact the performance of existing stores, and delay or prevent successful penetration into international markets

The Debtors' business strategy depends in part on renewing existing store leases on terms that meet financial targets, remodeling existing stores in a timely manner, and cost-efficient operation of these stores. New American Apparel's successful implementation of this portion of Debtors' strategy depends on a number of factors including, but not limited to, the ability to:

•	negotiate acceptable leases for these locations;

•	complete store design and remodeling projects on time and on budget;

•	manage and expand infrastructure to accommodate growth;

•
generate sufficient operating cash flows or secure adequate capital on commercially reasonable terms to fund expansion and remain in compliance with the relevant covenants in credit facilities, which may limit the ability to fund such expansion;

•	manage inventory effectively to meet the needs of existing stores on a timely basis;

•	avoid construction delays and cost overruns in connection with the remodeling of stores;

•	hire, train and retain qualified store managers and sales people;

•	gain acceptance from foreign customers;

•	manage foreign exchange rate risks effectively;

•	address existing and changing legal, regulatory and political environments in target foreign markets; and

•	manage international growth, if any, in a manner that does not unduly strain financial, operating and management resources.
Any remodeling of existing stores may not result in an increase in revenues even though such initiatives may increase costs. Further, New American Apparel's ability to fund expansion and other capital expenditures will depend on sufficient cash from internal operations (after taking into account debt service obligations and subject to the covenants in debt agreements) or financing subject to general economic, legislative, regulatory and other factors that will be beyond New American Apparel's control and which financing may not be available on commercially reasonable terms or at all.
New American Apparel must be able to effectively renew its existing store leases from time to time. Failure to renew leases on existing store locations on economically beneficial terms could have a material adverse effect on New American Apparel's results of operations.
New American Apparel may incur significant costs related to starting up and maintaining additional foreign operations. Costs may include, and will not be limited to, setting up foreign offices and hiring experienced management. These increased demands may cause New American Apparel to operate its business less effectively, which in turn could cause deterioration in the performance of its stores. In addition, New American Apparel's ability to conduct business in international markets may be affected by legal, regulatory, political and economic risks.

12.
Significant fluctuations in exchange rates between the U.S. dollar and foreign currencies may adversely affect New American Apparel's revenues, operating income, net income, earnings per share and cash flows

New American Apparel may face exposure to adverse movements in foreign currency exchange rates as a result of its international operations. These exposures may change over time, and they could have a material adverse impact on New American Apparel's financial results and cash flows. An increase in the value of the U.S. dollar relative to foreign currencies could make New American Apparel's products more expensive and therefore potentially less competitive in foreign markets. Lowering New American Apparel's prices in local currency may result in lower revenue. Conversely, a decrease in the value of the U.S. dollar relative to foreign currencies could increase operating expenses.

13.
Utilization of foreign suppliers and selling into foreign markets may subject New American Apparel to numerous risks associated with international business that could increase its costs or disrupt the supply of its products, resulting in a negative impact on New American Apparel's business and financial condition

New American Apparel's international operations may subject it to risks, including:

•	economic and political instability;

•	restrictive actions by foreign governments;

•	greater difficulty enforcing intellectual property rights and weaker laws protecting intellectual property rights;

•	changes in import duties or import or export restrictions;

•	fluctuations in currency exchange rates, which could negatively affect profit margins;

•	timely shipping of product;

•	complications complying with the laws and policies of the United States affecting the exportation of goods, including duties, quotas, and taxes; and

•	complications complying with trade and foreign tax laws.
These and other factors beyond New American Apparel's control could disrupt the supply of its products, influence the ability of suppliers to export its products cost-effectively or at all, inhibit its suppliers' ability to procure certain materials and increase New American Apparel's expenses, any of which could harm New American Apparel's business, financial condition and results of operations.

14.	Cost increases in, or shortages of, the materials or labor used to manufacture New American Apparel's products could negatively impact its business and financial condition
The manufacture of the Debtors' products is labor intensive and utilizes raw materials supplied by third parties. An important part of the Debtors' branding and marketing is that its products are made in the United States. The Federal Trade Commission has stated that for a product to be called "Made in USA," or claimed to be of domestic origin without qualifications or limits on the claim, the product must be "all or virtually all" made in the "U.S." The term "U.S." includes the 50 states, the District of Columbia, and the U.S. territories and possessions. "All or virtually all" means that all significant parts and processing that go into the product must be of U.S. origin. That is, the product should contain no, or negligible, foreign content. The Debtors currently meet the Federal Trade Commission's "Made in USA" standard and, from the knitting process to the final sewing of a garment, all of the processes are conducted in the U.S., either directly by the Debtors in their knitting, manufacturing, dyeing and finishing facilities located in Los Angeles or through commission knitters, dyers and sewers in the Los Angeles metropolitan area and other regions in the U.S. If the cost of labor materially increases, New American Apparel's financial results could be materially adversely affected and its ability to compete against companies with lower labor costs could be hampered. Material increases in labor costs in the U.S. could also force New American Apparel to move all or a portion of its manufacturing overseas, which could adversely affect its brand identity.
Similarly, increases in the prices of raw materials or the prices New American Apparel may pay to the suppliers of the raw materials used in the manufacturing of its products, and shortages in such materials, could have a material adverse effect on its financial condition and results of operations. For example, the price of yarn and the cost of certain related fabrics has historically fluctuated. Such shortages may result in an increase in manufacturing costs and could result in a material adverse effect on New American Apparel's financial condition and results of operations. The Debtors are unable to predict whether New American Apparel will be able to successfully pass on the added cost of raw materials to its wholesale and retail customers. In addition, increases in the cost of, or shortages in, raw material inputs could adversely affect New American Apparel's ability to compete. Further, New American Apparel could be forced to seek to offset any increased raw material costs by relocating all or a portion of its manufacturing overseas to locations with lower labor costs.

15.
New American Apparel's manufacturing operations likely will be located in higher-cost geographic locations, placing it at a possible disadvantage to competitors that have a higher percentage of their manufacturing operations overseas and/or in lower-cost locations in the United States

Despite the general industry-wide migration of manufacturing operations to lower-cost locations, such as Central America, the Caribbean Basin and Asia, New American Apparel's textile manufacturing operations likely will be located in the Los Angeles, California region, which is a higher-cost location relative to offshore and many other U.S. locations. In addition, the Debtors' competitors generally source or produce a greater portion of their textiles from foreign sources with lower costs. The Debtors' competitors' lower costs of production may allow them to offer their products at lower prices, which could force New American Apparel to lower its margins or to compete more vigorously with non-price-competitive strategies to preserve its margins and sales volume.

16.	New American Apparel's likely reliance on operational facilities located in the same vicinity will make its business susceptible to local and regional disruptions or adverse conditions
New American Apparel likely will conduct all of its manufacturing operations in the Los Angeles metropolitan area as the Debtors have. Among other facilities in the area, the Debtors' 800,000 square foot facility in downtown Los Angeles houses executive offices as well as cutting and sewing operations. The Debtors' distribution operations are located in La Mirada, California. As a result of geographic concentration, New American Apparel's operations will be susceptible to local and regional factors, such as accidents, system failures, economic and weather conditions, natural disasters, and demographic and population changes, and other unforeseen events and circumstances.
Southern California is particularly susceptible to earthquakes. Any significant interruption in the operation of any of these facilities could reduce New American Apparel's ability to receive and process orders and provide products and services to stores and customers, which could result in lost sales, canceled sales and a loss of loyalty to its brand. In addition, if there were a major earthquake, New American Apparel may have to cease operations for a significant period due to possible damage to its factories or an inability to deliver products to its distribution center.

17.	Unionization of employees at New American Apparel's facilities could result in increased risk of work stoppages and high labor costs
The Debtors' employees are not party to any collective bargaining agreement or union. If employees at its manufacturing or distribution facilities were to unionize, New American Apparel's relationship with its employees could be adversely affected. New American Apparel also would face an increased risk of work stoppages and higher labor costs. In the past, a non-union organization that purported to represent the rights of some of the Debtors' current and former employees had communicated demands to the Debtors that were purportedly made on behalf of such current and former employees. Further, one related group has solicited support with an intention to attempt to be recognized by the Debtors as a union. If employees at New American Apparel's manufacturing or distribution facilities were to unionize in the future, or otherwise make collective demands on New American Apparel, it could adversely affect New American Apparel's relationship with such employees, increase the risk of work stoppages and increase labor costs and legal fees. Such employee actions could also have a material adverse impact on New American Apparel's operating costs and financial condition and could force it to take actions such as raising prices on products, curtailing operations and/or relocating all or a portion of its operations.

18.	A disruption in New American Apparel's information technology infrastructure could interrupt its operations
Like the Debtors, New American Apparel likely will depend on information systems to operate its website, process transactions, respond to customer inquiries, manage inventory and production, purchase, sell and ship goods on a timely basis and maintain cost-efficient operations. New American Apparel may experience operational problems with its information systems as a result of system failures, viruses, computer "hackers" or other causes. Any material disruption or slowdown of its systems could cause information, including data related to customer orders, to be lost or delayed, delays in the delivery of merchandise to stores and customers or lost sales.
Moreover, New American Apparel may not be successful in developing or acquiring technology that is competitive and responsive to the needs of its customers and might lack sufficient resources to make the necessary investments in technology to compete with its competitors. Accordingly, if changes in technology cause New American Apparel's information systems to become obsolete, or if its information systems are inadequate to handle growth, New American Apparel could lose customers.

19.	A failure in online retail operations could significantly disrupt New American Apparel's business and lead to reduced sales and reputational damage
Online retail operations accounted for approximately 10% of the Debtors' net sales for the year ended December 31, 2014. Such sales are subject to numerous risks that could have a material adverse effect on New American Apparel's operational results. Risks to online revenue include, but are not limited to, the following:

•	changes in consumer preferences and buying trends relating to internet usage;

•	changes in required technology interfaces;

•	website downtime;

•	difficulty in recreating the in-store experience on the website; and

•
risks related to the failure of the systems that operate the web sites and their related support systems, including computer viruses, theft of customer information, telecommunication failures and electronic break-ins and similar disruptions.

New American Apparel's failure to successfully respond to these risks and uncertainties could reduce online sales and damage the reputation of its brand.

20.
Failure to protect the integrity and security of New American Apparel's information systems and customers' information could materially adversely affect New American Apparel's results of operations, damage its reputation and expose New American Apparel to litigation

New American Apparel's operations, including potential sales through its e-commerce website and retail stores, likely will involve the collection, storage and transmission of customers' credit card information and personal identification data, as well as employee information and non-public company data. The costs associated with maintaining the security of such information, including increased investments in technology, the costs of compliance with consumer protection laws and costs resulting from consumer fraud or a malicious breach of New American Apparel's information systems, could materially adversely affect results of operations. If the security of the customer data stored on New American Apparel's servers or transmitted by its network is breached, New American Apparel's reputation could be materially adversely affected, which could negatively impact sales results, and New American Apparel could be subject to litigation. To date, the Debtors have not experienced a significant security breach.

21.
Changes in immigration laws or enforcement actions or investigations under such laws could materially adversely affect New American Apparel's labor force, manufacturing capabilities, operations and financial results

The Debtors rely, and New American Apparel likely will rely, heavily on immigrant labor. Adverse changes to existing laws and regulations applicable to employment of immigrants, enforcement requirements or practices under those laws and regulations, and inspections or investigations by immigration authorities or the prospects or rumors of any of the foregoing, even if no violations exist, could negatively impact the availability and cost of personnel and labor to New American Apparel. As a result, New American Apparel could experience very substantial turnover of employees on short or no notice, which could result in manufacturing and other delays. New American Apparel may also have difficulty attracting or hiring new employees in a timely manner, resulting in further delays. These delays could materially adversely affect New American Apparel's revenues and costs and its ability to compete. If New American Apparel were unable to attract and retain sufficient employees, its manufacturing capabilities, operations and financial results would be adversely affected.

22.
Changes to, or violations of, customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws could require New American Apparel to modify its current business practices and incur increased costs

New American Apparel likely will be subject to numerous regulations, including customs, advertising, consumer protection and privacy, zoning and occupancy laws and ordinances that regulate the operation of retail stores and warehouse facilities and/or govern the importation, promotion and sale of merchandise. If these regulations were to change or were violated, New American Apparel could be subject to litigations, fines and penalties and experience increased costs of certain goods and delays in shipments of goods, which would hurt New American Apparel's business and results of operations.
New American Apparel also likely will be subject to numerous federal and state labor laws, such as minimum wage laws and other laws relating to employee benefits. If these laws were to change, New American Apparel may incur additional wage and benefit costs, which could adversely affect its profitability.
Legal requirements are frequently changed and subject to interpretation, and New American Apparel will be unable to predict the ultimate cost of compliance with these requirements or their effect on New American Apparel's operations. New American Apparel may be required to make significant expenditures or modify its business practices to comply with existing or future laws and regulations, which may increase its costs and materially limit New American Apparel's ability to operate its business.

23.	Third party failure to deliver merchandise to stores and customers could result in lost sales or reduced demand for New American Apparel's merchandise
The efficient operation of New American Apparel's stores and wholesale business will depend on the timely receipt of merchandise from its distribution centers. Independent third party transportation companies likely will deliver a substantial portion of New American Apparel's merchandise to its stores. These shippers may not continue to ship New American Apparel's products at current pricing or terms. These shippers also may employ personnel represented by labor unions. Disruptions in the delivery of merchandise or work stoppages by employees or contractors of these third parties could delay the timely receipt of merchandise, which could result in canceled sales, a loss of loyalty to New American Apparel's brand and excess inventory. There can be no assurance that such stoppages or disruptions will not occur in the future. Any failure by these third parties to respond adequately to New American Apparel's distribution needs would disrupt its operations and could have a material adverse effect on New American Apparel's financial condition and results of operations.
Timely receipt of merchandise by New American Apparel's stores and customers may also be affected by factors such as inclement weather, natural disasters and acts of terrorism. New American Apparel may respond by increasing markdowns or initiating marketing promotions, which would decrease gross profits and net income.

24.	New American Apparel will have potential exposure to credit risks on its wholesale sales
New American Apparel will be exposed to the risk of financial non-performance by its customers, primarily in its wholesale business. Sales to wholesale customers represented approximately 31% of the Debtors' net sales for the year ended December 31, 2014. New American Apparel's extension of credit likely will involve considerable use of judgment and be based on an evaluation of each customer's financial condition and payment history. New American Apparel likely will monitor its credit risk exposure by periodically obtaining credit reports and updated financials of its customers. Despite the maintenance of an allowance for doubtful accounts for potential credit losses based upon historical trends and other available information, delays in collecting or the inability to collect on sales to significant customers or a group of customers could have a material adverse effect on New American Apparel's results of operations.

25.
New American Apparel will operate in highly competitive retail and apparel industries and its market share may be adversely impacted at any time by the significant number of competitors in these industries that may compete more effectively than New American Apparel

The apparel industry is characterized by rapid shifts in fashion, consumer demand, and competitive pressures, resulting in both price and demand volatility. The retail apparel industry — specifically, the imprintable apparel market — is fragmented and highly competitive. Prices of certain products the Debtors manufacture are determined based on market conditions including the price of raw materials. There can be no assurance that New American Apparel will be able to compete successfully in the future.
New American Apparel will compete with national and local department stores, specialty and discount store chains, independent retail stores and internet businesses that market similar lines of merchandise. Many of these competitors will have greater name recognition and be better capitalized than New American Apparel, which may enable them to adapt to changes in customer requirements more quickly, devote greater resources to the marketing and sale of their products, generate greater national brand recognition or adopt more aggressive pricing policies than New American Apparel will be able to.
New American Apparel also will face competition in European, Asian and Canadian markets from established regional and national chains. New American Apparel's success in these markets depends on determining a sustainable profit formula to build brand loyalty and gain market share in these challenging retail environments. If New American Apparel's international business is not successful, its results of operations could be adversely affected.
The wholesale business will compete with numerous wholesale companies based on the quality, fashion, availability and price of wholesale product offerings. Many of these companies will have greater name recognition and greater financial and other resources than New American Apparel. If New American Apparel cannot successfully compete with these companies, its business and results of operations could be adversely affected.

26.
Purchases of retail apparel merchandise are generally discretionary and economic conditions may cause a decline in consumer spending which could adversely affect New American Apparel's business and financial performance

New American Apparel's operations and performance will depend significantly on worldwide economic conditions and their impact on levels of consumer spending, particularly in discretionary areas such as fashion apparel. New American Apparel's business and financial performance, including sales and the collection of accounts receivable, may be adversely affected by, among other things, any future decrease in economic activity in the markets New American Apparel will serve increased unemployment levels, higher fuel and energy costs, rising interest rates, adverse conditions in the housing markets, financial market volatility, recession, decreased access to credit, reduced consumer confidence in future economic and political conditions, acts of terrorism, consumer perceptions of personal well-being and security, and other macroeconomic factors affecting consumer spending behavior. A decrease in consumer discretionary spending as a result of macroeconomic conditions may decrease the demand for New American Apparel's products. In addition, reduced consumer spending may cause New American Apparel to lower prices or drive New American Apparel to offer additional products at promotional prices, any of which would have a negative impact on gross profit.
New American Apparel's ability to meet customers' demands will depend, in part, on its ability to obtain timely and adequate delivery of materials, parts and components from its suppliers. Global financial conditions may materially and adversely affect the ability of New American Apparel's suppliers to obtain financing for significant purchases and operations. If certain key suppliers were to become capacity constrained or insolvent as a result of a financial crisis, it could result in a reduction or interruption in supplies or a significant increase in the price of supplies and adversely impact consumer purchases and New American Apparel's financial results. As a consequence, New American Apparel's operating results for a particular period may be difficult to predict, and prior results may not necessarily be indicative of results to be expected in future periods. Any of the foregoing effects could have a material adverse effect on New American Apparel's business, financial condition, and results of operations.

27.	An inability to gauge fashion trends and react to changing consumer preferences in a timely manner could result in a decrease of New American Apparel's sales
New American Apparel's success will be largely dependent upon its ability to gauge the fashion tastes of its customers and to provide merchandise that satisfies customer demand in a timely manner. The retail apparel business fluctuates according to changes in consumer preferences, which are dictated, in part, by fashion and season. To the extent New American Apparel misjudges the market for its merchandise or the products suitable for its market, New American Apparel's sales will be adversely affected. Merchandise misjudgments also could have a material adverse effect on New American Apparel's brand image.
Fluctuations in the apparel retail market affect the level of inventory owned by apparel retailers since merchandise must be manufactured in advance of the season and frequently before fashion trends are evidenced by customer purchases. In addition, the cyclical nature of the retail apparel business will require New American Apparel to carry a significant amount of inventory, especially prior to peak selling seasons when New American Apparel will build up its inventory levels. As a result, New American Apparel will be vulnerable to demand pricing shifts, suboptimal selection and timing of merchandise production. If sales do not meet expectations, excess inventory may lower planned margins.

28.
Elimination or scaling back of U.S. import protections would weaken an important barrier to the entry of foreign competitors who produce their merchandise in lower labor cost locations, which could place New American Apparel at a disadvantage to those competitors

New American Apparel's products will be subject to foreign competition. Foreign competitors often have significant labor cost advantages, which can enable them to sell their products at relatively lower prices. However, foreign competitors have faced significant U.S. government import restrictions in the form of tariffs and quotas. The extent of import protection afforded to domestic apparel producers has been, and is likely to remain, subject to political considerations, and is therefore unpredictable. Given the number of foreign low cost producers, the substantial elimination or scaling back of the import protections that protect domestic apparel producers could have a material adverse effect on New American Apparel's business, financial condition and results of operation.

29.	Current environmental laws, or laws enacted in the future, may harm New American Apparel's business
New American Apparel will be subject to federal, state and local laws, regulations and ordinances that govern activities or operations that may have adverse environmental effects (such as emissions to air, discharges to water, and the generation, handling, storage and disposal of solid and hazardous wastes). New American Apparel also likely will be subject to laws, regulations and ordinances that impose liability for the costs of clean up or other remediation of contaminated property, including damages from spills, disposals or other releases of hazardous substances or wastes, in certain circumstances without regard to fault. Certain of New American Apparel's operations likely will involve the handling of chemicals and wastes, some of which are or may become regulated as hazardous substances. New American Apparel's product design and procurement operations must comply with new and future requirements relating to the materials composition of its products. If New American Apparel fails to comply with the rules and regulations regarding the use and sale of such regulated substances, it could be subject to liability. The costs and timing of costs under environmental laws are difficult to predict.
As is the case with manufacturers in general, if a release of hazardous substances occurs on or from New American Apparel's properties or any associated offsite disposal locations, or if contamination from prior activities is discovered at any of its properties, New American Apparel may be held liable. The amount of such liability could be material.

D.	Risks Related to Reorganized American Apparel Equity Interests

1.	Holders of Reorganized American Apparel Equity Interests may not be able to recover in future cases of bankruptcy, liquidation or reorganization

On the Effective Date, Reorganized American Apparel Equity Interests will be distributed to the Holders of Allowed Claims in Classes 3A through 3F, and a certain amount of additional Reorganized American Apparel Equity Interests will be issued pursuant to the Equity Commitment Agreement. Upon the Effective Date, each Holder of Reorganized American Apparel Equity Interests will become subordinated to all Liabilities of New American Apparel. Therefore, the assets of New American Apparel would not be available for distribution to any holder of Reorganized American Apparel Equity Interests in any bankruptcy, liquidation or reorganization of New American Apparel unless and until all indebtedness of New American Apparel has been paid.

2.
There is not an established market for Reorganized American Apparel Equity Interests, and Holders will be subject to restrictions on resale and transfer under the New LLC Agreement, which could make such interests illiquid

No established market exists for the Reorganized American Apparel Equity Interests. New American Apparel is not expected, in the near future, to cause Reorganized American Apparel Equity Interests to be listed on any national exchange or interdealer quotation system or to cooperate with any registered broker-dealer who may seek to initiate price quotations for the Reorganized American Apparel Equity Interests in the over the counter market. In addition, the New LLC Agreement governing the Reorganized American Apparel Equity Interests will contain restrictions on transfer by Holders, including transfers to certain prohibited transferees, prohibition on transfers that could result in Reorganized American Apparel being required to file reports under the Exchange Act, and compliance with certain rights of first offer and, if applicable, tag-along and drag-along rights. Furthermore, under the Registration Rights Agreement, the Supporting Parties, any affiliates thereof that receive Reorganized American Apparel Equity Interests (whether pursuant to the Plan or the Equity Commitment Agreement), and Holders of Reorganized American Apparel Equity Interests who are party thereto will have limited rights to cause New American Apparel to file a registration statement registering their Reorganized American Apparel Equity Interests with the SEC. Therefore, there cannot be any assurance that the Reorganized American Apparel Equity Interests will be a tradable, liquid security at any time after the Effective Date. If no public market for the Reorganized American Apparel Equity Interests develops, holders of such securities may have difficulty selling or obtaining timely and accurate valuation with respect to such securities.
Even if a market were to develop in the future, there cannot be any assurance as to the degree of price volatility in any market that develops for the Reorganized American Apparel Equity Interests. Some Holders who receive Reorganized American Apparel Equity Interests pursuant to the Plan may not elect to hold equity on a long-term basis. Sales by future equityholders of a substantial number of interests after the Effective Date could significantly reduce the market price of the Reorganized American Apparel Equity Interests. Moreover, the perception that these equityholders might sell significant amounts of the Reorganized American Apparel Equity Interests could depress the market price of such interests for a considerable period. Sales of the Reorganized American Apparel Equity Interests, and the possibility thereof, could make it more difficult for New American Apparel to sell equity, or equity-related securities, in the future at a time and price that they consider appropriate.
The valuation of Reorganized American Apparel Equity Interests contained in this Disclosure Statement is not an estimate of the prices at which the Reorganized American Apparel Equity Interests may trade or be sold in the future, and the Debtors have not attempted to make any such estimate in connection with the development of the Plan. The value of the Reorganized American Apparel Equity Interests ultimately may be substantially higher or lower than reflected in the valuation assumptions provided in this Disclosure Statement.
Transfers of Reorganized American Apparel Equity Interests may be subject to customary restrictions consistent with the preservation of the net operating loss and other tax attributes of the Debtors. If an alternative structure determination is made by the Requisite Supporting Parties that causes New American Apparel to be treated as a partnership for U.S. federal income tax purposes (which alternative structure shall require the consent of the Debtors only if such structure results in a transfer of a Debtor's assets to a new entity that is not a successor of the Debtor for tax purposes), transfers of Reorganized American Apparel Equity Interests will be subject to customary restrictions to avoid treatment as a "publicly traded partnership".

3.
Certain holders of Reorganized American Apparel Equity Interests could have a significant degree of influence on New American Apparel and matters presented to holders of Reorganized American Apparel Equity Interests

Certain holders of Reorganized American Apparel Equity Interests are expected to acquire a significant ownership interest in New American Apparel pursuant to the Plan. In addition, out of New American Apparel's seven directors initially appointed to the New Board as of the Effective Date, five will have been selected directly by certain of the Supporting Parties. Thus, certain holders of Reorganized American Apparel Equity Interests (or two or more holders acting together) may have significant influence or control over the operations of New American Apparel and matters presented to equityholders of New American Apparel.

4.	Future issuances of Reorganized American Apparel Equity Interests may cause holders to incur substantial dilution
In the future, New American Apparel may grant equity securities to its employees, consultants and directors under certain stock option and incentive plans, and New American Apparel intends to adopt the Management Incentive Plan to be effective following the Effective Date, which contemplates the issuance of restricted stock units for, and options to purchase, Reorganized American Apparel Equity Interests to management of New American Apparel under certain circumstances. Furthermore, New American Apparel may issue equity securities in connection with future investments, acquisitions or capital raising transactions. Such grants or issuances could constitute a substantial portion of the then-outstanding common stock and in certain circumstances may be exempt from the pre-emptive rights contained in the New LLC Agreement, which may result in substantial dilution in ownership to holders of equity interests in Reorganized American Apparel, including of Reorganized American Apparel Equity Interests issued pursuant to the Plan.

5.	New American Apparel does not expect to pay dividends in the near future
New American Apparel does not anticipate that cash dividends or other distributions will be paid with respect to the Reorganized American Apparel Equity Interests in the foreseeable future and there can be no assurance that such dividends or other distributions will be paid at any time in the future or at all. In addition, restrictive covenants in certain debt instruments to which New American Apparel will, or may, be a party, may limit the ability of New American Apparel to pay dividends or for New American Apparel to receive dividends from its subsidiaries.

XI.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN

A.	General
A DESCRIPTION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS PROVIDED BELOW. THE DESCRIPTION IS BASED ON THE INTERNAL REVENUE CODE (THE "IRC"), TREASURY REGULATIONS, JUDICIAL DECISIONS AND ADMINISTRATIVE DETERMINATIONS, ALL AS IN EFFECT ON THE DATE OF THIS DISCLOSURE STATEMENT AND ALL SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. CHANGES IN ANY OF THESE AUTHORITIES OR IN THEIR INTERPRETATION COULD CAUSE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO DIFFER MATERIALLY FROM THE CONSEQUENCES DESCRIBED BELOW.
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN IMPORTANT RESPECTS, UNCERTAIN. NO RULING HAS BEEN REQUESTED FROM THE INTERNAL REVENUE SERVICE; NO OPINION HAS BEEN REQUESTED FROM DEBTORS' COUNSEL CONCERNING ANY TAX CONSEQUENCE OF THE PLAN; AND NO TAX OPINION IS GIVEN BY THIS DISCLOSURE STATEMENT.
THE DESCRIPTION THAT FOLLOWS DOES NOT COVER ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR HOLDERS OF CLAIMS. FOR EXAMPLE, THE DESCRIPTION DOES NOT ADDRESS ISSUES OF SPECIAL CONCERN TO CERTAIN TYPES OF TAXPAYERS, SUCH AS DEALERS IN SECURITIES, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX EXEMPT ORGANIZATIONS, PARTNERSHIPS OR PARTNERS IN PARTNERSHIPS, NOR DOES IT ADDRESS TAX CONSEQUENCES TO HOLDERS OF INTERESTS IN THE DEBTORS OR TO HOLDERS OF CLAIMS WHO

ARE NOT ENTITLED TO VOTE ON THE PLAN. THE DESCRIPTION ALSO DOES NOT DISCUSS STATE, LOCAL, NON‑U.S. OR NON-INCOME TAX CONSEQUENCES.
FOR THESE REASONS, THE DESCRIPTION THAT FOLLOWS IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM. HOLDERS OF CLAIMS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND NON‑U.S. TAX CONSEQUENCES OF THE PLAN.

B.	U.S. Federal Income Tax Consequences to the U.S. Debtors

30.	Conversion to Limited Liability Company
The Plan provides that, on the Effective Date, American Apparel will be converted, merged or otherwise reorganized into a Delaware limited liability company, and membership interests in Reorganized American Apparel will be issued pursuant to the Plan (hereinafter, the "LLC Conversion"). Reorganized American Apparel is expected to elect to be treated as a corporation for U.S. federal income tax purposes effective on the earlier of the Effective Date or the date of formation, and the remainder of this discussion of U.S. federal income tax consequences of the Plan assumes that Reorganized American Apparel will elect to be treated as a corporation for U.S. federal income tax purposes effective on the earlier of the Effective Date or the date of formation.
Accordingly, it is expected that the LLC Conversion would be a "reorganization" of the Debtors for U.S. federal income tax purposes. Therefore, the Debtors generally would not recognize taxable gain or loss on the LLC Conversion, and the NOLs and other tax attributes of the Debtors generally would carry over to the Reorganized Debtors following the LLC Conversion, subject to certain restrictions and limitations, including those described below in the discussions regarding cancellation of debt income, limitation on NOL carryforwards, and the alternative minimum tax.
Other U.S. federal income tax consequences to the Debtors may result depending on the terms of any additional Restructuring Transactions that occur with respect to the Debtors.

31.	Cancellation of Debt Income
Generally, the discharge of a debt obligation of a U.S. debtor for an amount less than the adjusted issue price (in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) creates cancellation of indebtedness ("COD") income, that must be included in the debtor's income. The amount of the U.S. Debtors' COD income is dependent upon the value of the Plan consideration distributed on account of the Allowed Claims against the Debtors relative to the amount of such Allowed Claims (or adjusted issue price if different from the amount of the Allowed Claims), as well as the extent to which those Allowed Claims constitute debt for federal income tax purposes and to the extent the payment of such Allowed Claims would be deductible for tax purposes. However, COD income is excluded from taxable income by a taxpayer that is a debtor in a reorganization case if the discharge is granted by the bankruptcy court or pursuant to a plan of reorganization approved by a bankruptcy court. The Plan, if approved, would enable the U.S. Debtors to qualify for this bankruptcy exclusion rule with respect to any COD income triggered by the Plan.
If debt of a U.S. Debtor is discharged in a reorganization case qualifying for the bankruptcy exclusion, however, certain income tax attributes otherwise available and of value to the debtor are reduced, in most cases by the amount of the COD income. Tax attributes subject to reduction include, in the following order: (a) net operating losses ("NOLs") and NOL carryforwards; (b) most credit carryforwards, including the general business credit and the minimum tax credit; (c) capital losses and capital loss carryforwards; (d) the tax basis of the debtor's assets, but not in an amount greater than the excess of the aggregate tax bases of the property held by the debtor immediately after the discharge over the aggregate amount of the debtor's liabilities immediately after the discharge; and (e) foreign tax credit carryforwards. A U.S. debtor may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property first.

In the case of affiliated corporations filing a consolidated return, such as American Apparel and its consolidated U.S. subsidiaries that are taxed as corporations (the "American Apparel Loss Group"), the attribute reduction rules apply first to the separate attributes of or attributable to the particular corporation whose debt is being discharged, and then, if necessary, to certain attributes of other members of the group. Accordingly, COD income of a debtor would result first in the reduction of any NOLs and other attributes, including asset basis, of or attributable to such debtor, and then, potentially, of consolidated NOLs and/or basis of or attributable to other members of the consolidated group. Attribute reduction does not occur until immediately after the close of the taxable year in which the debt discharge occurs, i.e., after use of any such NOLs and other attributes to determine the consolidated group's taxable income for the tax year in which the debt is discharged.
The American Apparel Loss Group is expected to recognize a significant amount of COD income in connection with the implementation of the Plan. The Reorganized Debtors have not yet determined whether to elect to first reduce tax basis in their depreciable property or to reduce NOLs first. Regardless of whether the Reorganized Debtors make this election, it is expected that the Reorganized American Apparel Loss Group will have significant NOLs remaining after reduction for COD income, although no assurance can be given at this time.

32.	Limitation on NOL Carryforwards

a.	General
The Debtors estimate that their U.S. federal income tax NOL carryforwards are approximately $207 million as of December 31, 2014, and they expect to have incurred in excess of $50 million additional NOLs since then through the Petition Date, which amounts could be even higher on the Effective Date. These NOLs are primarily located in American Apparel. The Debtors do not believe that the NOLs are currently subject to any limitations on use.
Section 382 of the IRC provides rules limiting the utilization of a corporation's NOLs and other losses, deductions and credits following a more than 50% change in ownership of a corporation's equity (an "Ownership Change"). An Ownership Change will occur with respect to the American Apparel Loss Group in connection with the Plan. Section 382(1)(6) of the IRC sets forth the limitation provisions applicable to corporations that undergo an ownership change in bankruptcy that does not qualify for, or for which the corporations elects out of, the Bankruptcy Exception (as defined below). Therefore, post‑Effective Date usage of any NOLs and other tax attributes of the American Apparel Loss Group (after reduction for COD income) by the Reorganized American Apparel Loss Group will be limited by section 382(l)(6) of the IRC, unless the Bankruptcy Exception applies to the transactions contemplated by the Plan. Under section 382(1)(6), the amount of post‑ownership change annual taxable income of the Reorganized American Apparel Loss Group that can be offset by the pre‑ownership change NOLs of the American Apparel Loss Group generally cannot exceed an amount equal to the product of (a) the applicable federal long‑term tax‑exempt rate in effect on the date of the ownership change (e.g., 2.82 % for an ownership change occurring in October 2015) and (b) the value of Reorganized American Apparel Equity Interests immediately after implementation of the Plan (the "Annual Limitation"). The value of Reorganized American Apparel Equity Interests for purposes of this computation would reflect the increase, if any, in value resulting from any surrender or cancellation of any Claims in the Chapter 11 Cases.
The Annual Limitation may be increased if American Apparel has a net unrealized built-in gain at the time of an ownership change. If, however, American Apparel has a net unrealized built-in loss at the time of an ownership change, the Annual Limitation may apply to such net unrealized built-in loss.
Any unused Annual Limitation may be carried forward, thereby increasing the Annual Limitation in the subsequent taxable year. However, if Reorganized American Apparel and its subsidiaries do not continue the Debtors' historic business or use a significant portion of their assets in a new business for two years after the ownership change (the "Business Continuity Requirement"), the Annual Limitation resulting from the ownership change is zero.

b.	Bankruptcy Exception
Section 382(l)(5) of the IRC (the "Bankruptcy Exception") provides that the Annual Limitation will not apply to limit the utilization of a debtor's NOLs or built‑in losses if the debtor stock owned by those persons who were stockholders of the debtor immediately before the ownership change, together with the stock received by certain holders of claims pursuant to the debtor's plan, comprise 50% or more of the value of all of the debtor's stock outstanding immediately after the ownership change. Stock received by holders will be included in the 50% calculation if, and to the extent that, such holders constitute "qualified creditors." A "qualified creditor" is a holder of a claim that (i) was held by such holder since the date that is 18 months before the date on which the debtor first filed its petition with the bankruptcy court or (ii) arose in the ordinary course of business and is held by the person who at all times held the beneficial interest in such claim. In determining whether the Bankruptcy Exception applies, certain holders of claims that would own a de minimis amount of the debtor's stock pursuant to the debtor's plan are presumed to have held their claims since the origination of such claims. In general, this de minimis rule applies to holders of claims who would own directly or indirectly less than 5% of the total fair market value of the debtor's stock pursuant to the plan. The application of this rule to the American Apparel Loss Group is uncertain.
If the Bankruptcy Exception applies, a subsequent ownership change with respect to the Reorganized American Apparel Loss Group occurring within two years after the Effective Date will result in the reduction of the Annual Limitation that would otherwise apply to the subsequent ownership change to zero. Thus, an ownership change within two years after the Effective Date would eliminate the ability of the American Apparel Loss Group to use pre-ownership change NOLs thereafter. If the Bankruptcy Exception applies, the Business Continuity Requirement does not apply, although a lesser business continuation requirement may apply under Treasury regulations. If a change of ownership occurs after the two years following the Effective Date, then the American Apparel Loss Group will become subject to limitation in the use of their NOLs based upon the value of the American Apparel Loss Group at the time of that subsequent change.
Although the Annual Limitation will not apply to restrict the deductibility of NOLs if the Bankruptcy Exception applies, NOLs of the American Apparel Loss Group will be reduced by the amount of any deduction for any interest paid or accrued, with respect to all Allowed Claims converted into Reorganized American Apparel Equity Interests, by the Debtors during the three taxable years preceding the taxable year in which the ownership change occurs and during the portion of the taxable year of the ownership change preceding the ownership change.
The Reorganized American Apparel Loss Group has not yet determined whether it is eligible for the Bankruptcy Exception. Even if the Bankruptcy Exception otherwise applies, the Reorganized Debtors may elect to not have the Bankruptcy Exception apply, in which event the Annual Limitation would apply. The Reorganized American Apparel Loss Group will have until the due date of the tax return for the taxable year of the Effective Date to make such a determination. Transfers of Reorganized American Apparel Equity Interests may be subject to customary restrictions consistent with the preservation of the NOLs and other tax attributes of the Debtors, including as necessary to avoid a second ownership change that would eliminate the benefits of the Bankruptcy Exception.

33.	Alternative Minimum Tax
In general, a federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income ("AMTI") at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might otherwise be able to offset all of its taxable income for regular federal income tax purposes by available NOL carryforwards, a corporation is generally entitled to offset no more than 90% of its AMTI with NOL carryforwards (as recomputed for AMT purposes). Accordingly, usage of the Debtors' NOLs by the Reorganized Debtors may be subject to limitations for AMT purposes in addition to any other limitations that may apply.
If a corporation (or a consolidated group) undergoes an ownership change and is in a net unrealized built‑in loss position on the date of the ownership change, the corporation's (or group's) aggregate tax basis in its assets may be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.
Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

C.	U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Claims

For purposes of this discussion, a "U.S. Holder" is a Holder that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust's administration and one or more United States persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. The discussion below assumes that the U.S. Holders of Allowed Claims against any Debtor are treated as receiving property from that Debtor in satisfaction of their Allowed Claims, and the Debtors intend to treat distributions under the Plan as such.
The U.S. federal income tax consequences of the Plan to a U.S. Holder of an Allowed Claim will depend, in part, on the tax characterization of the exchanges of Allowed Claims for other property, whether the Prepetition Notes constitute "tax securities" for U.S. federal income tax purposes, what type of consideration was received in exchange for an Allowed Claim, whether the U.S. Holder reports income on the accrual or cash basis, whether the U.S. Holder has taken a bad debt deduction or worthless security deduction with respect to an Allowed Claim and whether the U.S. Holder receives distributions under the Plan in more than one taxable year.

6.	Definition of Securities
There is no precise definition of the term "security" under the U.S. federal income tax law. Rather, all facts and circumstances pertaining to the origin and character of a claim are relevant in determining whether it is a security. Nevertheless, courts generally have held that a debt instrument having a term of less than five years will not be considered a tax security, while corporate debt evidenced by a written instrument and having an original maturity of ten years or more will be considered a tax security.

7.	Tax Treatment of Exchange of Securities for Equity
Under the Plan, holders of Prepetition Notes (in Classes 3A through 3F) will receive Reorganized American Apparel Equity Interests in exchange for their Prepetition Notes.
The Prepetition Notes have a term of approximately seven years. To the extent the Prepetition Notes constitute "securities" for U.S. federal income tax purposes, the exchange of Prepetition Notes for Reorganized American Apparel Equity Interests pursuant to the Plan would be treated as part of a “reorganization” for U.S. federal income tax purposes. If the exchange is treated as a “reorganization,” a U.S. Holder who receives Reorganized American Apparel Equity Interests in exchange for Prepetition Notes pursuant to the Plan generally would not recognize gain or loss on the exchange. To the extent any portion of a U.S. Holder's recovery is allocable to interest on the Prepetition Notes, such portion would be treated as interest income to such holder. See "Certain Other Tax Considerations for Allowed Holders of Claims — Accrued but Unpaid Interest" below for a discussion of the allocation of recoveries first to principal and then to interest
If the exchange of Prepetition Notes for Reorganized American Apparel Equity Interests pursuant to the Plan is treated as “reorganization,” the U.S. Holder's aggregate tax basis in the Reorganized American Apparel Equity Interests (apart from any portion thereof allocable to interest) would equal the holder's basis in its Prepetition Notes. The holding period for the Reorganized American Apparel Equity Interests (apart from any portion allocable to interest) would include the holder’s holding period in the Prepetition Notes surrendered.
The U.S. Holder's tax basis in any Reorganized American Apparel Equity Interests that are allocable to accrued interest on a Prepetition Note would equal the fair market value of such Reorganized American Apparel Equity Interests on the date of the distribution to the holder, and the holding period of such Reorganized American Apparel Equity Interests would begin on the day after the day of receipt.

8.	Tax Treatment of Other Exchanges

A U.S Holder of an Allowed General Unsecured Claim (in Classes 4A through 4F) and, to the extent the Prepetition Notes (in Classes 3A through 3F) do not constitute "securities" for U.S. federal income tax purposes (or if a holder of a Prepetition Note receives an alternate distribution of Cash), a holder of a Prepetition Note, that receives Reorganized American Apparel Equity Interests, units in the Litigation Trust, Cash and/or the GUC Support Payment, as the case may be, in exchange for such holder's Allowed Claim would recognize gain or loss in an amount equal to the difference between (a) the amount of any Cash and the fair market value of the Reorganized American Apparel Equity Interests, units in the Litigation Trust and/or the GUC Support Payment received by the holder with respect to its Allowed Claim and (b) the holder's adjusted tax basis in its Allowed Claim.
To the extent any portion of a U.S. Holder's recovery is allocable to interest on the U.S. Holder's Allowed Claim, such portion would be treated as interest income to such holder. See "Certain Other Tax Considerations for Holders of Allowed Claims — Accrued but Unpaid Interest" below for a discussion of the allocation of recoveries first to principal and then to interest.
The tax basis of any Reorganized American Apparel Equity Interests or units in the Litigation Trust received under the Plan by a U.S. Holder of an Allowed General Unsecured Claim (in Classes 4A through 4F) and, to the extent the Prepetition Notes (in Classes 3A through 3F) do not constitute "securities" for U.S. federal income tax purposes, a U.S. Holder of a Prepetition Note, would equal the fair market value of the Reorganized American Apparel Equity Interests and/or units in the Litigation Trust on the date of distribution to the holder by Reorganized American Apparel. The holding period thereof generally would begin on the day following the day of receipt.
Any gain or loss recognized would be capital or ordinary, depending on the status of the Allowed Claim in the U.S. Holder's hands, including whether the Allowed Claim constitutes a market discount bond in the holder's hands. Generally, any gain or loss recognized by such a holder of an Allowed Claim would be a long‑term capital gain or loss if the Allowed Claim is a capital asset in the hands of the holder and the holder has held such Allowed Claim for more than one year, unless the holder had previously claimed a bad debt deduction or the holder had accrued market discount with respect to such Allowed Claim. The deductibility of capital losses is subject to limitations. See "Certain Other Tax Considerations for Holders of Allowed Claims — Market Discount" below for a discussion of the character of any gain recognized in respect of an Allowed Claim with accrued market discount.

9.	Litigation Trust
As more fully described in the Plan and herein, the Litigation Trust is intended to be treated, for federal income Tax purposes, as a grantor trust that is a liquidating trust within the meaning of Treasury Regulations section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business. For U.S. federal income tax purposes, the transfer of the Litigation Trust Assets to the Litigation Trust will be treated as a transfer of the Litigation Trust Assets from the Debtors to the Litigation Trust Beneficiaries (the holders of Allowed General Unsecured Claims on a pro rata basis), followed by the Litigation Trust Beneficiaries' transfer of the Litigation Trust Assets to the Litigation Trust. The Litigation Trust Beneficiaries will thereafter be treated for U.S. federal income tax purposes as the grantors and deemed owners of their respective shares of the Litigation Trust Assets. The Litigation Trust Beneficiaries will include in their annual taxable incomes, and pay tax to the extent due on, their allocable shares of each item of income, gain, deduction, loss and credit, and all other such items will be allocated by the Litigation Trustee to the Litigation Trust Beneficiaries using any reasonable allocation method. The Litigation Trustee will be required by the Litigation Trust Agreement to file income Tax returns for the Litigation Trust as a grantor trust of the Litigation Trust Beneficiaries. In addition, the Litigation Trust Agreement will require consistent valuation by the Litigation Trustee and the Litigation Trust Beneficiaries, for all federal income Tax and reporting purposes, of any property held by the Litigation Trust. Accordingly, references in the preceding paragraph to "units in the Litigation Trust" shall be construed to mean the holder's pro rata share of the Litigation Trust Assets.

D.	Certain Other Tax Considerations for U.S. Holders of Allowed Claims

1.	Medicare Surtax
Subject to certain limitations and exceptions, U.S. Holders who are individuals, estates or trusts may be required to pay a 3.8% Medicare surtax on all or part of that U.S. Holder's "net investment income," which includes, among other items, dividends on stock and interest (including original issue discount) on, and capital gains from the sale or other taxable disposition of, debt. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this surtax on their receipt and ownership of Reorganized American Apparel Equity Interests and/or units in the Litigation Trust issued pursuant to the Plan.

2.	Accrued but Unpaid Interest
In general, a U.S. Holder that was not previously required to include in taxable income any accrued but unpaid interest on the U.S. Holder's Allowed Claim may be required to include such amount as taxable interest income upon receipt of a distribution under the Plan. A U.S. Holder that was previously required to include in taxable income any accrued but unpaid interest on the U.S. Holder's Allowed Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan. The Plan provides that, to the extent applicable, all distributions to a holder of an Allowed Claim will apply first to the principal amount of such Allowed Claim until such principal amount is paid in full and then to any accrued but unpaid interest on such Allowed Claim. There is no assurance, however, that the IRS will respect this treatment and will not determine that all or a portion of amounts distributed to such U.S. Holder and attributable to principal under the Plan is properly allocable to interest. Each U.S. Holder of a Claim on which interest has accrued is urged to consult its tax advisor regarding the tax treatment of distributions under the Plan and the deductibility of any accrued but unpaid interest for federal income tax purposes.

3.	Post-Effective Date Distributions
Because certain U.S. Holders of Allowed Claims may receive distributions subsequent to the Effective Date, the imputed interest provisions of the IRC may apply and cause a portion of any post-Effective Date distribution to be treated as imputed interest. Imputed interest may, with respect to certain U.S. Holders, accrue over time using the constant interest method, in which event the U.S. Holder may, under some circumstances, be required to include imputed interest in income prior to receipt of a post-Effective Date distribution. Additionally, to the extent U.S. Holders may receive distributions with respect to an Allowed Claim in a taxable year or years following the year of the initial distribution, any loss and a portion of any gain realized by the holder may be deferred. U.S. Holders of Allowed Claims are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the "installment method" of reporting with respect to their Allowed Claims.

4.	Bad Debt and/or Worthless Securities Deduction
A U.S. Holder who, under the Plan, receives in respect of an Allowed Claim an amount less than the U.S. Holder's tax basis in the Allowed Claim may be entitled in the year of receipt (or in an earlier or later year) to a bad debt deduction in some amount under section 166(a) of the IRC or a worthless securities deduction under section 165 of the IRC. The rules governing the character, timing and amount of bad debt or worthless securities deductions place considerable emphasis on the facts and circumstances of the U.S. Holder, the obligor and the instrument with respect to which a deduction is claimed. U.S. Holders of Allowed Claims, therefore, are urged to consult their tax advisors with respect to their ability to take such a deduction.

5.	Market Discount
A U.S. Holder that purchased its Allowed Claim from a prior U.S. Holder with market discount will be subject to the market discount rules of the IRC. Under those rules, assuming that the U.S. Holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Allowed Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Allowed Claim as of the date of the exchange.
To the extent that a U.S. Holder's Prepetition Note is exchanged in a transaction in which gain or loss is not recognized for U.S. federal income tax purposes, any accrued market discount not treated as ordinary income upon such exchange should carry over, on an allocable basis, to any Reorganized American Apparel Equity Interests received, such that any gain recognized by the holder upon a subsequent disposition of such Reorganized American Apparel Equity Interests would be treated as ordinary income to the extent of any accrued market discount not previously included in income.

6.	Information Reporting and Backup Withholding
All distributions under the Plan will be subject to applicable federal income tax reporting and withholding. The IRC imposes "backup withholding" (currently at a rate of 28%) on certain "reportable" payments to certain taxpayers, including payments of interest. Under the IRC's backup withholding rules, a U.S. Holder of an Allowed Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan, unless the U.S. Holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional federal income tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of income tax. A U.S. Holder of an Allowed Claim may be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

E.	Certain U.S. Federal Income Tax Consequences of the Plan to Non-U.S. Holders of Allowed Claims
For purposes of this discussion, a "Non-U.S. Holder" is any Holder that is neither a U.S. Holder nor a partnership or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes.
The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state and local and the foreign tax consequences of the consummation of the Plan to such Non-U.S. Holder and the ownership and disposition of the Reorganized American Apparel Equity Interests.
Whether a Non-U.S. Holder realized gain or loss on the exchange, the amount of such gain or loss, and the treatment of the Litigation Trust is determined in the same manner as set forth above in connection with U.S. Holders.

1.	Gain Recognition
Any gain recognized by a Non-U.S. Holder on the exchange of its Allowed Claim generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the restructuring transactions contemplated by the Plan occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).
If the first exception applies, to the extent that any gain is taxable, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder's capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder. In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	Accrued but Untaxed Interest
Subject to the application of FATCA and/or backup withholding, payments to a Non-U.S. Holder that are attributable to accrued but untaxed interest generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person and therefore the portfolio interest exception is met, unless:

•	the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes entitled to vote;

•	the Non-U.S. Holder is a "controlled foreign corporation" that is a "related person" with respect to the Debtors (each, within the meaning of the IRC);

•	the Non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the IRC; or

•
such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case, provided the Non-U.S. Holder tenders a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (a) generally will not be subject to withholding tax, but (b) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder's effectively connected earnings and profits that are attributable to the accrued but untaxed interest at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for an exemption from withholding tax with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate or exemption from tax established through adequate documentation to be available to such holder under an applicable income tax treaty) on payments that are attributable to accrued but untaxed interest. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E (or such successor form as the IRS designates), special procedures are provided under applicable Treasury regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

3.	Sale, Redemption or Repurchase of Reorganized American Apparel Equity Interests
Subject to the application of FATCA and/or backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of the Reorganized American Apparel Equity Interests unless:

•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States;

•
such gain is effectively connected with such Non-U.S. Holder's conduct of a U.S. trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

•
the Reorganized Debtors (and/or the Debtors) are or have been a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder's holding period for the Reorganized American Apparel Equity Interests.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax established through adequate documentation to be available to such holder under an applicable income tax treaty) on the amount by which such Non-U.S. Holder's capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources during the taxable year of disposition. If the second or the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder and, if the third exception applies, would also be subject to withholding tax with respect to gross proceeds, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). Although not free from doubt, and there can be no assurances, the Debtors do not believe they are or have been a USRPHC and do not expect the Reorganized Debtors to become a USRPHC.

4.	Distributions Paid to Non-U.S. Holders
Any distributions made with respect to Reorganized American Apparel Equity Interests will constitute dividends for U.S. federal income tax purposes to the extent of the Reorganized Debtors' current or accumulated earnings and profits as determined under U.S. federal income tax principles. If the amount of any distribution exceeds the Reorganized Debtors' current or accumulated profits, such excess will first be treated as a return of capital to the extent of a Non-U.S. Holder's basis in its Reorganized American Apparel Equity Interests, and thereafter will be treated as capital gain. Except as described below, dividends paid with respect to Reorganized American Apparel Equity Interests held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder's conduct of a U.S. trade or business (or, if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or at a reduced rate or exemption from tax established through adequate documentation to be available to such holder under an applicable income tax treaty). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E (or successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to Reorganized American Apparel Equity Interests held by a Non-U.S. Holder that are established through adequate documentation to be effectively connected with a Non-U.S. Holder's conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder's effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).
Income earned and/or distributed by the Litigation Trust may be subject to withholding to the extent a Non-U.S. Holder is a Litigation Trust Beneficiary. Whether and to what extent withholding will apply will depend, in part, upon the nature of the income and the availability of an applicable treaty or other exemption. Accordingly, Non-U.S. Holders may be asked to provide appropriate documentation, including the applicable IRS Form W-8, to the Litigation Trustee or its designee.

5.	FATCA
Pursuant to the Foreign Account Tax Compliance Act ("FATCA"), foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a new 30% withholding tax with respect to any "withholdable payments." For this purpose, "withholdable payments" are any U.S.-source payments of fixed or determinable, annual or periodical income (including distributions, if any, on Reorganized American Apparel Equity Interests) and also include the entire gross proceeds from the sale or other disposition of any property of a type which can produce U.S.-source interest or dividends (which would include Reorganized American Apparel Equity Interests) even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Under the applicable final Treasury regulations, withholding under FATCA will generally apply to payments of U.S.-source dividends on the Reorganized American Apparel Equity Interests, although withholding will be deferred until January 1, 2019 for gross proceeds from dispositions of the Reorganized American Apparel Equity Interests. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld pursuant to FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-

U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.
The tax consequences of the Plan to the Non-U.S. Holders are uncertain. Non-U.S. Holders should consult their tax advisors regarding the particular tax consequences to them of the transactions contemplated by the Plan..

F.	Importance of Obtaining Professional Tax Assistance
THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

XII.	APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS

A.	Reorganized American Apparel Equity Interests
The following is a discussion of the federal and state securities laws applicable to the issuance of securities pursuant to the Plan, including the Reorganized American Apparel Equity Interests.
The Debtors anticipate that no registration statement will be filed under the Securities Act or any state securities laws with respect to the offer and distribution under the Plan of the Reorganized American Apparel Equity Interests in respect of Claims. The Debtors believe that the provisions of section 1145(a) of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements as discussed below.

34.	Initial Offer and Sale
Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (b) the recipients of the securities must hold a claim against, interest in, or an administrative expense claim in the case concerning the debtor or such affiliate; and (c) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor or such affiliate, or principally in such exchange and partly for cash or property. Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through any warrant, option, right to purchase or conversion privilege that is sold in the manner specified in section 1145(a)(1) and the sale of a security upon the exercise of such a warrant, option, right or privilege.
The exemptions provided for in section 1145(a) do not apply to an entity that is deemed an "underwriter" as such term is defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) provides that, with specified exemptions and except with respect to "ordinary trading transactions" of an entity that is not an "issuer," an entity is an "underwriter" if the entity:

•
purchases a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

•	offers to sell securities offered under a plan for the holders of such securities ("distributors");

•	offers to buy securities under a plan from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

•	who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(a)(11) of the Securities Act.
Under section 2(a)(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly controlling, controlled by or under common control with the issuer.
The Debtors believe that the offer and sale of Reorganized American Apparel Equity Interests under the Plan in satisfaction of Claims satisfy the requirements of section 1145(a) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws.
Persons who are not deemed "underwriters" may generally resell the securities they receive under section 1145(a)(1) without registration under the Securities Act or other applicable law. Persons deemed "underwriters" may sell such securities without registration only pursuant to exemptions from registration under the Securities Act and other applicable law. The Debtors are not aware of any facts that would cause the Supporting Parties to be deemed to be “underwriters” under section 1145(b).

35.	Subsequent Transfers Under Federal Securities Law

a.	Non-Affiliates
Securities issued pursuant to section 1145(a) are deemed to have been issued in a public offering pursuant to section 1145(c) of the Bankruptcy Code. In general, therefore, resales of and subsequent transactions in such securities issued under the Plan will be exempt from registration under the Securities Act pursuant to section 4(a)(1) of the Securities Act, unless the holder thereof is deemed to be an "issuer," an "underwriter" or a "dealer" with respect to such securities. For these purposes, an "issuer" includes any "affiliate" of the issuer, defined as a person directly or indirectly controlling, controlled by or under common control with the issuer. "Control," as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. A "dealer," as defined in section 2(a)(12) of the Securities Act, is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "affiliate" of Reorganized American Apparel or an "underwriter" or a "dealer" with respect to any securities issued under the Plan will depend upon various facts and circumstances applicable to that person.
Notwithstanding the provisions of section 1145(b) of the Bankruptcy Code regarding accumulators and distributors, in connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales of securities distributed under a plan of reorganization by accumulators or distributors of securities who are not "affiliates" of the issuer of such securities are exempt from registration under the Securities Act if effected in "ordinary trading transactions." The staff of the SEC has indicated in this context that a transaction by such non-"affiliates" may be considered an "ordinary trading transaction" if it is made on a national securities exchange or in the over-the-counter market and does not involve any of the following factors:

•
either (a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (b) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

•
the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto and documents filed with the SEC pursuant to the Exchange Act; or

•
the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The staff of the SEC has not provided any guidance for privately arranged trades.
The Debtors have not sought the views of the SEC on this matter and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any persons intending to rely on such exemption are urged to consult their own counsel as to the applicability thereof to any particular circumstances.

b.	Affiliates
Securities issued under the Plan to “affiliates” of New American Apparel will be subject to restrictions on resale. Affiliates of New American Apparel for these purposes will generally include its directors and officers and its controlling stockholders. While there is no precise definition of a “controlling” stockholder, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns 10% or more of a class of securities of a reorganized debtor may be presumed to be a “controlling person” of the debtor. For any "affiliate" of an issuer deemed to be an underwriter, Rule 144 under the Securities Act provides a safe-harbor from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a Holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.

36.	Subsequent Transfers Under State Law
The securities issued under the Plan pursuant to section 1145(a) of the Bankruptcy Code generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of those states. However, the availability of such state exemptions depends on the securities laws of each state, and holders of Claims may wish to consult with their own legal advisors regarding the availability of these exemptions in their particular circumstances.
In addition, state securities laws generally provide registration exemptions for subsequent transfers to institutional or accredited investors. Such exemptions generally are expected to be available for subsequent transfers of the securities issued pursuant to the Plan.
GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER AND OTHER ISSUES ARISING UNDER APPLICABLE SECURITIES LAWS, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRANSFER REORGANIZED AMERICAN APPAREL EQUITY INTERESTS ISSUED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.
B.    New Equity Investment
The offer and sale of the New Equity Investment Interests under the Equity Commitment Agreement will be made only to Eligible Holders in transactions exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and Regulation D promulgated thereunder. Unlike the Reorganized American Apparel Equity Interests issued pursuant to the Plan, the offer and sale of New Equity Investment Interests will not be exempted under Section 1145 of the Bankruptcy Code. The New Equity Investment Interests issued under the Equity Commitment Agreement will therefore be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act and may not be offered or resold by such Eligible Holders without registration under the Securities Act or an applicable exemption therefrom.
Rule 144 provides a limited safe harbor for the public resale of restricted securities if certain conditions are met. These conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer.

Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”
A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and who has not been an affiliate of the issuer during the 90 days preceding such sale may resell restricted securities after a one-year holding period whether or not there is current public information regarding the issuer.
An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. An affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker. Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three month period exceeds 5,000 shares or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144, and provide a copy to any exchange on which the securities are traded.
Any Persons who will hold restricted securities issued pursuant to the Equity Commitment Agreement should consult with their own counsel concerning the availability of an exemption from registration for resale of these securities under the Securities Act and other applicable law.
Pursuant to the terms of the Plan, Holders of Reorganized American Apparel Equity Interests who, together with their affiliates, receive at least 10% of the Reorganized American Apparel Equity Interests pursuant to the Plan (including Reorganized American Apparel Equity Interests purchased pursuant to the Equity Commitment Agreement) and each of the Supporting Parties and affiliates thereof (irrespective of whether they satisfy such 10% threshold) that receive Reorganized American Apparel Equity Interests pursuant to the Plan, including Reorganized American Apparel Equity Interests purchased pursuant to the Equity Commitment Agreement, shall enter into the Registration Rights Agreement with the Reorganized Debtors at the Effective Date. The Registration Rights Agreement will provide such Holders limited rights to cause New American Apparel to file a registration statement registering their Reorganized American Apparel Equity Interests with the SEC, including "demand" registration rights prior to an initial public offering by Holders of at least 51% of the Reorganized American Apparel Equity Interests issued pursuant to the Plan, "piggyback" registration rights and further "demand" registration rights after such initial public offering pursuant to the terms of the Registration Rights Agreement, including customary cutback and other exceptions contained therein.

XIII.	RECOMMENDATION AND CONCLUSION
The Debtors believe that the confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all parties entitled to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before the Voting Deadline.

Dated: October 15, 2015	Respectfully submitted,
American Apparel, Inc. (on its own behalf and on behalf of each affiliate Debtor)
By: /s/ Hassan Natha
Name: Hassan Natha
Title: Chief Financial Officer

EXHIBIT 1
Joint Plan of Reorganization by
the Debtors and Debtors in Possession

EXHIBIT 2
Liquidation Analysis

LIQUIDATION ANALYSIS
Pursuant to section 1129(a)(7) of the Bankruptcy Code (often identified as the "best interests test"), Holders of Allowed Claims must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Plan's assumed Effective Date, that is not less than the value such non-accepting Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code ("Chapter 7" and, the cases thereunder, the "Chapter 7 Cases" and, the trustee appointed thereunder, "Chapter 7 Trustee").
In determining whether the best interests test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors' assets under Chapter 7. The Debtors, with assistance of their restructuring advisor FTI, have prepared this hypothetical liquidation analysis (the "Liquidation Analysis") in connection with the Disclosure Statement. The Liquidation Analysis reflects the estimated cash proceeds, net of liquidation-related costs that would likely be available to the Debtors' creditors if the Debtors were to be liquidated under Chapter 7 as an alternative to continued operation of the Debtors' businesses under the Plan. Accordingly, asset values discussed herein may be different than amounts referred to in the Plan. The Liquidation Analysis is based upon the assumptions discussed herein and in the Disclosure Statement. All capitalized terms not defined in this Liquidation Analysis have the meanings ascribed to them in the Disclosure Statement.
UNDERLYING THE LIQUIDATION ANALYSIS ARE NUMEROUS ESTIMATES THAT, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY THE DEBTORS' MANAGEMENT AND ITS ADVISORS, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, REGULATORY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS AND THEIR MANAGEMENT. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, LIQUIDATED, AND ACTUAL RESULTS COULD MATERIALLY DIFFER FROM THE RESULTS SET FORTH HEREIN.
General Assumptions:
This Liquidation Analysis assumes the Chapter 7 conversion and liquidation of the Debtors and their Non-Debtor Affiliates (collectively the “Company”).
Consistent with the Company’s books and records, this Liquidation Analysis is presented with the assets and liabilities of the Debtors consolidated into American Apparel, Inc. ("AAI"); American Apparel (USA), LLC ("AA LLC"); and American Apparel Retail, Inc., ( “AAR”). The Liquidation Analysis further assumes that the Non-Debtor Affiliates are also liquidated.
The Liquidation Analysis assumes hypothetically that the Chapter 11 Cases are converted to Chapter 7 Cases on January 15, 2016 (the "Conversion Date").
Asset Recovery Assumptions:
The assumptions, as described, are based on the Company’s August 31, 2015 legal entity level balance sheets unless otherwise stated. The Liquidation Analysis assumes a range of recoveries for the Company’s assets, with the midpoint of the Liquidation Analysis presented herein.
Note 1- Total Cash and Cash Equivalents:

•	Based on reported balances, by entity, as of August 31, 2015
Note 2- Net Accounts Receivable:

•	For retail entities, this balance is primarily comprised of credit card receivables.

•
For wholesale entities (AA LLC, American Apparel Canada Wholesale, Inc., and American Apparel (UK) Limited) this balance is primarily made up of trade accounts receivable. Under the Prepetition ABL Facility, the U.S. receivables received a 71% advance rate, including ineligibles.

•	Assumption ranges used in the Liquidation Analysis:

◦	Retail entities: 85% to 95%

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◦	Wholesale entities: 60% to 75%

Note 3- Other Receivables

•	Assumption range used in the Liquidation Analysis: 5% to 10%
Note 4- Prepaid Expenses

•	Assumption range used in the Liquidation Analysis: 10% to 30%
Note 5- Inventory

•
Inventory recovery assumptions for the Debtors were based on the two most recent inventory appraisals conducted by the Company. Both of these appraisals assumed a net orderly liquidation value ("NOLV") for U.S. retail inventory in the range of 105% to 110%. For U.S. wholesale inventory, the NOLV recovery in the appraisals was between 41% and 43%.

•	For Non-Debtor Affiliates, the assumptions were reduced based on a general assumption of more aged and, therefore, lower value goods in those entities.

•	Assumptions range used in the Liquidation Analysis:

◦	Debtors:

▪	AAR: 75% to 105%

▪	AA LLC: 37% to 47%

◦	Non-Debtor Affiliates:

▪	Retail entities: 75% to 95%

▪	Wholesale entities: 25% to 35%
Note 6- Net Property and Equipment
The Company’s property and equipment assets consist primarily, in the retail entities, of leasehold improvements and store fixtures. AA LLC property and equipment consists of owned and capital leased textile manufacturing equipment (knitting, dyeing, finishing, cutting and sewing) equipment, information technology assets, office equipment and furniture and related items. The Company has not had any of this equipment appraised. Due to the age of most of the equipment and the makeup and nature of the retail fixtures and leasehold improvements, we would not expect this equipment to generate a very high return.

•	Assumption range used in the Liquidation Analysis: 10% to 30%; 5% to 15% of Gross PP&E
Note 7- Deposits
AA LLC's deposits consist of over $20,000,000 of deposits for worker compensation liabilities. These are cash deposits currently being held by the Company’s workers compensation carrier. In addition, AA LLC, AAR and nearly all Non-Debtor Affiliates have deposits outstanding for certain lease obligations. In a liquidation scenario, it is assumed that insurers and most landlords would have setoff rights against outstanding worker compensation or lease breakage liabilities and that these claims would exceed the value of the deposits. Therefore, recovery on deposits in a liquidation scenario would be expected to be minimal.

•	Assumptions range used in the Liquidation Analysis: 2% to 15%
Note 8- Restricted Cash
Certain non-debtor entities (American Apparel Deutschland GmbH, AA Carnaby, and American Apparel Italia SRL) hold restricted cash on their balance sheets. According to the Company's management, these are rental guarantees that are required to be set aside in a restricted account. The Liquidation Analysis assumes a minimal recovery on these amounts.

•	Assumptions range used in the Liquidation Analysis: 5% to 15%
Note 9- Other Assets
This balance sheet account consists, nearly entirely, of deferred financing costs, which are assumed to have no recovery value in a liquidation scenario.

•	Assumption used in the Liquidation Analysis: 0%

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Note 10- Brand Value and Leaseholds

•	The Liquidation Analysis assumes a value to the brand of between $30 million and $50 million. The Company has not had its brand and intellectual property appraised by an independent appraiser.

•	The Liquidation Analysis does not assume any value for leaseholds. This assumption is based on consultation with the Company’s lease marketing and negotiations consultant.
Note 11- Recovery from Intercompany Receivables and Proceeds from Equity in Non-Debtor Affiliates
The Liquidation Analysis assumes that any recoveries available from None-Debtor Affiliates would be paid as follows:

•
If a Non-Debtor Affiliate has a projected recovery value greater than zero (after paying all liabilities outstanding in such Non-Debtor Affiliate's home jurisdiction) and the Non-Debtor Affiliate has a net payable intercompany balance, the Liquidation Analysis assumes the entity holding the corresponding intercompany receivable would receive proceeds up to the amount of the receivable balance.

•
If a Non-Debtor Affiliate has a projected recovery value greater than zero and does not owe any intercompany claims to one or more Debtors (or such claims are less than the projected recovery value) the recovery value is assumed to be paid 65% to secured debt obligations and 35% to the Non-Debtor Affiliate's parent entity and available to pay administrative expenses and claims of such parent entity in accordance with the Bankruptcy Code.

•	The Liquidation Analysis does not consider any tax liabilities or local governmental restrictions on movement of funds that could reduce recovery from Non-Debtor Affiliate entities.
Recovery Assumptions:
Note 12- Administrative Expenses
For the Debtors, the Liquidation Analysis assumes a professional fee carve-out of approximately $4.9 million to cover unpaid professional fees for the Debtors and the Creditors' Committee plus an additional $2.1 million. The Liquidation Analysis also assumes wind down expenses and related professional fees of between $5 million and $7 million.
Claims Assumptions:
Assumptions for Claims Against the Debtors:

Note 13- DIP Claims:
The Liquidation Analysis assumes a projected DIP loan balance of $66.8 million, as of the Conversion Date, based on the Company’s forecast. For purposes of the Liquidation Analysis, the DIP loan balance assumes that cash held in the DIP funding account would be netted against the outstanding balance.
Note 14- Accrued and Unpaid Administrative Expenses:
The Liquidation Analysis assumes $20.5M of accrued and unpaid administrative expenses, as of the Conversion Date, based on the Company’s forecast. These consist of professional fees not included in the carve out, post-petition accounts payable balances and estimated claims asserted under section 503(b)(9) of the Bankruptcy Code.
Note 15- Prepetition Notes:

•	Balance of Prepetition Notes assumed to be $229.6 million
Note 16- Priority Claims:
Consists primarily of accrued wage and payroll-related obligations and tax liabilities.
Note 17- General Unsecured Claims
The Liquidation Analysis assumes the following General Unsecured Claims:

•	Prepetition accrued expenses and accounts payable

•	Lease rejection damage claims for all domestic leases, limited by section 502(b)(6) of the Bankruptcy Code

•	Unsecured loan under Lion Credit Facility with approximate $10,000,000 outstanding principal balance

•	Deficiency claim for the unpaid unsecured portion of the Prepetition Notes

•	Guaranty by AAI of the UK Loan with an approximate $15,000,000 outstanding principal balance

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•	Accrued and unpaid interest as of the Petition Date

•	Intercompany Claims payable (only assumed for Debtors with a net intercompany payable balance)
Other Assumptions Related to Claims Against the Debtors
Worker's compensation liabilities are assumed to be offset by deposits held by worker's compensation carrier. No additional worker's compensation related claims are assumed in the Liquidation Analysis.
Non-Debtor Affiliates Claims Assumptions
Priority Claims:
Consists of accrued wages and employee benefits and deferred tax liabilities.

General Unsecured Claims
Consists of general unsecured claims against the Non-Debtor Affiliates based on:

•	Accrued expenses and accounts payable

•	Estimated lease breakage costs, based on consultation with the Company’s lease marketing and negotiations consultant

•	Employee severance

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American Apparel, Inc.
Hypothetical Liquidation Analysis by Entity
(in thousands)

The amounts presented are estimates. The actual results are subject to significant uncertainty and could vary materially from what is presented.

Assumed Liquidation Date 01/15/16	Notes	DEBTORS			Total Debtors
		AME	AAI	AAR
		American Apparel (USA), Inc.	American Apparel, Inc.	American Apparel Retail, Inc.
Assets (Liquidation Value):
Total Cash and Cash Equivalents	1	$4,482	$—	$332	$4,815
Net Accounts Receivable	2	10,895	—	716	11,612
Other Receivables	3	21	—	—	21
Prepaid Expenses	4	762	30	413	1,205
Inventory	5	27,101	—	24,568	51,670
Net Property and Equipment	6	9,474	—	10,105	19,579
Deposits	7	881	—	213	1,095
Other Assets	9	—	—	—	—
Brand Value	10	40,000	—	—	40,000
Total Recoverable Asset Value		93,618	30	36,349	129,997

Professional Fee Carveout	12	4,870	—	—	4,870
Wind-Down and Pro Fees	12	2,967	66	2,967	6,000
Remaining Recovery Value		85,781	(36)	33,382	119,127

Recovery from Foreign Intercompany Receivables	11	—	—	3,199	3,199
Proceeds from 65% Equity in Foreign Subs	11	—	33	36	69
Debtors Net Asset Value		85,781	(3)	36,617	122,395

Projected DIP Loan (net of DIP Funding Acct Balance)	13	66,778	—	66,778
Proceeds Applied to DIP		46,801	—	19,978	66,778
Recovery to DIP Loan		70%	0%	30%	100%

Proceeds from 35% Equity in Foreign Subs	11	—	18	19	37
Remaining Recovery Value		38,980	15	16,659	55,653

Accrued and Unpaid Administrative Claims	14	10,687	15	9,816	20,518
Recovery on Administrative Claims		100%	100%	100%

Remaining Recovery Value		28,293	—	6,843	35,136

Senior Secured Notes	15	229,574	229,574	229,574
Proceeds Applied to Senior Secured Notes		28,293	—	6,843	35,136
Recovery to Senior Secured Notes		12%	0%	3%	15%

Remaining Recovery Value		—	—	—	—

Debtors Priority Claims	16	7,606	—	3,125
Recovery to Priority		0%	0%	0%

Remaining Recovery Value		—	—	—	—
Debtors GUC Claims (includes lease damage claims)		55,142	16,286	34,154
Senior Notes Deficiency Claim (claim on all Debtors)		194,438	194,438	194,438
Intercompany Payable Claims		309,938	N/A	N/A
Total General Unsecured Claims	17	559,518	210,724	228,593
Recovery to General Unsecured		0%	0%	0%
[1] Book value is based on August 31, 2015 balance sheet data unless otherwise stated.

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EXHIBIT 3
Prospective Financial Information

FINANCIAL PROJECTIONS

The Debtors (together with the Non-Debtor Affiliates, the "Company"), with the assistance of their advisors, developed a set of financial projections for the period of April 1, 2016 through December 31, 2016 and the years ending December 31 for each of 2017, 2018, 2019 and 2020 (such projections, the "Financial Projections" and, such period, the "Projection Period") for the purpose of demonstrating feasibility of the Plan. The Financial Projections present, to the best of the Debtors' knowledge, the Reorganized Debtors’ projected financial position, results of operations, and cash flows during the Projection Period.

Assumptions Used in the Financial Projections

The Financial Projections are premised on a number of important assumptions. Although the management of Company believes the assumptions to be reasonable based on the most currently available information, the Company can provide no assurance that these assumptions will be realized. See Section XI of the Disclosure Statement for a discussion of various factors that could affect American Apparel’s financial condition, results of operations, business, prospects and securities.

General Assumptions

1.	Plan Terms and Consummation. The Financial Projections assume the reorganization will be consummated as of the Effective Date, which for modeling purposes is assumed to occur as of April 1, 2016.

2.
Fresh Start Accounting. In connection with the Plan, the Company will be required to restate its balance sheet in accordance with the principles of fresh start accounting. The Financial Projections have been prepared consistent with the basic principles of fresh start accounting as set forth     in American Institute of Certified Public Accountants Statement of Position 90-7. The Debtors are in the process of evaluating further how principles of fresh start accounting will be allocated to the Company’s various assets. The final allocation may differ from the amounts presented herein.

3.	Macroeconomic Factors. The Financial Projections assume that general economic conditions will not change significantly during the time period in question.

Income Statement

4.	Sales. The Company sells its products through the following channels:

a.	Retail Stores: American Apparel will continue to operate 212 retail stores. These stores accounted for $331 million (54.4%) of total sales in 2014.

b.	Online: The Company hosts an online media platform/marketplace for the sale and distribution of its products, accounting for $61 million (10.0%) of sales in 2014

c.	Wholesale: The Company operates a wholesale business that accounted for $187 million (30.7%) of sales in 2014.

5.	Gross Margin. Projected gross margin is based on historic experience, adjusted for improved manufacturing efficiencies and general organizational improvement.

6.
Operating Expenses. Projected operating expenses are based upon historical experience and expected market conditions, adjusted to reflect the expected decrease in expenses resulting both from reduced scale of operations as well as cost reduction initiatives.

7.
EBITDA. For purposes of the projections, EBITDA is defined as earnings before interest expense, income tax provision, depreciation and amortization, non-recurring and restructuring related expenses (i.e., store shut-down costs, bankruptcy related professional fees) and non-cash charges such as inventory write-offs.

8.
Depreciation and Amortization. Book depreciation is projected based on straight line depreciation. Adjustments to the value of long term fixed or intangible assets are based upon fresh start accounting principles.

9.	Interest Expense. Post-reorganization interest expense reflects cash interest payments on the New Exit Term Loan Facility and any additional post-emergence debt obligations.

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10.
Restructuring Costs. The Financial Projections assume that the Company will use Cash from operations, proceeds of the DIP Credit Facility, the New Exit Term Loan Facility and trade credit provided by suppliers to pay all expenses associated with the reorganization and to provide for working capital throughout the Projection Period. Certain of these expenses will be paid on or about the Effective Date, including cure costs, success fees, stub rent, administrative claims, professional fees and expenses incurred or accrued during the Chapter 11 Cases.

11.	Income Taxes. The Financial Projections assume an effective state and federal tax rate of 40% less usable, post-transaction, net operating loss carry-forwards of $4.08 million per year.

Balance Sheet

12.
Working Capital. Projections of changes in certain balance sheet accounts such as accounts receivable and accounts payable are based on historical ratios of such accounts to other accounts such as revenues and operating expenses. The projected accounts payable balance reflects 20 to 30-day terms from vendors, in line with historic levels.

13.	Post-Reorganization Indebtedness. The post-reorganization indebtedness consists of the New Exit Term Loan Facility and the $15 million UK Loan.

14.	Post-Reorganization Property, Plant & Equipment. Property, plant and equipment was not valued independently. Post-reorganization property, plant and equipment is based on historical book value.

Cash Flow Statement

15.	Cash from Operations. Cash from operations for fiscal year 2015 includes restructuring fees such as emergence costs, forgiveness of debt, bankruptcy professional fees and inventory markdowns.

16.
Capital Expenditures. Capital expenditures for information technology are assumed to be in an aggregate amount of $11 million between 2016 and 2017. Regular maintenance capital expenditures range from $1.12 million to $1.7 million each month. The Company has traditionally expensed store maintenance costs and will continue to do so in the future.

Financial Projections

The Financial Projections prepared by the Debtors are summarized in the following tables. Specifically, the attached tables include:

•	Pro-forma reorganized balance sheet at April 1, 2016

•	Projected balance sheets at December 31, 2016, 2017, 2018, 2019 and 2020.

•	Projected statement of operations for the fiscal years ended December 31 2015, 2016, 2017, 2018, 2019 and 2020.

•	Statement of operations for fiscal 2015 include actual operating results for the period January through June and projected operating results for the period July through December.

•	Projected statements of cash flows for the fiscal years ended December 31, 2016, 2017, 2018, 2019, and 2020.

These Financial Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. The Company's independent accountants have neither examined nor compiled the accompanying projections and accordingly do not express an opinion or any other form of assurance with respect to the Financial Projections, assume no responsibility for the Financial Projections and disclaim any association with the Financial Projections.

The Company does not publish projections of its anticipated financial position or results of operations. Unless otherwise required by securities law, the Company will not:

•	furnish updated projections, or

•	make updated information concerning the Financial Projections publicly available.

The Company believes that the Financial Projections represent the most probable range of operating results and financial position and that the estimates and assumptions underlying the projections are reasonable. The estimates and assumptions may not be realized, however and are inherently subject to significant business, economic and competitive

3

uncertainties and contingencies, many of which are beyond its control. No representations can be or are made as to whether the actual results will be within the range set forth in the Financial Projections. Some assumptions inevitably will not materialize, and events and circumstances occurring subsequent to the date on which the Financial Projections were prepared may be different from those assumed or may be unanticipated, and therefore may affect financial results in a material and possibly adverse manner. The Financial Projections, therefore, may not be relied upon as a guarantee or other assurance of the actual results that will occur.

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American Apparel, Inc.
Income Statement - U.S. & International
(in thousands)

	2015	Q1 2016	Post Emergence Q2-Q4 2016	2017	2018	2019	2020
Sales
Retail	$298,129	$61,857	$218,538	$286,003	$297,381	$309,212	$318,456
Wholesale	168,984	42,131	131,922	182,756	191,894	201,488	211,563
Online	58,099	16,802	45,792	68,227	73,685	79,580	85,947
Total Sales	525,212	120,790	396,252	536,986	562,960	590,281	615,965

Total COGS	280,231	62,265	201,179	275,993	280,176	293,106	306,271
Total Gross Profit	244,981	58,525	195,073	260,993	282,784	297,175	309,694

Gross Margin
Retail	59%	61%	62%	61%	63%	63%	63%
Wholesale	17%	22%	22%	22%	23%	24%	24%
Online	68%	67%	68%	67%	69%	69%	69%
% of Sales	47%	48%	49%	49%	50%	50%	50%

Expenses
Inventory Write-off	—	13,000	—	—	—	—	—
Operating Expenses	230,903	46,733	147,346	200,426	202,109	203,810	205,527
Corporate Overhead	64,075	14,280	41,489	54,727	55,875	56,871	57,887

EBIT	(49,997)	(15,489)	6,238	5,840	24,800	36,494	46,281

Miscellaneous Expenses / (Income)
CH 11 Restructuring	15,349	8,691	—	—	—	—	—
Other Restructuring*	—	37,120	—	—	2,500	—	—
Interest expense	22,166	1,304	10,940	15,600	15,600	14,579	10,125
Foreign currency loss / (gain)	635	—	—	—	—	—	—
Loss / (gain) on extinguishment of debt	—	—	—	—	—	—	—
Change in warrant liability expense	(11,921)	—	—	—	—	—	—
Other expense / (income)	(261)	965	(410)	(573)	(591)	(608)	(627)
Total	25,967	48,080	10,530	15,027	17,509	13,971	9,498

Pre-Tax Net Income	(75,964)	(63,569)	(4,292)	(9,186)	7,290	22,524	36,783
Income Tax	—	—	—	—	1,284	7,377	13,081

Net Income	(75,964)	(63,569)	(4,292)	(9,186)	6,006	15,146	23,702
Depreciation and Amortization	23,226	5,332	17,894	23,226	23,226	23,226	23,226
Impairment	3,178	—	—	—	—	—	—
Stock Based Compensation	414	—	—	—	—	—	—
Other One time Compensation Charges	6,619	750	2,250	—	—	—	—
Other Non-recurring	15,274	13,000	—	—	—	—	—

EBITDA	$(1,286)	$3,593	$26,382	$29,066	$48,026	$59,720	$69,507
* Other Restructuring consists of KEIP, KERP, stub rent, success fees to professionals and other bankruptcy emergence related expenses.

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American Apparel, Inc.
Consolidated Balance Sheet
(in thousands)

	April 1, 2016	2016	2017	2018	2019	2020
Current Assets
Cash	$30,150	$29,065	$20,917	$33,009	$31,542	$17,388
Accounts receivable,	25,900	25,390	26,385	27,585	28,852	30,086
net of allowance for doubtful accounts	—	—	—	—	—	—
Other Receivables	426	426	426	426	426	426
Due from subsidiary/Intercompany	—	—	—	—	—	—
Prepaid expenses	9,498	9,498	9,498	9,498	9,498	9,498
Prepaid income taxes	432	432	432	432	432	432
Inventories	99,064	98,791	102,439	98,276	100,371	100,362
Deferred tax assets	650	650	650	650	650	650
Total Current Assets	166,119	164,251	160,747	169,875	171,770	158,842

PROPERTY AND EQUIPMENT (Net)	25,068	24,719	24,413	22,606	16,800	10,993
INVESTMENT IN SUBSIDIARY	4	4	4	4	4	4
DEFERRED TAXES - Non-current	2,496	2,496	2,496	2,496	2,496	2,496
INTANGIBLE ASSETS, net of accum. Amort.	924	924	924	924	924	924
DEPOSITS	32,262	32,262	32,262	32,262	32,262	32,262
REORG. VALUE DEFICIT TO IDENTIFIED ASSETS	(18,295)	(18,295)	(18,295)	(18,295)	(18,295)	(18,295)
RESTRICTED CASH	1,491	1,491	1,491	1,491	1,491	1,491
OTHER ASSETS	8,717	8,717	8,717	8,717	8,717	8,717
Total ASSETS	$218,785	$216,569	$212,758	$220,080	$216,168	$197,433

CURRENT LIABILITIES
Exit Financing ABL / Accordion	30,000	30,000	30,000	30,000	30,000	30,000
Accounts payable	14,958	17,034	22,410	23,725	24,683	25,611
Accrued Expenses	19,205	19,205	19,205	19,205	19,205	19,205
Income tax Payable	1,440	1,440	1,440	1,440	1,440	1,440
Other Liabilities	8,539	8,539	8,539	8,539	8,539	8,539
Total current liabilities	74,141	76,217	81,593	82,908	83,866	84,794

TERM LOANS	105,224	105,224	105,224	105,224	85,209	41,844
DEFERRED RENT CREDIT	11,181	11,181	11,181	11,181	11,181	11,181
OTHER LIABILITIES - LT	16,344	16,344	16,344	16,344	16,344	16,344
Total LIABILITIES	206,890	208,967	214,343	215,658	196,600	154,164

Total STOCKHOLDERS' EQUITY	11,894	7,602	(1,584)	4,422	19,568	43,270
	$218,785	$216,569	$212,758	$220,080	$216,168	$197,433

6

American Apparel, Inc.
Indirect Cash Flow
(in thousands)

	Post Emergence Q2-Q4 2016	2017	2018	2019	2020
NET INCOME	$(4,292)	$(9,186)	$6,006	$15,146	$23,702

Operations
Depreciation & Amortization	17,894	23,226	23,226	23,226	23,226
Inventory	273	(3,648)	4,163	(2,095)	9
Change in A/R	509	(995)	(1,199)	(1,267)	(1,235)
Write-off of Pre-Petition A/P	—	—	—	—	—
Change in A/P	2,076	5,376	1,315	958	928
	20,752	23,959	27,505	20,822	22,928
Financing
Change in Original ABL	—	—	—	—	—
Change in Original Term Loan	—	—	—	—	—
Change in Exit Financing Term Loan	—	—	—	(20,016)	(43,364)
Change in Exit Financing ABL / Accordion	—	—	—	—	—
APIC - Post BK Investment	—	—	—	—	—
Term Loan Write-off	—	—	—	—	—
	—	—	—	(20,016)	(43,364)
Investing
CapEx	(17,545)	(22,920)	(21,420)	(17,420)	(17,420)
	(17,545)	(22,920)	(21,420)	(17,420)	(17,420)

Net Change in Cash	(1,085)	(8,147)	12,092	(1,467)	(14,154)

7

EXHIBIT 4
Valuation Analysis

VALUATION ANALYSIS OF THE REORGANIZED DEBTORS

At the Debtors’ request, Moelis & Company (“Moelis”) performed a valuation analysis of the Reorganized Debtors. Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, Moelis' view, as of October 1, 2015 was that the estimated going concern value of the Reorganized Debtors, as of an assumed Effective Date for the purposes of this valuation analysis of December 31, 2015 (the “Assumed Effective Date”), would be in a range between $180 million and $270 million. Moelis’ views are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its analysis. It should be understood that, although subsequent developments may affect Moelis’ views, Moelis does not have any obligation to update, revise or reaffirm its estimate.

Moelis’ analysis is based, at the Debtors’ direction, on a number of assumptions, including, among other assumptions, that (i) the Debtors will be reorganized in accordance with the Plan, which will be effective on or prior to December 31, 2015 for the purposes of this valuation analysis; (ii) the Reorganized Debtors will achieve the results set forth in the Financial Projections for 2016 through 2020 (the “Projection Period”) provided to Moelis by the Debtors; (iii) the Reorganized Debtors’ capitalization and available cash will be as set forth in the Plan and the Disclosure Statement (in particular, the pro forma indebtedness of the Reorganized Debtors as of the Effective Date will not exceed $135 million); and (iv) the Reorganized Debtors will be able to obtain all future financings, on the terms and at the times necessary to achieve the results set forth in the Financial Projections. Moelis makes no representation as to the achievability or reasonableness of such assumptions. In addition, Moelis assumed that there will be no material change in economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of the Assumed Effective Date.

Moelis assumed, at the Debtors’ direction, that the Financial Projections prepared by the Debtors’ management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Debtors’ management as to the future financial and operating performance of the Reorganized Debtors. The future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors, and consequently are inherently difficult to project. See Exhibit 3 to the Disclosure Statement (Financial Projections). The Reorganized Debtors’ actual future results may differ materially (positively or negatively) from the Financial Projections and, as a result, the actual enterprise value of the Reorganized Debtors may be materially higher or lower than the estimated range herein. Among other things, failure to consummate the Plan in a timely manner may have a materially negative impact on the enterprise value of the Reorganized Debtors.

The estimated enterprise value in this analysis represents a hypothetical enterprise value of the Reorganized Debtors as the continuing operators of the business and assets of the Debtors, after giving effect to the Plan, based on consideration of certain valuation methodologies as described below. The estimated enterprise value in this section does not purport to constitute an appraisal or necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtors, its securities or its assets, which may be materially higher or lower than the estimated enterprise value range herein. The actual value of an operating business such as the Reorganized Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in various factors affecting the financial condition and prospects of such a business.

In conducting its analysis, Moelis, among other things: (i) reviewed certain publicly available business and financial information relating to the Reorganized Debtors that Moelis deemed relevant; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Reorganized Debtors, including the Financial Projections, furnished to Moelis by the Debtors; (iii) conducted discussions with members of senior management and representatives of the Debtors concerning the matters described in clauses (i) and (ii) of this paragraph, as well as their views concerning the Debtors’ business and prospects before giving effect to the Plan, and the Reorganized Debtors’ business prospects after giving effect to the Plan; (iv) reviewed publicly available financial and stock market data for certain other companies in lines of business that Moelis deemed relevant; (v) reviewed publicly available financial data for certain transactions that Moelis deemed relevant; (vi) reviewed the Plan; and (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis and, with the consent of the Debtors, relied on such information being complete and accurate in all material respects. In addition, at the direction of the Debtors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Reorganized Debtors, nor was Moelis furnished with any such evaluation or appraisal. Moelis also assumed, with the Debtors’ consent, that the final form of the Plan does not differ in any respect material to its analysis from the draft that Moelis reviewed.

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The estimated enterprise value in this section does not constitute a recommendation to any Holder of a Claim or Interest as to how such holder should vote or otherwise act with respect to the Plan. Moelis has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated enterprise value set forth herein does not constitute an opinion as to fairness from a financial point of view to any holder of the consideration to be received by such holder under the Plan or of the terms and provisions of the Plan.

Valuation Methodologies

In preparing its valuation, Moelis performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by Moelis, which consisted of (a) a selected publicly traded companies analysis, (b) a discounted cash flow analysis, and (c) a selected transactions analysis. This summary does not purport to be a complete description of the analyses performed and factors considered by Moelis. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description. As such, Moelis’ valuation analysis must be considered as a whole. Reliance on only one of the methodologies used, or portions of the analysis performed, could create a misleading or incomplete conclusion as to enterprise value.

i.
Selected Publicly Traded Companies Analysis. The selected publicly traded companies analysis is based on the enterprise values of selected U.S.-based publicly traded softline retail and branded apparel companies that have operating and financial characteristics comparable in certain respects to the Reorganized Debtors. For example, such characteristics may include similar size and scale of operations, product mix, customer base, operating margins and growth rates. Under this methodology, certain financial multiples that measure financial performance and value are calculated for each selected company and then applied to the Reorganized Debtors’ financials to imply an enterprise value for the Reorganized Debtors. Moelis used, among other measures, enterprise value (defined as market value of equity plus book value of debt, book value of preferred stock and minority interests less cash, subject to adjustment where appropriate) for each selected company as a multiple of such company’s publicly available consensus projected EBITDA for the calendar years of 2015 and 2016, and the LTM EBITDA from the date of each company’s most recent public filing.

Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to the business of the Reorganized Debtors. Accordingly, Moelis’ comparison of selected companies to the business of the Reorganized Debtors and analysis of the results of such comparisons was not purely mathematical, but instead involved considerations and judgments concerning differences in operating and financial characteristics and other factors that could affect the relative values of the selected companies and the Reorganized Debtors. The selection of appropriate companies for this analysis is a matter of judgment and subject to limitations due to sample size and the public availability of meaningful market-based information.

ii.
Discounted Cash Flow Analysis. The discounted cash flow (“DCF”) analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Moelis’ DCF analysis used the Financial Projections’ estimated debt-free, after-tax free cash flows through December 31, 2020. These cash flows were then discounted at a range of estimated weighted average costs of capital (“Discount Rate”) for the Reorganized Debtors. The Discount Rate reflects the estimated blended rate of return that would be expected by debt and equity investors to invest in the Reorganized Debtors’ business based on its target capital structure. The enterprise value was determined by calculating the present value of the Reorganized Debtors’ unlevered after-tax free cash flows based on the Financial Projections plus an estimate for the value of the Reorganized Debtors beyond the Projection Period known as the terminal value. The terminal value was derived using two methodologies: (i) by applying a range of multiples to the estimated EBITDA of the Reorganized Debtors in the terminal year and (ii) by applying a range of perpetuity growth rates to the Reorganized Debtors’ terminal year unlevered free cash flow.

To determine the Discount Rate, Moelis used the estimated cost of equity and the estimated after-tax cost of debt for the Reorganized Debtors, assuming a targeted long-term debt-to-total capitalization ratio based on debt-to-capitalization ratios of selected publicly traded softline retail companies. Moelis calculated the cost of equity based on (i) the capital asset pricing model, which assumes that the expected equity return is a function of the risk-free rate and the correlation of a publicly traded stock’s performance to the return on the broader market and (ii) an adjustment related to the estimated equity market capitalization of the Reorganized Debtors, which reflects the historical equity returns of small, medium and large equity market capitalization companies that are not

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accounted for by the capital asset pricing model. In determining a range of EBITDA terminal exit multiples, Moelis relied upon various analyses, including, among other things, the range of EBITDA trading multiples for the last twelve month period (“LTM”) of selected publicly traded companies that Moelis deemed similar to the Reorganized Debtors. In addition, Moelis assumed that certain of the net operating losses at the Debtors’ U.S. entities will survive after the Effective Date, which were valued in accordance with the limitations set forth in Section 382 of the Internal Revenue Code.

iii.
Selected Transactions Analysis. The selected transactions analysis is based on the implied enterprise values of companies and assets involved in publicly disclosed merger and acquisition transactions for which the targets had operating and financial characteristics comparable in certain respects to the Reorganized Debtors. Under this methodology, the enterprise value of each such target is determined by an analysis of the consideration paid and the net debt assumed in the merger or acquisition transaction. The enterprise value is then compared to a selected operating metric, in this case, EBITDA, in order to determine an enterprise value multiple. Moelis analyzed various merger and acquisition transactions that have occurred in the apparel retail sector since 2012. In this analysis, the LTM enterprise value multiples were utilized to determine a range of implied enterprise value for the Reorganized Debtors.

Other factors not directly related to a company’s business operations can affect a valuation in a transaction, including, among others factors: (a) circumstances surrounding a merger transaction may introduce “diffusive quantitative results” into the analysis (i.e., a buyer may pay an additional premium for reasons that are not solely related to competitive bidding); (b) the market environment is not identical for transactions occurring at different periods of time; and (c) circumstances pertaining to the financial position of the company may have an impact on the resulting purchase price (i.e., a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage).

Valuation Considerations
As a result of the foregoing, the estimated enterprise value in this section is not necessarily indicative of actual value, which may be significantly higher or lower than the estimate herein. Accordingly, none of the Debtors, Moelis or any other person assumes responsibility for the accuracy of such estimated enterprise value. Depending on the actual financial results of the Debtors or changes in the financial markets, the enterprise value of the Reorganized Debtors as of the Effective Date may differ from the estimated enterprise value set forth herein as of an Assumed Effective Date for the purposes of this valuation analysis of December 31, 2015. In addition, the market prices, to the extent there is a market, of Reorganized Debtors’ securities will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the investment decisions of prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities.

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EXHIBIT 5
Restructuring Support Agreement